Exhibit 2.1

EQUITY PURCHASE AGREEMENT

dated as of December 20, 2020

by and between

BEACON ROOFING SUPPLY, INC.

and

ASP Sailor Acquisition Corp.

i

EXHIBITS

Exhibit A	Form of Asset and Interest Transfer Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form Intercompany Account Termination Agreement
Exhibit D	Form of Interest Assignment Agreement
Exhibit E	Form of IP Internal Assignment Agreement
Exhibit F	Form of Liability Assumption Agreement
Exhibit G	Form of Transition Services Agreement
Exhibit H	Form of Deed

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of December 20, 2020, is made by and between Beacon Roofing Supply, Inc., a Delaware corporation (“Seller”), and ASP Sailor Acquisition Corp., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENTS

A.Seller owns all of the issued and outstanding common stock of Beacon Sales Acquisition, Inc., a Delaware corporation (“BSAI”);

B.Prior to the Reorganization (as defined herein), BSAI owns (a) all of the equity interests in (i) Project Sailor LLC, a Delaware limited liability company (the “Company”), (ii) Kapalama Kilgos Acquisition Corp, a Delaware corporation (“KKAC”), which in turn owns all of the equity interests in A.L. Kilgo Company, Inc., a Hawaii corporation (“ALKC”), and (iii) PacSource, LLC, a Delaware limited liability company (“PacSource” and together with the Company, KKAC and ALKC, the “Acquired Companies”), and (b) all of the Transferred Assets (as defined below).

C.Pursuant to the Reorganization, (a) Seller shall cause BSAI to (i) transfer to the Company all of the Transferred Assets and (ii) transfer to the Company all of the equity interests in KKAC and PacSource and (b) the Company shall assume from Seller and the other members of the Seller Group all of the Assumed Liabilities.

D.Seller, BSAI and the Acquired Companies are engaged directly in, among other things, the Business (as defined below).

E.Following the Reorganization, and at Closing, Seller desires to cause BSAI to sell to Buyer, and Buyer desires to purchase from BSAI, all of BSAI’s right, title and interest in and to the outstanding Equity Interests (as defined below) of the Company (the “Transferred Interests”) upon the terms and subject to the conditions set forth herein.

F.Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Buyer has delivered the Equity Commitment Letter (as defined below) to Seller.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

Article I
DEFINITIONS

Section 1.01Certain Defined Terms.  Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.

“Acquired Business” shall have the meaning set forth in Section 8.08(d).

“Acquired Companies” shall have the meaning set forth in the preliminary statements hereto.

“Acquired Company Leases” shall mean all leases and subleases set forth on Schedule 2.03(a)(i) to which any Acquired Company is party as a tenant or a subtenant.

“Acquired Interests” means all of the outstanding Equity Interests in the Acquired Companies.

“Acquiring Party” shall have the meaning set forth in Section 8.08(d).

“Action” means any claim, action (whether civil, criminal or administrative), suit, investigation, litigation, arbitration or proceeding by or before any Governmental Authority, arbitrator, arbitration panel, mediator or body.

“Adjustment Report” shall have the meaning set forth in Section 2.06(f).

“Adjustment Time” means (a) with respect to Working Capital and Cash, 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, (b) with respect to Indebtedness and Transaction Expenses, the Closing and (c) with respect to the Tax Liability Amount, 11:59 p.m. (Eastern Time) on the Closing Date.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that, except with respect to Section 7.03, Section 8.06 and Section 14.07 of this Agreement, no portfolio company of, or managed by, the Sponsor or their respective Affiliates shall be deemed Affiliates of Buyer (and which Affiliates of Buyer shall include Foundation Building Materials, Inc. from and after its acquisition by Affiliates of Buyer).

“Affiliate Contract” means any Contract between Seller or any of its Affiliates (other than Acquired Companies), on the one hand, and any Acquired Company on the other hand, other than any Transaction Agreement.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify and hold harmless any party against Losses, the amount of such Losses shall be (i) determined net of any Tax benefit actually realized in cash by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (determined on a with and without basis), provided that the Tax benefit is received and realized in cash before the end of the succeeding taxable year following the year in which such Losses giving rise to the indemnification claim occurs and (ii) grossed up for any Tax detriment actually realized in cash, by the Indemnified Party (or any Affiliate thereof) as a result of receiving payment for such Losses with respect to the taxable year that includes such payment. Such Tax benefits or Tax detriments shall be computed using the applicable combined federal, state, local or foreign Tax rate of the Indemnified Party (or such Affiliate) at the time of such payment.

“Agreement” shall have the meaning set forth in the preamble hereto.

“ALKC” shall have the meaning set forth in the preliminary statements hereto.

“Allocation Statement” shall have the meaning set forth in Section 2.09.

“Applicable Pre-Closing Policies” shall have the meaning set forth in Section 8.04.

“Asbestos Actions” shall have the meaning set forth in Section 5.08(c).

“Asbestos Liability” means any Liability related to asbestos-containing products sold by Seller or its Subsidiaries (including the Acquired Companies) prior to the Closing and arising out of asbestos contained in such products, including any Liability arising from any of the Asbestos Actions or those items pursuant to which the Seller Group is entitled to indemnification pursuant to Section 9.1(iv) in respect of Item 3 of Schedule 9.1(iv) of the Oldcastle Agreement.

“Asset and Interest Transfer Agreement” means the Asset and Interest Transfer Agreement to be entered into between BSAI and the Company in connection with the Reorganization, a form of which is attached hereto as Exhibit A.

“Assumed Benefit Plans” shall have the meaning set forth in Section 2.03(a)(x).

“Assumed Liabilities” shall have the meaning set forth in Section 2.03(c).

“Assumed Taxes” shall have the meaning set forth in Section 2.03(c)(iii).

“Audit” shall have the meaning set forth in Section 8.09(a).

“Audit Report” shall have the meaning set forth in Section 8.09(a)(i).

“Audited Financial Statements” shall have the meaning set forth in Section 8.09(a)(i).

“Auditors” shall have the meaning set forth in Section 8.09(a)(i).

“Base Purchase Price” shall have the meaning set forth in Section 2.04.

“Bill of Sale” means the Bill of Sale to be entered into between BSAI and the Company in connection with the Reorganization, a form of which is attached hereto as Exhibit B.

“Branches” means each of the locations set forth on Schedule 1.01(a); provided, however, that with respect to the Hawaii Branch and the Worcester Branch, only the portion of such location that is used in the Business (and not the Retained Business) shall be considered the Branch.

“Business” means and includes only (a) the interior products business engaged in by Seller and its Subsidiaries at the Branches and (b) the insulation business engaged in by Seller and its Subsidiaries at the Branches. Notwithstanding the foregoing the Business does not include the Retained Business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required by Law to be closed.

“Business Employees” means those employees of Seller or its Subsidiaries who work exclusively for the Business as set forth on Schedule 1.01(b) if they are still employed by Seller or its Subsidiaries as of the Closing and any employees who provide services exclusively for the Business who are hired after the date hereof to fill any positions set forth on Schedule 1.01(b) or to fill any vacancy created by the termination of the service of any employee set forth on Schedule 1.01(b) as of the date hereof.

“Business Taxes Audit” shall have the meaning set forth in Section 10.03.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 9.01(i).

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.

“Buyer FSA” shall have the meaning set forth in Section 9.01(h).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.01.

“Buyer Liens” means any Liens arising as a result of any action or omission by Buyer or any of its Affiliates (including any Contract entered into by, or Governmental Order binding on, Buyer or any of its Affiliates).

“Buyer Material Adverse Effect” means any material impairment or delay of the ability of Buyer or the Buyer Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.

“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements. For clarity, none of the Acquired Companies shall be deemed to be a “Buyer Party” hereunder.

“Buyer Plans” shall have the meaning set forth in Section 9.01(e).

“Buyer Transaction Agreements” shall have the meaning set forth in Section 6.01(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash” means, as of a specified time with respect to any Person, all cash, cash equivalents and marketable securities (having a maturity of less than three (3) months) held by such Person or any of its Subsidiaries (on a consolidated basis) determined in accordance with the Transaction Accounting Policies, excluding all cash or cash equivalents held as security deposits, amounts held in escrow or otherwise held as security or similar deposits, including any cash deposits delivered to any Acquired Company by a Third Party; it being understood and agreed that Cash shall be reduced by the amount of any checks written (but not yet cashed) by such Person or any of its Subsidiaries at such time.

“Change In Law” means the adoption, promulgation, modification, reinterpretation or change in the enforcement of any Law or Governmental Order that occurs subsequent to the Reference Balance Sheet Date or the announcement of any proposed or contemplated change in any Law that occurs subsequent to the date of this Agreement.

“Client” shall have the meaning set forth in Section 14.20(a).

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Adjustment” shall have the meaning set forth in Section 2.05.

“Closing Cash” means, as of the Adjustment Time, an amount, calculated on a combined basis in accordance with the Transaction Accounting Principles and after giving effect to the Reorganization, equal to the Cash of the Acquired Companies.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Indebtedness” means, as of any date or time of determination, the Indebtedness of the Acquired Companies as calculated in accordance with the Transaction Accounting Principles.

“Closing Net Working Capital” means, as of the Adjustment Time, an amount equal to (a) the sum of (i) inventories, (ii) trade receivables and (iii) other current receivables and current assets of the Acquired Companies the categories of which are specified on Schedule 1.01(c) minus (b) the sum of trade payables and other current liabilities the categories of which are specified on Schedule 1.01(c), in each case, calculated in accordance with the Transaction Accounting Principles and after giving effect to the Reorganization, excluding any Excluded Assets and Excluded Liabilities and subject to such adjustments as are set forth on Schedule 1.01(c).  For illustrative purposes only, Schedule 1.01(c) includes an example calculation of the Closing Net Working Capital as though the Closing occurred on September 30, 2020.  For the avoidance of doubt, (i) Closing Cash, Closing Indebtedness and Closing Transaction Expenses shall not be included in Closing Net Working Capital and (ii) Closing Net Working Capital shall not take into account any income and deferred Tax assets or liabilities or any assets or liabilities to be cancelled pursuant to the Intercompany Account Termination Agreement.

“Closing Payment” shall have the meaning set forth in Section 2.05.

“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses that remain unpaid as of the Adjustment Time.

“Closing Year” shall have the meaning set forth in Section 9.01(h).

“Code” means the United States Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the preliminary statements hereto.

“Company Material Adverse Effect” means any event, change, condition, matter, circumstance, development or effect that (a) is or would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Business, taken as a whole, or (b) prevents or materially delays the consummation of the transactions contemplated by this Agreement, including the Reorganization (excluding those attributed to a breach of Buyer’s obligations hereunder); provided, however, that in the case of clause (a), none of the following (or the results thereof or effects or consequences arising in connection therewith or therefrom) shall (i) constitute or be deemed to contribute to a Company Material Adverse Effect or (ii) be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: (A) general economic or political conditions or any conditions generally affecting any segment of the industries or any regions in which the Business operates, (B) any changes in the United States or global economy or capital or financial markets; (C) any Change In Law or change in GAAP or the accounting principles, practices or policies of Seller, BSAI or the Acquired Companies or the enforcement or interpretation thereof after the date hereof; (D) the negotiation, execution or the announcement of the separation of the Acquired Companies and/or Business from the Seller Group, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements (including compliance with the terms of the Transaction Agreements), adverse changes in the Business’ relationship with its employees, customers, partners, suppliers or vendors; provided, however, that this clause (D) shall not apply with respect to the representations and warranties in Section 4.02, 4.03, 5.03 and 5.04 or the closing condition in Section 11.02(a)(ii) in respect of such representations and warranties; (E) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken at Buyer’s request; (F) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of assets of the Acquired Companies or Transferred Assets caused by casualty; (G) any hostilities, acts of war (whether or not declared), cyber-attacks, sabotage, terrorism or military actions or civil unrest, or any escalation or worsening of any such hostilities, act of war, cyber-attacks, sabotage, terrorism or military actions or civil unrest; (H) any Excluded Asset, Excluded Liability or other asset or property of Seller or any other member of the Seller Group that is not being transferred pursuant to this Agreement or any matters with respect to the Retained Business; (I) any item disclosed in the Seller Disclosures Schedules; (J) any failure by any Acquired Company or the Business to meet any internal or published projections, forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of any such failure shall not be deemed excluded from consideration in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur solely as a result of this clause (J) and to the extent not otherwise excluded by this definition); (xi) any effect that is cured by Seller prior to the Closing; and (K) (I) COVID-19 or (II) any COVID-19 Measures; provided, however, that events, changes, conditions, matters, circumstances, developments or effects, in the cases of the foregoing clauses (A), (B), (C), (F), (G) and (K)(II) which disproportionately affect the Business as compared to other Persons or businesses that operate in the industry and, solely with respect to (K)(II), the locations, in which the Business operates may be taken into account in determining whether there has been a Company Material Adverse Effect but solely to the extent of such disproportionate effect.

“Competing Business” shall have the meaning set forth in Section 8.08(d).

“Competing Transaction” shall have the meaning set forth in Section 8.14.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances under which such statement is made (giving effect to all supplements and updates provided thereto), (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible high-yield debt securities on Form S-1 (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or information that would be required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34- 54302A and IC-27444A and other customary exceptions in Rule 144A-for-life exempt offerings of non-convertible high-yield unsecured debt securities), (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act in order for the Auditors to issue comfort letters to the Debt Financing Sources, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period and (d) any interim quarterly financial statements included in the Required Information have been reviewed by the Company’s independent auditors as provided by AICPA AU-C Section 930.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller, Sponsor and the other party thereto, dated as of November 19, 2020, as modified by the Clean Room Agreement, dated as of November 22, 2020, by and between Seller and Sponsor.

“Consultation Period” shall have the meaning set forth in Section 2.06(d).

“Continuation Period” shall have the meaning set forth in Section 9.01(c).

“Continuing Employee” shall have the meaning set forth in Section 9.01(b).

“Contracts” means all written contracts, subcontracts, agreements, leases, subleases, licenses, sublicenses, indenture, commitments, sales and purchase orders, and other legally binding instruments or written arrangements or understandings of any kind.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Counsel” shall have the meaning set forth in Section 14.20(a).

“Covered Multiemployer Plan” means the International Union of Operating Engineers Local 4 Pension Fund and to the extent related to the Business, the Teamsters Local 11 Pension Fund.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means the impact of COVID-19 or any action or inaction by Seller, any of its Subsidiaries or any Third Party in response to COVID-19, including any workforce reduction or its or their compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act and Families First Act or any disaster plan of the Company or any change in applicable Laws related to, in connection with or in response to COVID-19.

“Deal Communications” shall have the meaning set forth in Section 14.20(b).

“Deed” means the special warranty deed (or local equivalent thereof) to be executed by BSAI in favor of the Company in connection with the Reorganization, a form of which is attached hereto as Exhibit H.

“Debt Commitment Letter” means any debt commitment letter entered into by Buyer or one of its Affiliates pursuant to which the Debt Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Sources” means the Persons that have committed to provide the Debt Financing, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

“Disclosing Party” shall have the meaning set forth in Section 8.01(a).

“Dispute Notice” shall have the meaning set forth in Section 2.06(c).

“Disputes” means any Action, mediation or other form of alternative dispute resolution, investigation, hearing, filing, tax controversy, regulatory action or other type of formal or informal proceeding that involves (a) an actual or potential disagreement between or among Persons or (b) an investigation, inquiry, charge or claim by, a hearing before, or a filing with, a Government

“DOJ” shall have the meaning set forth in Section 7.03(b).

“Drywall” means any gypsum plaster panel or gypsum cover boards used in the construction of interior walls and ceilings, except in cases where such gypsum plaster panels or gypsum cover boards is used in commercial roofing applications or as waterproofing elements.

“Effective Time” means 12:01 a.m., New York City time, on the Closing Date.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 13.06(e).

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other employee benefit plan, program, arrangement or agreement, including each employment, equity or equity-based compensation, bonus, incentive, deferred compensation, health, welfare, retirement, life insurance, retiree medical, employee assistance, severance or fringe plan, program, arrangement or agreement, in each case that is sponsored, maintained, or contributed to by Seller or any of its Subsidiaries on behalf of any Business Employee or by any Acquired Company or to which any Acquired Company may have any direct or indirect Liability, whether contingent or otherwise (other than an Excluded Liability); provided, however, that any plan or program sponsored by a Governmental Authority to which a Person is required by Law to contribute or that requires the mandatory payment of social insurance charges or taxes or similar contributions to a governmental fund with respect to the wages of an employee shall not be an Employee Benefit Plan.

“Environmental Law” means any applicable Law relating to pollution or protection of the environment, natural resources or health and safety (in respect of exposure to Hazardous Materials), including any such Law relating to the use, handling, transportation, treatment, storage, disposal or Release of Hazardous Materials.

“Environmental Permit” means any Permit required pursuant to Environmental Laws.

“Equity Commitment Letter” shall have the meaning set forth in Section 6.06(a).

“Equity Interests” means, with respect to the Acquired Companies, (a) any capital stock, limited liability company interests, partnership units or other equity, (b) any security convertible into or exercisable or exchangeable for any security described in clause (a) or (c) any right to acquire any security described in clause (a) or clause (b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Seller or the Acquired Companies is treated as a single employer under Section 414 of the Code.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.05.

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.05.

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 2.05.

“Estimated Closing Transaction Expenses” shall have the meaning set forth in Section 2.05.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.05.

“Excluded Assets” shall have the meaning set forth in Section 2.03(b).

“Excluded Books and Records” means (a) corporate minute books, stock records and other similar corporate records of Seller and its Affiliates (other than the Acquired Companies); (b) books and records relating to the Excluded Assets or Excluded Liabilities (including any books and records and privileged information relating to any cause of action (including counterclaims) and defenses against Third Parties relating to any of the Excluded Assets or the Excluded Liabilities); (c) books and records (including personnel and employment records) that Seller or any of its Affiliates is required by Law to retain or prohibited by Law from delivering to Buyer (copies of which will be made available to Buyer at no cost to Buyer (other than for reasonable out-of-pocket expenses) upon Buyer’s reasonable request to the extent permitted by Law and solely in respect of the Business); (d) books and records of the Acquired Companies to the extent that they primarily relate to the Retained Business, including any internal corporate proceedings of Seller or its Affiliates (other than the Acquired Companies), and including minute books, shareholder consents, consolidated financial reports, documents and other materials to the extent reflecting or relating to internal approval processes of Seller or its Affiliates (other than the Acquired Companies); (e) any financial records (including general ledgers) or Tax Returns of Seller or its Affiliates (other than the Acquired Companies); (f) any books and records, reports, internal drafts, opinions, valuations, correspondence or other materials prepared or received by Seller or any of its Affiliates (including the Acquired Companies prior to the Closing) or its or their respective Representatives in connection with a potential sale of the Business or the Acquired Companies; (g) all bids, letters of intent and expressions of interest received from Third Parties with respect thereto; (h) any consolidated, combined, affiliated or unitary Tax Return that includes Seller or any of its Affiliates or any Tax-related work papers; provided, that, notwithstanding anything in this Agreement to the contrary, pro-forma Tax Returns for the last three (3) taxable years of KKAC and ALKC shall be provided by Seller or its Affiliates to Buyer; (i) any consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Authorities unless the information contained therein relates exclusively to the Acquired Companies or the Business; (j) personnel and employment records for all employees and former employees of Seller or any of its Affiliates who are not Continuing Employees, and any other email, files, data and information with respect to the employees of Seller or its Affiliates; (k) any medical information regarding any current or former employee, consultant or contractor of Seller or its Affiliates, including any “genetic information” within the meaning of the Genetic Information Nondiscrimination Act of 2008 (“GINA”), any individual’s family medical history (except as otherwise permitted by GINA and the Family and Medical Leave Act), the results of an individual’s or family member’s genetic tests, the fact that an individual or an individual's family member sought or received genetic services, or genetic information of a fetus carried by an individual or an individual’s family member or an embryo lawfully held by an individual or family member receiving assistive reproductive services; and (l) all privileged materials, documents and records that are not exclusively related to the Business.

“Excluded Intellectual Property” shall have the meaning set forth in Section 2.03(b)(iv).

“Excluded Liabilities” shall have the meaning set forth in Section 2.03(c)(xi).

“Excluded Taxes” shall have the meaning set forth in Section 2.03(d)(iv).

“Excluded Trademarks” shall have the meaning set forth in Section 2.03(b)(iii).

“Existing Credit Agreements” shall mean, collectively, (a) that certain Amended and Restated Credit Agreement, dated as of January 2, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Seller, the subsidiaries of Seller from time to time party thereto as borrowers, the lenders from time to time party thereto and Wells Fargo Bank, National Association, a national banking association, as administrative agent and collateral agent and (b) that certain Term Loan Credit Agreement, dated as of January 2, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among Seller, as borrower, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent.

“Existing Indentures” shall mean (a) the Indenture, dated as of October 25, 2017, between Seller and U.S. Bank National Association, as trustee and (b) the Indenture, dated as of October 9, 2019, by and among Seller, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, each, as modified, amended or supplemented from time to time.

“Final Closing Cash” shall have the meaning set forth in Section 2.06(h).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.06(h).

“Final Closing Net Working Capital” shall have the meaning set forth in Section 2.06(h).

“Final Closing Transaction Expenses” shall have the meaning set forth in Section 2.06(h).

“Financial Statements” shall have the meaning set forth in Section 5.05(a).

“Financing” shall have the meaning set forth in Section 6.06(a).

“Former Business Employee” shall mean any former employee of Seller or any of its Affiliates who provided services exclusively related to the Business, other than in any de minimis respect.

“Fraud” means, with respect to a Person, actual fraud of such Person with respect to the making of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement; provided that the actual fraud of such Person shall be deemed to exist only if (a) such Person had actual knowledge that the representation and warranty was false or inaccurate at the time made, (b) such Person specifically intended to deceive and mislead such other Person by the making of such representation and warranty; and (c) such other Person actually and reasonably relied upon such representation and warranty to its detriment.

“FTC” shall have the meaning set forth in Section 7.03(b).

“GAAP” means the accounting principles and practices generally accepted in the United States.

“GINA” shall have the meaning set forth in the definition of “Excluded Books and Records.”

“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority, including any approvals or the expiration of any waiting periods under the HSR Act.

“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory authority or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hawaii Branch” means (a) Branch 587 identified in Schedule 1.01(a), located at 221 South Wakea Avenue, Unit A1- A12 Kahului, HI 96732-3317 and occupied pursuant to the Standard Lease, dated November 22, 2011, between Lot F-1 LLC and Beacon Sales Acquisition, Inc. (successor-by-merger to Allied Building Products, LLC d/b/a Allied Building Products Corp.), as amended by First Amendment of Lease, dated September 4, 2012, the Second Amendment of Lease, dated February 5, 2013, the Letter dated September 19, 2016 and, the Third Amendment, dated March 1, 2017, the Fourth Amendment of Lease, dated February 13, 2018, and the Fifth Amendment of Lease, dated March 26, 2019, and (b) Branch 587B identified on Schedule 1.01(a), located at Unit T999J, 275 W. Kaahumanu Avenue, Kahului, HI 96732-1629, and occupied pursuant to the License Agreement, dated August 7, 2020, between QKC Maui Owner, LLC and Beacon Sales Acquisition, Inc. (successor by intra-group merger to Allied Building Products, LLC d/b/a Allied Building Products Corp.).

“Hawaii Sublease Agreement” means a sublease agreement to be entered into by the Company and BSAI for a portion of the Hawaii Branch.

“Hazardous Materials” means any (a) petroleum product or by-product, asbestos-containing material, lead-based paint, polychlorinated biphenyls, poly- and perfluoroalkyl substances or radioactive material or (b) chemical, material or substance which is defined, classified, characterized or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances”, “pollutants” or “contaminants” under any Environmental Law.

“Held Asset” shall have the meaning set forth in Section 8.12(a)(i).

“HR Services” shall have the meaning set forth in Section 8.17.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether or not contingent, (b) indebtedness evidenced by any note, bond or debenture (excluding bid bonds, surety bonds, or similar instruments to the extent undrawn); (c) reimbursement obligations under letters of credit, but solely to the extent drawn; (d) net obligations under any interest rate, commodity or currency swap, cap, collar or futures Contract or other interest rate, commodity or currency hedging arrangement; (e) the Tax Liability Amount; (f) obligations in respect of finance leases, (g) any accrued but unpaid severance and deferred compensation for any Business Employee or Former Business Employee, (h) interest, prepayment premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of the items described in the foregoing clauses (a) through (h); (i) obligations to pay any deferred purchase price, including “earn out” payments (valued at the maximum amount payable with respect thereto); (j) all book overdrafts to the extent they are not taken into account in the definition of “Cash” hereunder; and (k) any guaranty by such Person of any indebtedness of any Third Party described in clauses (a) through (j) (including any guarantees by the Acquired Companies under the Seller Debt Facilities).  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the term “Indebtedness” shall not include (i) trade payables and expenses, (ii) amounts reflected in the Estimated Closing Net Working Capital or the Final Closing Net Working Capital, (iii) endorsements of negotiable instruments for collection in the ordinary course of business or (iv) obligations related to any lease that is or is required to be accounted for as an operating lease pursuant to the Transaction Accounting Principles or the items set forth on Schedule 1.01(d).

“Indemnified Party” shall have the meaning set forth in Section 13.03(a).

“Indemnified Taxes Audit” shall have the meaning set forth in Section 10.03.

“Indemnifying Party” shall have the meaning set forth in Section 13.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.06(e).

“Initial Post-Closing Statement” shall have the meaning set forth in Section 2.06(a).

“Insulation” means glass fiber (including fiberglass blowing wool and fiberglass batts), mineral wool, and spray foam used in interiors applications in residential and commercial construction; provided, however, that “Insulation” does not mean insulation for commercial roofing (including polyiso, mineral fiber, DensDeck and spray foam) and commercial roofing applications and other foam insulation productions (i.e., side backing), as well as aerosol foam for sealing around windows, any coatings and sealants sold in the Retained Business or as waterproofing elements.

“Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, including all: (a) patents and patent applications, (including any and all provisionals, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, re-examinations and reissues thereof), (b) trademarks, trade names, trade dress, trade styles, brand names, logos, service marks and domain names, and other identifiers indicating the business or source of goods or services (including registrations and applications therefor) and any goodwill associated therewith, and all extensions and renewals of any of the foregoing

(“Trademarks”), (c) works of authorship, copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral rights” and other rights corresponding with any of the foregoing (including registrations and applications therefor and all extensions, renewals and reversions of any of the foregoing), (d) trade secrets and other proprietary information, including all confidential financial information, customer lists and know-how (“Trade Secrets”) and (e) all other intellectual property rights arising from Software or technology.

“Intentional Breach” means any breach, violation or failure to perform any provision or obligation of this Agreement which the breaching party knew or should have known would constitute a breach or violation of this Agreement.

“Intercompany Account Termination Agreement” means the Agreement Regarding Intercompany Accounts and Contracts to be entered into among the Acquired Companies, on the one hand, and the members of the Seller Group, on the other hand in connection with the Reorganization, a form of which is attached hereto as Exhibit C.

“Interest Assignment Agreement” means the Interest Assignment Agreement between Buyer and BSAI, a form of which is attached hereto as Exhibit D.

“Interest Rate” means an interest rate per annum equal to the average of the prime rate of interest reported by The Wall Street Journal on each day during the period for which interest is to be paid.

“IP Internal Assignment Agreement” means the IP Internal Assignment Agreement between Seller and BSAI, a form of which is attached hereto as Exhibit E.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all information technology, computers, computer systems and communications systems owned, operated, leased or licensed in connection with the Business.

“Key Employee” means any Business Employee occupying a position described on Schedule 1.01(e).

“KKAC” shall have the meaning set forth in the preliminary statements hereto.

“Knowledge” means: (a) in the case of Seller, the actual knowledge, without independent investigation or inquiry except as set forth below (and shall in no event encompass constructively imputed or similar concepts of knowledge), as of the date hereof, of those Persons listed on Schedule 1.01(f) and (b) in the case of Buyer, the actual knowledge, without independent investigation or inquiry except as set forth below (and shall in no event encompass constructively imputed or similar concepts of knowledge), as of the date hereof, of those Persons listed on Schedule 1.01(g) of the Buyer Disclosure Schedules, in each case, to the extent the subject matter as to which the phrase “Knowledge of Seller” or “Knowledge of Buyer” (or similar phrase, as applicable) is applied falls within the customary responsibility of such individual, but in all other circumstances, after reasonable inquiry of the direct reports of such individual.

“Law” means any United States or non-United States federal, state, local or territorial law, treaty, convention, code, statute, ordinance, directive, rule, regulation, common law, decree, agency requirement, administrative interpretation, Governmental Order, rule of any Self-Regulatory Authority or other requirement or rule of law.

“Leases” shall mean, collectively, the Transferred Leases and the Acquired Company Leases.

“Leased Real Property” shall have the meaning set forth in Section 5.17(b).

“Liability Assumption Agreement” means the Assumption Agreement to be entered into among the Company, on the one hand, and the members of the Seller Group, on the other hand in connection with the Reorganization, a form of which is attached hereto as Exhibit F.

“Liabilities” means any and all debts, liabilities, expenses, fees (including transfer and title fees), commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, whenever (including in the past, present or future) and however arising (including out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in any financial statements or disclosed in the notes thereto.

“Licensed Business IP” shall have the meaning set forth in Section 5.11(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, claim, charge, easement, conditional sale, right of first offer or first negotiation or other title retention agreement, restriction on voting rights, defect in title or other similar restriction, encumbrance or lien.

“Lien and Guarantee Release” shall have the meaning set forth in Section 8.16.

“Listing Representation” means the representations and warranties set forth in Section 5.08(a), Section 5.13(a), Section 5.14(a), and Section 5.15(b).

“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), liabilities, claims or deficiencies of any kind; provided, that Losses shall not include indirect, incidental, punitive, exemplary, treble, diminution in value, losses based on any multiple, special or consequential damages (including lost profits), except to the extent that any of the foregoing referenced in this proviso are paid to a Third Party as damages in a Third-Party Claim or, in the case of consequential damages, such damages are reasonably foreseeable.

“Managerial Employee” shall have the meaning set forth in Section 7.01(b)(viii).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout and at the end of which Buyer shall have the Required Information and the Required Information shall be Compliant (it being understood that if Seller shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, it may deliver to Buyer a written notice to that effect (stating when it believes the Required Information was delivered), in which case Seller shall be deemed to have delivered the Required Information to Buyer on the date specified in that notice (so long as such notice is given within two days of such date) and the Required Information shall be deemed to be Compliant unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Information or the Required Information is not Compliant and, within three (3) Business Days after its receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect (stating with specificity which Required Information Buyer reasonably believes Seller has not delivered or the reason for which the Required Information is not Compliant)). Notwithstanding anything in this definition to the contrary, (a) the Marketing Period shall in no event commence (i) prior to January 11, 2021 or (ii) in the event that the Debt Financing is not consummated on or prior to February 11, 2021, March 16, 2021, (b) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date and (c) the Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive Business Day period: (A) Seller has publicly announced its intention to, or determines that it must, restate any historical financial statements included in clause (i) of the definition of the Required Information, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or Seller has publicly announced or informed Buyer that it has concluded that no restatement shall be required, (B) Seller’s independent accountants shall have withdrawn their audit opinion with respect to any financial statements included in clause (i)(A) of the definition of Required Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to Buyer, or (C) any Required Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period or otherwise ceases to meet the requirement of “Required Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Information is updated or supplemented so that it is Compliant (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced).

“Material Business Asset” shall have the meaning set forth in Section 7.01(b)(iii).

“Material Contract” shall have the meaning set forth in Section 5.13(a).

“Material Customer” shall have the meaning set forth in Section 5.16(a).

“Material Supplier” shall have the meaning set forth in Section 5.16(a).

“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-Assignable Asset” shall have the meaning set forth in Section 2.02(b).

“Noticed Pre-Closing Claim” shall have the meaning set forth in Section 8.04.

“Oldcastle Agreement” means that certain Stock Purchase Agreement (as may be amended from time to time), by and among Seller, Oldcastle, Inc. and Oldcastle Distribution, Inc., dated as of August 24, 2017.

“Omitted Asset” shall have the meaning set forth in Section 8.12(a)(ii).

“Outside Date” shall have the meaning set forth in Section 12.01(b).

“Owned Real Property” means the owned real property set forth on Schedule 1.01(h), together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Owned Registered Intellectual Property” shall have the meaning set forth in Section 5.11(a).

“PacSource” shall have the meaning set forth in the preliminary statements hereto.

“Payroll Tax Executive Order” means the Executive Order signed by President Trump on August 8, 2020.

“Permits” shall have the meaning set forth in Section 5.10(a).

“Permitted Liens” means each of the following:  (a) Liens disclosed or securing amounts reflected in the Reference Balance Sheet or the notes thereto for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (b) Liens disclosed on Schedule 1.01(i); (c) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature, in each case in the ordinary course of business; (d) equipment leases that are classified as capital leases in the Financial Statements in accordance with GAAP; (e) purchase money security interests for inventory and supplies purchased by the Business; (f) interests of customers in any goods identified to a contract of sale; (g) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings to the extent adequate reserves in respect thereof have been established and taken into account as a Liability in preparing the Financial Statements in accordance with GAAP; (h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens imposed by Law for amounts not yet due; (i) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (j) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (k) defects of title, easements, rights of way, covenants, restrictions and other similar restrictions that do not materially detract from the value or materially interfere with the use, occupancy and operation of the Real Property as presently conducted; (l) zoning, building and other generally applicable land use restrictions imposed by any Governmental Authority having jurisdiction over such parcel; (m) Buyer Liens; (n)  Liens incurred in the ordinary course of business that do not individually or in the aggregate materially detract from the value or materially interfere with the present use of the relevant asset; (o) limitations on the rights of BSAI or any Acquired Company under any Contract that are expressly set forth in such Contract; (p) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; and (q) Liens that affect the underlying fee interest of any Leased Real Property; provided, that any such Liens on assets of the Acquired Companies (including the Transferred Assets or the Transferred Interests) pursuant to the Seller Debt Facilities shall be released at Closing.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or in any of the privacy policies, notices or contracts of Seller, BSAI and their respective Affiliates (to the extent related to the Business) or any of the Acquired Companies, all information that identifies, could be used to identify or is otherwise associated with an individual person or device.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.07.

“Post-Closing Difference” shall have the meaning set forth in Section 2.07.

“Post-Closing Tax Period” means any taxable period (or portion thereof) ending after the Closing Date.

“Pre-Closing Claim” shall have the meaning set forth in Section 8.04.

“Pre-Closing Engagement” shall have the meaning set forth in Section 14.20(a).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Previous Benefit Plan” shall have the meaning set forth in Section 9.01(f).

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS).

“Privileged Deal Communications” shall have the meaning set forth in Section 14.20(b).

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Reference Balance Sheet” shall have the meaning set forth in Section 5.05(a).

“Reference Balance Sheet Date” means September 30, 2020.

“Release” means any release, spill, emission, leaking, abandonment, injection, deposit, discharge, disposal or migration into or through the indoor or outdoor environment.

“Reorganization” shall have the meaning set forth in Section 7.06.

“Reorganization Agreements” means the agreements to effect the Reorganization.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“Requesting Party” shall have the meaning set forth in Section 8.01(a).

“Required Information” means (i) (A) the Audited Financial Statements and (B) the unaudited balance sheets and related statements of operations, shareholders’ equity and cash flows of the Business for each fiscal quarter (or year-to-date period through the end of a fiscal quarter) (and the corresponding period in the prior fiscal year) ended at least forty-five (45) days before the Closing Date, (ii) all historical financial information relating to the Business reasonably necessary to permit Buyer to prepare a pro forma consolidated balance sheet and related pro forma statements of operations of Buyer as of and for the twelve (12) month period ending on the last day of the most recently completed four (4) quarter period and ended at least forty-five (45) days prior to the Closing Date and the interim year-to-date period ending on the last day of the most recently completed fiscal quarter and ended at least 45 days prior to the Closing Date, including unaudited statements of operations of the Business for the nine (9) month periods ended on September 30, 2020 and September 30, 2019 (it being understood that Buyer shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of Buyer and its Subsidiaries after the Closing Date or (y) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Buyer, or any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be made in such pro forma financial statements) and (iii) other than historical financial statements (which are covered exclusively in clauses (i) and (ii)), all financial and other information regarding the Business of the type required in a registered offering pursuant to Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or information that would be required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34- 54302A and IC-27444A and other customary exceptions in Rule 144A-for-life exempt offerings of non-convertible high-yield unsecured debt securities) that are customarily included in offering memoranda for offerings pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Auditors to provide customary (for high yield debt securities) “comfort” (including “negative assurance” and “change period” comfort) with respect to the financial statements and other financial information to be included in such offering memoranda.

“Required Funds” shall have the meaning set forth in Section 6.06(a).

“Required Third Party Consents” shall have the meaning set forth in Section 7.03(f).

“Restricted Business” shall have the meaning set forth in Section 8.08(c).

“Restricted Business Cap” shall have the meaning set forth in Section 8.08(c)(ii).

“Retained Business” means (a) any and all businesses of Seller and its Subsidiaries conducted at any location other than the Branches (including its insulation business), (b) the roofing and exterior business of Seller and its Subsidiaries to the extent not conducted at the Branches and (c) the solar panel business and the weatherproofing business (and not the insulation business, except to the extent conducted at a location other than the Branches) of Seller and its Subsidiaries, whether or not conducted at the Branches.

“Review Period” shall have the meaning set forth in Section 2.06(b).

“Second Request” shall have the meaning set forth in Section 7.03(b).

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Authority” means FINRA, the Municipal Securities Rulemaking Board, the Securities Investor Protection Corporation, the National Futures Association, or any other similar agency, body, exchange, authority, organization or Governmental Authority (whether foreign or domestic), in each case having jurisdiction or regulatory authority over the Business.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Benefit Plans” means the Employee Benefit Plans and any other employee benefit plan, program, policy or arrangement maintained or contributed to by Seller or its Affiliates, in each case, other than (a) the Assumed Benefit Plans and (b) for the avoidance of doubt, any Multiemployer Plan.

“Seller Debt Facilities” means the Existing Credit Agreements and the Existing Indentures.

“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Seller FSA” shall have the meaning set forth in Section 9.01(h).

“Seller Group” means Seller and its Subsidiaries, other than the Acquired Companies.

“Seller Consolidated Group” means (i) the “affiliated group” as defined in Code section 1504(a) of which Seller is a member, and (ii) with respect to each state, local or foreign jurisdiction in which Seller is included as a member in a consolidated, combined, or unitary Tax Return and in which the Acquired Companies are subject to Tax, the group with respect to which such Tax Return is filed.

“Seller Guaranties” shall have the meaning set forth in Section 8.06.

“Seller Guarantors” shall have the meaning set forth in Section 8.06.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.02.

“Software” means all computer programs and software, including any software implementations of algorithms, models and methodologies, assemblers, applets, compilers, source code, object code, binary libraries, firmware, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.

“Split Fees” means the sum of all (i) Taxes in accordance with Section 10.01(a) and (ii) fees in connection with any filings required to be made under the HSR Act.

“Sponsor”  shall have the meaning set forth in Section 6.06(a).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Sublease Agreements” means the Hawaii Sublease Agreement and the Worcester Sublease Agreement.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding capital stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.

“Target Working Capital” means $158,000,000.00.

“Tax” or “Taxes” means (i) all federal, state, local or foreign income, franchise, excise, gross receipts, license, ad valorem, value-added, sales, use, payroll, employment, franchise, profits, property, transfer, payroll, severance, occupation, unemployment, disability, premium, windfall profits, environmental, customs, capital stock, profits, social security (or similar, including FICA), withholding, transfer, registration, alternative or add-on minimum, estimated, or any other similar taxes of any kind, governmental fees, stamp taxes, duties, charges, levies or assessments, in the nature of (or similar to) taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Liability Amount” means the amount (which shall not be below zero) equal to the sum of (i) any amounts that would be properly accrued as current income Tax liabilities payable on the balance sheet of KKAC and ALKC  as of the Closing Date in accordance with GAAP, calculated (A) as of the end of the Closing Date as if the taxable year of KKAC and ALKC ended on the Closing Date, (B) by excluding all deferred Tax liabilities and deferred Tax assets, (C) by including in taxable income all Section 481 adjustments that will not previously have been included in income by KKAC and ALKC, (D) by including all prepaid amounts and advance payments received by KKAC and ALKC for which income inclusion was deferred under Section 451(c) of the Code (or any similar provision of Law), and (E) by taking into account any estimated Tax payments that are available to be applied to actually reduce such current income Tax; and (ii) any amount of payroll Taxes that have been deferred as permitted under the CARES Act or the Payroll Tax Executive Order that otherwise would have been required to be withheld and paid.

“Tax Returns” means all returns, reports, or similar statement (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be filed or sent to a Tax Authority relating to any Tax and, in each case, including any schedule or amendment thereto, and including any amendment thereof.

“Third Party” means any Governmental Authority or Person other than Seller, BSAI, any Acquired Company, Buyer, Buyer Party or any of their respective Subsidiaries.

“Third-Party Claim” shall have the meaning set forth in Section 13.03(a).

“Third-Party Rights” shall have the meaning set forth in Section 2.02(c).

“Trademark Transition Period” shall have the meaning set forth in Section 8.05(b).

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Accounting Principles” means (a) the accounting principles, policies, procedures, categorizations, asset recognition bases, definitions, methods, practices and techniques set forth on Schedule 1.01(c), (b) to the extent not inconsistent with clause (a), the accounting principles, policies, procedures and methodologies, categorizations, asset recognition bases, definitions, practices and techniques (including in respect of the exercise of management judgment) used in the preparation of the Financial Statements and (c) to the extent not otherwise addressed in clause (a) or (b), GAAP.

“Transaction Agreements” means, collectively, this Agreement, the Intercompany Account Termination Agreement, the Interest Assignment Agreement, the Reorganization Agreements and the Transition Services Agreement.

“Transaction Expenses” means the sum of (a) the collective amount payable by the Acquired Companies for all out-of-pocket costs and expenses of the Acquired Companies in connection with the negotiation, preparation and execution of the Transaction Agreements, including all financial advisors’ fees, accountants’ fees, brokers’ fees, attorneys’ fees, investment banker fees and all other fees and expenses of professional service firms, service providers, third parties, agents and representatives, including for professional services rendered by Sidley Austin LLP, Potter Anderson & Corroon LLP and The Goldman Sachs Group, Inc., that have not been paid as of the Closing and are payable by the Acquired Companies, (b) any change of control, exit, success, sale, retention, transaction or similar bonuses, payments, benefits or compensatory amounts, in each case payable to employees or other service providers of any Acquired Company solely as a result of the consummation of the Closing (whether payable in connection with, at or following the Closing), including all amounts payable pursuant to the retention bonus program to be adopted following the date hereof in accordance with Schedule 7.01(b)(vii), (c) any amounts owed by any Acquired Company that remain outstanding as of Closing pursuant to any management, advisory, consulting or other agreement with Seller or any Affiliate of Seller, including any amounts payable upon termination of any such agreement, (d) the employer portion of any payroll, social security, employment, unemployment or similar Taxes payable on any of the amounts described above, (e) all costs and expenses arising solely out of the Reorganization, including title and transfer fees and Taxes with respect to automobiles, trucks, tractors, trailers and forklifts, and (f) fifty percent (50%) of the Split Fees.

“Transferred Assets” shall have the meaning set forth in Section 2.03(a).

“Transferred CBAs” shall have the meaning set forth in Section 2.03(b)(x).

“Transferred Contracts” shall have the meaning set forth in Section 2.03(a)(i).

“Transferred Interests” shall have the meaning set forth in the preliminary statements hereto.

“Transferred Leases” shall have the meaning set forth in Section 2.03(a)(i).

“Transferred Owned Intellectual Property” means all Intellectual Property owned by (a) BSAI, Seller or any of their respective Affiliates (other than the Acquired Companies) that is used primarily in the Business, or (b) any Acquired Company, in each case of (a) and (b), which contains no Excluded Intellectual Property (including any Excluded Trademarks) including the Intellectual Property set forth on Schedule 2.03(a)(iv).  For the avoidance of doubt, the Transferred Owned Intellectual Property does not include any content or data owned by a Third Party.

“Transferred Owned Software” shall mean all Software that is owned by (a) BSAI, Seller or any of their respective Affiliates (other than the Acquired Companies) that is used primarily in the Business, or (b) any Acquired Company, including the Software set forth in Section 2.03(a)(v).

“Transferred Permits” shall have the meaning set forth in Section 2.03(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller to be entered into pursuant to Section 8.07 and which shall be substantially in the form attached hereto as Exhibit H.

“U.S. Business Employee” shall have the meaning set forth in Section 5.15(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, and any comparable or analogous state, local, foreign and other Laws.

“Worcester Branch” shall mean Branch No. 21 identified in Schedule 1.01(a), located at 120-130 Prescott Street, Worcester, MA 01605 and occupied pursuant to the Lease, dated January 25, 2019, between Aaronson Realty Corporation and Beacon Sales Acquisition, Inc.

“Worcester Sublease Agreement” means the sublease agreement to be entered into by the Company and BSAI for a portion of the Worcester Branch.

Article II
PURCHASE AND SALE

Section 2.01Purchase and Sale of the Transferred Interests.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Seller shall cause BSAI to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens other than Buyer Liens and restrictions on transfer arising solely under applicable securities Laws, and Buyer shall purchase, acquire and accept from BSAI, all of BSAI’s right, title and interest in and to the Transferred Interests and (b) Buyer shall pay to BSAI the Closing Payment.

Section 2.02Reorganization.  On the terms and subject to the conditions set forth in this Agreement, prior to Closing, Seller shall, and shall cause its Subsidiaries to, effect the Reorganization.

(a)On the terms and subject to the conditions set forth in this Agreement, the Reorganization shall be effected in the following sequence of transactions:

(i)Seller shall transfer to BSAI any of the Transferred Owned Intellectual Property owned by Seller or any of its Affiliates (other than BSAI or an Acquired Company) pursuant to the IP Internal Assignment Agreement.

(ii)BSAI shall transfer to the Company all of the Transferred Assets (except the Owned Real Property) pursuant to the Asset and Interest Transfer Agreement and the Bill of Sale.

(iii)BSAI shall transfer to the Company all of BSAI’s right, title and interest in and to the outstanding Equity Interests in KKAC and PacSource pursuant to the Asset and Interest Transfer Agreement.

(iv)The Company shall assume from all of the members of the Seller Group all of the Assumed Liabilities pursuant to the Liability Assumption Agreement.

(v)BSAI shall transfer to the Company all of BSAI’s right, title and interest in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens, pursuant to the Deed.

(b)No Agreement to Transfer. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not require and no Reorganization Agreement shall constitute an agreement to sell, contribute, dividend, assign, transfer, convey or deliver any Transferred Asset or any claim or right or benefit arising thereunder or resulting therefrom if an attempted sale, contribution, dividend, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a Third Party), would violate, constitute a default under or breach of any Contract or violate any applicable Law (each such Transferred Asset or claim or right or benefit arising thereunder or resulting therefrom, a “Non-Assignable Asset”), without first obtaining all such necessary approvals, consents and waivers of such Third Parties, and this Agreement and the applicable Reorganization Agreement shall not be deemed to constitute a sale, contribution, dividend, assignment, transfer, conveyance or delivery or attempted contribution, dividend, assignment, transfer, conveyance or delivery thereof and the applicable provisions of this Section 2.02 shall apply in regard to all such Non-Assignable Assets.  From the date hereof until the Closing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain any necessary approvals, consents and waivers of any Third Parties as promptly as practicable after the date hereof (and in any event, prior to the Closing), and Buyer shall use commercially reasonable efforts to cooperate with Seller to obtain any necessary approvals, consents and waivers of any Third Parties necessary for, the sale, conveyance, assignment, transfer or delivery of any Transferred Asset, claim, right or benefit to Buyer at the Closing.

(c)Post-Closing Treatment of Certain Non-Assignable Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any Reorganization Agreement, to the extent not prohibited by applicable Law or Contract, in the event that any applicable approval, consent or waiver to the contribution, dividend, assignment, transfer, conveyance or delivery of any Non-Assignable Asset cannot be obtained prior to the Closing, BSAI shall hold, or cause to be held, such Non-Assignable Asset, as of and from the Closing, in trust for the Company and the covenants and Liabilities thereunder shall be performed by the Company (and Buyer shall cause the Company to do so) in BSAI’s name and all benefits and Liabilities existing thereunder shall be for the Company (in each case solely to the extent they would otherwise be Liabilities of the Company hereunder).  To the extent not prohibited by applicable Law or Contract, Seller shall cause BSAI to take, at Buyer’s cost and expense (except to the extent Seller is liable therefor under this Agreement), such commercially reasonable actions in its name or otherwise as Buyer may reasonably request so as to provide the Company with the benefits of the Non-Assignable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets and to enforce for the benefit of the Company and at the expense of the Company, any and all rights against a Third Party arising under such Non-Assignable Asset (“Third-Party Rights”), and Seller shall cause BSAI to promptly pay, or cause to be paid, to the Company all money or other consideration received by BSAI in respect of all Non-Assignable Assets.

(d)Post-Closing Efforts to Obtain Consents to Assign.  Following the Closing, for a period of up to twelve (12) months following the Closing Date, Seller shall, and shall cause BSAI to, use commercially reasonable efforts to reasonably assist Buyer in attempting to obtain the necessary approvals, consents and waivers to effect the sale, assignment, transfer, conveyance and delivery of any Non-Assignable Asset to the Company (provided, that neither Seller nor any of its Affiliates shall be required to compensate any Third Party, commence or participate in any litigation, or offer or grant any accommodation (financial or otherwise) to any Third Party to obtain any such consent, approval or waiver).  If and when such necessary approvals, consents and waivers are obtained after the Closing to effect the sale, assignment, transfer, conveyance and delivery of any Transferred Asset that had constituted a Non-Assignable Asset, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement, for no additional consideration, after which, such Transferred Asset shall no longer be subject to this Section 2.02 as a Non-Assignable Asset.

Section 2.03Additional Definitions.

(a)Transferred Assets. “Transferred Assets” means all right, title and interest of the Seller Group in, to and under the following assets as of the Closing, excluding, in each case, the Excluded Assets:

(i)all Contracts that are primarily or exclusively used in the Business, including the Contracts set forth on Schedule 2.03(a)(i) (collectively, the “Transferred Contracts”), including the real estate leases and subleases set forth on Schedule 2.03(a)(i) (the “Transferred Leases”) but excluding any Seller Benefit Plans;

(ii)all governmental qualifications, registrations, franchises, licenses, permits, approvals, certifications or authorizations used primarily in the Branches for the operation of the Business, including all such Environmental Permits (the “Transferred Permits”);

(iii)except as set forth on Schedule 2.03(a)(iii), all accounts, notes and other receivables arising out of (A) the sale of products that were shipped from any of the Branches to any end-user customer or (B) the sale by the Seller Group of services or products of the Business to Third Parties;

(iv)all Transferred Owned Intellectual Property (other than any of the foregoing owned by an Acquired Company);

(v)all Transferred Owned Software;

(vi)all expenses that are related to the Business and that have been prepaid and reflected as current assets in the calculation of the Final Closing Net Working Capital, but excluding those related to any Taxes;

(vii)all personal property, including inventory, equipment, furniture, tools, laptop computers, mobile phones and telephone numbers that is (A) located at any of the Branches as of Closing and not owned by a member of the Seller Group or (B) not located at any of the Branches as of Closing and owned by any member of the Seller Group and primarily or exclusively used in the Business;

(viii)(A) all personnel and employment records of the Continuing Employees and (B) all other books and records, whether in hard copy or computer format, including marketing and advertising materials and customer correspondence, that are owned by any member of the Seller Group and primarily or exclusively related to the Business, subject to the terms of Section 8.05;

(ix)all causes of action, defenses and rights of recovery against any third parties (A) to the extent arising out of or related to any of the Transferred Assets or Assumed Liabilities (including rights under the confidentiality agreements entered into in connection with the potential sale of the Business); or (B) primarily or exclusively related to the Business;

(x)all assets and rights in connection with (A) the Employee Benefit Plans and other arrangements set forth on Schedule 2.03(a)(x)(A) (the “Assumed Benefit Plans”) and (B) the collective bargaining agreements set forth on Schedule 2.03(a)(x)(B) (the “Transferred CBAs”);

(xi)(A) all other assets (i) owned by any member of the Seller Group and located at a Branch as of Closing (including those automobiles, trucks, tractor, trailers and forklifts identified by unit number as set forth on Schedule 2.03(a)(xi) except as disposed of prior to Closing in accordance with Section 7.01) or (ii) not located at a Branch as of the Closing and primarily or exclusively used in the Business and (B) all goodwill to the extent related to the Business;

(xii)the Owned Real Property;

(xiii)all petty cash located at any Branch as of the Closing;

(xiv)the bank accounts of the Acquired Companies;

(xv)except for the Excluded Books and Records, all books and records of the Business;

(xvi)the rights to insurance specified in Section 8.04;

(xvii)all assets, properties and rights set forth on Schedule 2.03(a)(xv);

(xviii)all rebates due to the Business in all forms, including monthly rebates, quarterly rebates, annual rebates, ACH payments and credit memos;

(xix)to the extent not disposed of prior to the Closing in accordance with this Agreement, all assets included in the Financial Statements;

(xx)all indemnification rights of the Seller Group to the extent related to the Business (other than rights related to Excluded Liabilities); and

(xxi)all other assets, properties and rights not identified in clauses (i) through (xx) that are primarily or exclusively used in the Business.

(b)Excluded Assets. “Excluded Assets” means the following assets, properties and rights of the Seller Group:

(i)other than the petty cash described in Section 2.03(a)(xiii), all cash and cash equivalents of the Seller Group on hand or held by any bank or other third Person, including marketable securities and short-term investments;

(ii)except for the Real Property, all of the Seller Group’s right, title and interest in owned and leased real property and other interests in real property including all such right, title and interest under each real property lease pursuant to which any of them leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iii)all rights to any Trademark, other than the Trademarks included in the Transferred Owned Intellectual Property, including the name “Beacon Roofing Supply” or any Trademark, Internet domain name or URL address related thereto or employing or incorporating the words “Beacon Roofing Supply” and with respect to any of the foregoing, either alone, in combination with any other words, any variation or derivative of the foregoing, and any confusingly similar Trademark, Internet domain name or URL address, together with any Contracts granting rights to use the same and any Intellectual Property to the extent incorporating any of the same and any and all goodwill, registrations and applications relating thereto (collectively, the “Excluded Trademarks”);

(iv)any Intellectual Property other than (A) the Transferred Owned Intellectual Property and (B) Intellectual Property rights granted pursuant to a Transferred Contract, together with any Contracts granting rights to use the same (the “Excluded Intellectual Property”);

(v)all Software other than the Transferred Owned Software;

(vi)all Contracts (and all rights thereunder) that are not Transferred Contracts, including the Contracts listed on Schedule 2.03(b)(vi);

(vii)all Tax Returns (other than pro-forma Tax Returns for the last three (3) taxable years of KKAC and ALKC, which shall be provided by Seller or its Affiliates to Buyer) and all Tax assets (including refunds of or credits relating to any Tax for which Seller or any of its Affiliates are liable pursuant to this Agreement);

(viii)all rights in connection with, and assets of, the Seller Benefit Plans;

(ix)all rights under any policies of insurance, and any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto;

(x)any Excluded Books and Records;

(xi)any assets included within the definition of “Transferred Assets” that are disposed of prior to the Closing Date in accordance with Section 7.01;

(xii)all governmental qualifications, registrations, franchises, licenses, permits, approvals, certifications and authorizations other than the Transferred Permits;

(xiii)all causes of action (including counterclaims) and defenses (A) against Third Parties relating to any of the Excluded Assets or the Excluded Liabilities, or (B) relating to any period prior to the Closing to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against Seller or for which indemnification may be sought by Buyer Indemnified Parties pursuant to Article XIII;

(xiv)all loans or advances by BSAI to Seller or any of its Affiliates;

(xv)the assets, rights and properties set forth on Schedule 2.03(b)(xv);

(xvi)except as set forth in the Transition Services Agreement, all rights to receive, and all rights with respect to the delivery of, corporate-level services of the type provided prior to the date hereof to the Business by Seller or any of its Affiliates (other than the Acquired Companies), including assets used or held for use by Seller or such Affiliate in connection with such corporate-level services;

(xvii)other than the Acquired Interests, all shares of capital stock or any other equity interests of any Person;

(xviii)any assets, properties, rights, Contracts and claims of BSAI primarily or exclusively used in or primarily or exclusively related to the Retained Business (including the solar business);

(xix)the bank accounts of the Seller Group; and

(xx)any other assets, properties, rights, Contracts and claims of Seller that are not primarily or exclusively related to or used in the Business or expressly described in Section 2.03(a), wherever located, whether tangible or intangible, real, personal or mixed.

(c)Assumed Liabilities. “Assumed Liabilities” means all Liabilities of the Seller Group to the extent arising from or relating to the Transferred Assets or the Business, whether direct or indirect, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, asserted or unasserted, and irrespective of whether such Liabilities shall arise prior to, on or following the Closing Date (collectively, such Liabilities, excluding the Excluded Liabilities, the “Assumed Liabilities”).  Without limiting the generality of the foregoing, the following Liabilities shall be included among the Assumed Liabilities:

(i)all Liabilities arising under any of the Transferred Contracts;

(ii)all Liabilities reflected on the Reference Balance Sheet;

(iii)all non-income Liabilities for Taxes (whether assessed or unassessed) for any Post-Closing Tax Period applicable to the Business or the

Transferred Assets that are attributable to the ownership and operation of the Business or any Transferred Asset and any Taxes to the extent taken into account as a reduction in Final Closing Net Working Capital or included in the definition of Indebtedness or Transaction Expenses (collectively, “Assumed Taxes”);

(iv)all Liabilities arising under the Transferred Permits;

(v)all Liabilities to the extent related to any claim by a Third Party relating to the ownership or operation of the Business, any of the Branches, the Transferred Assets or the other Assumed Liabilities;

(vi)all Liabilities to the extent relating to or arising out of (A) the ownership, operation or control of the Business, any Transferred Asset or any successors to any Transferred Assets or Assumed Liabilities, (B) the lease, use or occupancy of the Real Property or (C) any operations or activities that occurred at any of the Branches;

(vii)all Liabilities of Seller or any of its Affiliates to pay or perform pursuant to any guaranty or obligation or Lien, security interest or other encumbrance on, or in respect of, any collateral of Seller or any of its Affiliates to ensure performance given or made by Seller or any of its Affiliates, in each case, to the extent related to the Business (including pursuant to any letter of credit or surety bond);

(viii)all Liabilities arising from litigation, arbitration, administrative, workers’ compensation or other Actions, pending or threatened against the Business or the Transferred Assets and all performance obligations under any non-financial settlement obligation to the extent relating to the Business or the Transferred Assets;

(ix)all Liabilities arising under Environmental Laws to the extent related to the ownership or operation of the Business (including the Transferred Assets), including to the extent related to (A) the Release or threatened Release of a Hazardous Material at, on, under or from any real property occurring or existing on or before the Closing Date (including, for the avoidance of doubt, any off-site migration of Hazardous Materials), (B) any non-compliance with or violation of any Environmental Law, or (C) any disposal, transportation or arrangement for transportation or disposal prior to Closing of any Hazardous Material sent to any Third Party property for treatment, storage, recycling, incineration or disposal;

(x)any Liability that results in a reduction of the Base Purchase Price and that is not required by the terms of this Agreement to be satisfied at the Closing;

(xi)all Liabilities to the extent related to the Assumed Benefit Plans, the Transferred CBAs and all Liabilities assumed by Buyer pursuant to Section 9.01(n) with respect to the Covered Multiemployer Plans; and

(xii)all Liabilities to the extent arising from or relating to (A) any Business Employee or Former Business Employee, in each case, for acts or omissions occurring on or before the Closing Date; or (B) the employment, termination of employment, or hiring policies or practices with respect to the Business Employees on or before the Closing Date, but in all cases with respect to (A) and (B), excluding (1) any Liabilities relating to Seller Benefit Plans (other than Assumed Benefit Plans), (2) any claims incurred (including claims incurred but not yet reported) by any Business Employee or Former Business Employee pursuant to any Seller Benefit Plans providing for medical, health and welfare benefits on or prior to the Closing Date, (3) any severance payments or benefits for any employee of Seller or any of its Affiliates who provided services related to the Business and who is not a Business Employee or a Former Business Employee that do not result in a reduction of the Base Purchase Price and is not required by the terms of this Agreement to be paid at Closing, and (4) notwithstanding, clause (3), any severance payments and benefits for the individuals identified on Schedule 2.03(c)(xii).

(d)Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Assumed Liabilities shall not include the following Liabilities, whether direct or indirect, known or unknown, fixed or contingent, accrued or unaccrued, matured or unmatured, asserted or unasserted, and irrespective of whether such Liabilities shall arise prior to, on or following the Closing Date (collectively, the “Excluded Liabilities”):

(i)any Indebtedness (including under the Seller Debt Facilities) or Transaction Expenses of any member of the Seller Group, other than Indebtedness or Transaction Expenses that results in a reduction of the Base Purchase Price and is not required by the terms of this Agreement to be paid at the Closing;

(ii)all Liabilities to the extent relating to, or arising from, any Excluded Asset (including Seller Benefit Plans);

(iii)any Liability of Seller or any of its Affiliates arising under Title IV of ERISA or Section 412 of the Code and any Liabilities with respect to any Seller Benefit Plan, in each case, except as expressly assumed by Buyer pursuant to Article IX;

(iv)all Liabilities solely arising as a result of the consummation of the Reorganization (but which, for the avoidance of doubt, shall not include Liabilities that would be Assumed Liabilities or would arise out of the transactions contemplated by this Agreement if Buyer acquired the Transferred Assets without Seller completing the Reorganization or if Buyer purchased the equity of the Acquired Company);

(v)all Liabilities arising under Environmental Laws to the extent relating to, or arising out of the Excluded Assets and Retained Business;

(vi)all Liabilities for (A) Taxes imposed on Seller or any of its Affiliates (including pursuant to Treasury Regulation section 1.1502-6 or similar provision of state, local or foreign Tax law, or pursuant to any Liability as transferee or successor), in all cases other than those applicable to the Business or any Transferred Asset, and (B) Taxes applicable to the Acquired Companies, the Business or any Transferred Assets that are attributable to the ownership and operation of the Business or any Transferred Assets in any Pre-Closing Tax Period (including pursuant to the Reorganization and pursuant to Section 7.04), which shall, for the avoidance of doubt, be subject to Article XIII, but excluding any Taxes to the extent taken into account as a reduction in Final Closing Net Working Capital (collectively, the “Excluded Taxes”);

(vii)except as described in Section 2.03(c), any Liabilities of the Seller Group and their respective Representatives, including, for the avoidance of doubt, the Retained Business;

(viii)any Asbestos Liability;

(ix)all Liabilities relating to any current or former employees or natural person independent contractors or consultants of Seller or its Subsidiaries, other than Business Employees and Former Business Employees, but in all cases, including (A) any severance payments or benefits for any employee of Seller or any of its Affiliates who provided services related to the Business and who is not a Business Employee or a Former Business Employee that do not result in a reduction of the Base Purchase Price and is not required by the terms of this Agreement to be paid at Closing, (B) notwithstanding clause (A), the severance payments and benefits for the individuals identified on Schedule 2.03(c)(xii) and (C) any claims incurred by any Business Employee or Former Business Employee (including claims incurred but not yet reported) pursuant to any Seller Benefit Plans on or prior to the Closing Date; and

(x)all Liabilities listed on Schedule 2.03(d)(x).

Section 2.04Purchase Price.  The aggregate purchase price payable by Buyer to Seller for the Transferred Interests shall be an amount equal to $850,000,000.00 (the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustment as finally determined in accordance with Section 2.06.

Section 2.05Estimated Closing Statement. No later than five (5) and not more than seven (7) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth: (a) Seller’s good faith estimate as of the Adjustment Time of the (i) Closing Net Working Capital (such estimate, the “Estimated Closing Net Working Capital”); (ii) the Closing Cash (such estimate, the “Estimated Closing Cash”); (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”); and (iv) the Closing Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”) (b) Seller’s determination of the “Closing Adjustment,” which shall equal (i) the Estimated Closing Net Working Capital minus (ii) the Target Working Capital (expressed as a positive or negative number, as applicable); plus (iii) the Estimated Closing Cash; minus (iv) the Estimated Closing Indebtedness; minus (v) the Estimated Closing Transaction Expenses and (c) the amount to be paid in cash by Buyer to Seller at Closing (the “Closing Payment”), which shall equal the sum of (i) the Base Purchase Price plus or minus (ii) the Closing Adjustment. Seller shall prepare the Estimated Closing Statement and each of the components thereof in accordance with the definitions thereof, the Transaction Accounting Principles and the other terms of this Agreement. The Estimated Closing Statement shall be accompanied by reasonable supporting detail to evidence Seller’s calculations, explanations and assumptions of the amounts contained therein. Buyer shall be entitled to review and comment on the Estimated Closing Statement prior to the Closing and Seller shall consider in good faith any suggested modifications to the Estimated Closing Statement proposed by Buyer.

Section 2.06Post-Closing Adjustment Reconciliation Process.

(a)Delivery of Initial Post-Closing Statement by Buyer. No later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller: a statement (the “Initial Post-Closing Statement”) setting forth Buyer’s calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses as of the Adjustment Time. Buyer shall prepare the Initial Post-Closing Statement in good faith and in accordance with the definitions thereof, the Transaction Accounting Principles and the other terms of this Agreement.  The Closing Statement shall be accompanied by reasonable supporting detail to evidence Buyer’s calculations, explanations and assumptions of the amounts contained therein.  The parties acknowledge that the sole purpose of the determination of the process in this Section 2.06 is to determine the Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Transaction Expenses and such process is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in a manner inconsistent with the definitions thereof, the Transaction Accounting Principles and the other terms of this Agreement.

(b)Review of Initial Post-Closing Statement by Seller. Seller shall have sixty (60) days after the date on which it receives the Initial Post-Closing Statement to review the Initial Post-Closing Statement and the calculation set forth therein (the “Review Period”). To facilitate such review, Buyer shall, and shall cause the Acquired Companies to, provide Seller and its Representatives with reasonable access to the employees of Buyer and the Acquired Companies (including to the Chief Financial Officer of Buyer) and to documentation, books, records and other information of Buyer and the Acquired Companies as Seller or any of its Representatives may reasonably request for purposes of assisting Seller in its review of the Initial Post-Closing Statement (including Buyer’s work papers relating to the Initial Post-Closing Statement); provided, that such access does not unreasonably interfere with the conduct of the business of Buyer or the Acquired Companies, is at Seller’s sole expense and subject to (x) any applicable privileges (including, attorney-client privilege), the attorney work product doctrine or any similar protections, (y) contractual obligations, including the terms of any confidentiality agreement to which Buyer or the Acquired Companies is a party, and (z) the delivery of all requests for access to Buyer or such other Person as Buyer may designate in writing from time to time and prior to the execution of customary access letters, it being understood and agreed that Buyer shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that does not violate the foregoing clauses (x), (y) and (z). If Seller does not deliver a Dispute Notice to Buyer with respect to any item in the Initial Post-Closing Statement on or prior to the last day of the Review Period, the amount or calculation with respect to such items as set forth in the Initial Post-Closing Statement shall be deemed accepted by Seller, whereupon the amount or calculation of such item or items shall be final and binding on Seller and Buyer.

(c)Dispute Notice. If Seller disagrees with any portion of the Initial Post-Closing Statement (including any amount or calculation set forth therein), Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer setting forth, in reasonable detail, each disputed portion (including any item or amount) and the basis for Seller’s disagreement therewith (the “Dispute Notice”). The Dispute Notice must set forth, with respect to each disputed item, Seller’s rationale for each such disputed item and Seller’s position as to the correct amount or calculation that should have been included in the Initial Post-Closing Statement, including reasonable and relevant supporting alternative calculations, documentation and information. For the avoidance of doubt, any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Agreement.

(d)Consultation. For a period of thirty (30) days beginning on the date on which Buyer receives a Dispute Notice or any mutually-agreed extension thereof (the “Consultation Period”), if any, Buyer and Seller shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice.

(e)Independent Accounting Firm. In the event Buyer and Seller are unable to resolve by mutual agreement any matter identified in the Dispute Notice within the Consultation Period, Buyer or Seller shall engage CBIZ, Inc. or another mutually agreed independent, nationally-recognized certified public accounting firm in the United States mutually acceptable to Seller and Buyer (the “Independent Accounting Firm”) to make a determination with respect to all of such matters in dispute. If Buyer and Seller are unable to agree upon such a firm within ten (10) Business Days after the end of the Consultation Period, then within an additional ten (10) Business Days, Buyer and Seller shall each select one such firm and those two firms shall select a third such firm, in which event the “Independent Accounting Firm” shall be such third firm. The fees and expenses of the Independent Accounting Firm shall be borne by Seller, on the one hand, and Buyer, on the other hand, proportionately based on the determination by the Independent Accounting Firm of the matters submitted to it pursuant to Section 2.06(f); provided, that any initial engagement fee shall be borne fifty percent (50%) each by Seller, on the one hand, and Buyer, on the other hand, with such initial allocation to be reallocated based on the final determination by the Accounting Firm, as applicable. The calculation of such proportionate payments shall be based on the relative position of the determination of the Independent Accounting Firm in comparison to the positions submitted to it pursuant to this Section 2.06. All other fees and expenses incurred by Buyer or Seller in connection with the preparation or review of the Initial Post-Closing Statement or the Dispute Notice shall be borne by the party incurring such fees and expenses.

(f)Dispute Resolution Procedure. Buyer and Seller shall direct the Independent Accounting Firm to render a determination within sixty (60) days after its retention, and shall, and shall cause their respective Representatives to, cooperate with the Independent Accounting Firm during its engagement in connection with this Agreement. Each of Buyer and Seller shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement, submit to the Independent Accounting Firm its calculations of the disputed items or amounts identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party.  Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party's initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The

Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm. All written submissions made by any party to the Independent Accounting Firm must be delivered substantially contemporaneously to the other party, and any discussions between the Independent Accounting Firm and a party may only occur in the presence (including by telephone) of the other party. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and Seller (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Post-Closing Statement as to which Buyer and Seller disagree as identified in the Dispute Notice. During the review by the Independent Accounting Firm, Buyer and Seller and their respective accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.06 and preparing and rendering the Adjustment Report; provided, however, that the accountants of Seller, any of its Affiliates or Buyer shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(g)Adjustment Report. The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Initial Post-Closing Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound to the principles of this Section 2.06 and the terms of this Agreement, (ii) shall limit its review to matters specifically set forth in the Dispute Notice and (iii) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The Adjustment Report, absent fraud, shall be final and binding upon Buyer and Seller. For the avoidance of doubt, the Independent Accounting Firm shall not have the authority to resolve issues relating to (i) breaches of representations, warranties, covenants or agreements, or (ii) other claims that are not within the scope of the disputed matters specifically set forth in the Dispute Notice.

(h)Final Amounts. The Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses as of the Adjustment Time that is final and binding on the parties to this Agreement, as determined through agreement of the parties to this Agreement or through the action of the Independent Accounting Firm pursuant to this Section 2.06 are referred to herein, respectively, as the “Final Closing Net Working Capital,” “Final Closing Cash”, “Final Closing Indebtedness” and “Final Closing Transaction Expenses”.

Section 2.07Post-Closing Adjustment Payment. For purposes of this Agreement, “Post-Closing Difference” means the amount (expressed either as a positive or negative number, as applicable) of (a) an amount equal to the sum of (i) the Final Closing Net Working Capital, plus

(ii) the Final Closing Cash, minus (iii) the Final Closing Indebtedness and minus (iv) the Final Closing Transaction Expenses minus (b) an amount equal to the sum of (i) the Estimated Closing Net Working Capital, plus (ii) the Estimated Closing Cash, minus (iii) the Estimated Closing Indebtedness and minus (iv) the Estimated Closing Transaction Expenses. If the Post-Closing Difference is equal to $0, no payment shall be made pursuant to this Section 2.07. If the Post-Closing Difference is a positive number, then Buyer shall pay in cash to Seller the amount of the Post-Closing Difference. If the Post-Closing Difference is a negative number, then Seller shall pay in cash to Buyer the absolute value of the amount of the Post-Closing Difference. Any such payment (the “Post-Closing Adjustment”) shall be made within five (5) Business Days after the Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Transaction Expenses are finally determined as contemplated by Section 2.06(h), together with interest thereon, as has accrued from the Closing Date until the date of payment, at the Interest Rate calculated and payable in cash in accordance with Section 2.08.

Section 2.08Payments and Computations.  Each party shall make each payment due under this Agreement to the other party as early as practicable on the day when due. All payments (including the cash portion of the Closing Payment) shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the party receiving such payment and shall be free and clear of any withholding for Taxes. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

Section 2.09Allocation of Purchase Price. No later than sixty (60) days after the date of the determination of the Post-Closing Difference, Seller shall prepare and deliver to Buyer a draft of an allocation statement (the “Allocation Statement”) setting forth its proposed allocation of the purchase price for federal income tax purposes (including the Base Purchase Price (as adjusted), the amount of Assumed Liabilities, the Liabilities of the Acquired Companies and any other relevant amounts) among the Transferred Assets and the assets of the Acquired Companies. The Allocation Statement shall be reasonable and shall be prepared in accordance with (i) Sections 1060 of the Code and the Treasury Regulations promulgated thereunder, and (ii) Schedule 2.09 of the Seller Disclosure Schedules. If within forty-five (45) days after Buyer’s receipt of the draft Allocation Statement, Buyer agrees in writing to such draft Allocation Statement, then the Allocation Statement shall be final and binding on the parties hereto, and Buyer, Seller and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed allocation. In the event that Buyer objects in writing to the draft Allocation Statement within such forty-five (45) day period, Seller and Buyer shall negotiate in good faith to resolve the dispute. If Buyer and Seller are unable to resolve any such dispute within such period, then, subject to Schedule 2.09,  Buyer and Seller shall each be entitled to use their own allocation of the purchase price for federal income tax purposes (including the Base Purchase Price (as adjusted), the amount of Assumed Liabilities, the Liabilities of the Acquired Companies and any other relevant amounts) among the Transferred Assets and the assets of the Acquired Companies.

Section 2.10Withholding. Buyer (and its Affiliates) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law; provided that Buyer shall use commercially reasonable efforts to give written notice to the Person who is to be the subject of such withholding at least five (5) Business Days in advance thereof and Buyer (and its Affiliates) shall reasonably cooperate to mitigate or eliminate any such withholding.  To the extent that amounts are so withheld and properly remitted, pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made.

Article III
THE CLOSING

Section 3.01Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 (or such other place as Seller and Buyer may mutually agree in writing) or remotely via the exchange of executed documents and Closing deliverables, on (a) the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than conditions that, by their terms, cannot be satisfied until Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing) or (b) such other date as Buyer and Seller may mutually agree in writing, except that, without the consent of Buyer, the Closing shall not occur prior to January 31, 2021 (the date on which the Closing takes place shall be the “Closing Date”); provided, that if the Marketing Period has not ended at the later of the time of the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and January 31, 2021, the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Buyer on no less than seven (7) Business Days’ notice to Seller and (b) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article XI for the Closing as of the Closing Date).

Section 3.02Closing Payment. At the Closing, Buyer shall pay to Seller (as designee for BSAI) by wire of transfer of immediately available funds to an account or accounts designated by Seller at least two Business Days prior to the Closing Date, an amount equal to the Closing Payment.

Section 3.03Buyer’s Additional Closing Date Deliveries.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a)counterparts of each Buyer Transaction Agreement (other than this Agreement) to which Buyer or any Buyer Party is a party, each duly executed on behalf of Buyer or such Buyer Party;

(b)the certificate referred to in Section 11.01(a)(iv); and

(c)such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Buyer or any Buyer Party on the Closing Date.

Section 3.04Seller’s Additional Closing Date Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a)counterparts of each Transaction Agreement (other than this Agreement), including, for the avoidance of doubt, the Reorganization Agreements, to which Seller or any of its Subsidiaries, including the applicable Acquired Company, is a party, each duly executed on behalf of Seller or its Subsidiary, including the applicable Acquired Company;

(b)the certificate referred to in Section 11.02(a)(v);

(c)a duly executed IRS Form W-9;

(d)to the extent the Acquired Interests are certificated, certificates evidencing the Acquired Interests duly endorsed as directed by Buyer, and to the extent such Acquired Interests are not certificated, other customary evidence of ownership; and

(e)such other agreements, documents, instruments or certificates as are contemplated by this Agreement or the other Transaction Agreements to be executed and delivered by Seller or any Acquired Company on the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND BSAI

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 4.01Incorporation and Authority of Seller and BSAI.

(a)Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. Seller is in good standing under the Laws of Delaware, except to the extent any failure to be so would not, individually or in the aggregate, be material and adverse to the Business, taken as a whole.  BSAI is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware, except to the extent any such failure would not, individually or in the aggregate, be material and adverse to the Business, taken as a whole.  Neither Seller nor BSAI are in material default of the performance, observance or fulfillment of any of the provisions of their respective organizational documents.

(b)Each of Seller and BSAI has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller and BSAI of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and BSAI of the transactions contemplated by, and the performance by Seller and BSAI of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller and BSAI. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller and BSAI is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller and BSAI, and this Agreement constitutes, and upon execution and delivery of the other

Transaction Agreements to which Seller and BSAI is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and BSAI, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth on Schedule 4.02 of the Seller Disclosure Schedules and except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Seller and BSAI of, and the consummation by Seller and BSAI of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not (a) violate or conflict with the organizational documents of Seller and BSAI, (b) violate or conflict with any Law or other Governmental Order applicable to Seller or BSAI or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require the consent of, or give to any Person any rights of termination, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on, any of the assets, rights or properties of Seller or BSAI pursuant to any Material Contract or the Seller Debt Facilities, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business, taken as a whole.

Section 4.03Consents and Approvals. Except as set forth on Schedule 4.03 of the Seller Disclosure Schedules, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Seller and BSAI of, and the consummation by Seller and BSAI of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not require (a) any Governmental Approval to be obtained or made by Seller or BSAI, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Seller or BSAI to effect the Closing and (b) any approvals or consents under the Seller Debt Facilities.

Section 4.04Litigation. As of the date hereof, there are no pending or, to the Knowledge of Seller, threatened, Actions that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, the right of Seller or BSAI to enter into any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 4.05Ownership. Immediately following the Reorganization, BSAI shall hold all right, title and interest in and to the Transferred Interests, and at the Closing, by virtue of the transactions contemplated by this Agreement, shall transfer to Buyer good title to the Transferred Interests free and clear of all Liens, in each case, other than Buyer Liens and restrictions on transfer arising solely under applicable securities Laws.  Immediately following the Reorganization, the Company shall own all right, title and interest in and to the outstanding Equity Interests in KKAC and PacSource.

Article V
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED COMPANIES,
THE TRANSFERRED ASSETS AND THE BUSINESS

Except as set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:

Section 5.01Incorporation and Authority of the Acquired Companies.

(a)Each Acquired Company is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each Acquired Company is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary (in the case of good standing, to the extent such jurisdiction recognizes such concept), except for jurisdictions where the failures to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Acquired Company has the requisite entity power and authority to operate its business as now conducted, except where the failures to have such entity power and authority, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business, taken as a whole.

(b)Each Acquired Company has all requisite corporate or similar power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which such Person is or will be a party. The execution and delivery by each Acquired Company of the Transaction Agreements to which such Person is or will be a party, and the consummation by each such Person of the transactions contemplated by, and the performance by each such Person of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of such Person. Upon execution and delivery of the Transaction Agreements to which an Acquired Company, is or will be a party, such Transaction Agreements will be duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)Seller has made available to Buyer true, correct and complete copies of the certificate of formation or similar organizational documents of each Acquired Company, as in effect as of the date hereof, and no amendment or other modification thereto has been filed, recorded or is pending or contemplated.

(d)The Company has not conducted any business activities other than activities (i) in connection with its organization; or (ii) directed toward the accomplishment of the consummation of the transactions contemplated by this Agreement and the Transaction Agreements.

Section 5.02Capital Structure of the Acquired Companies; Ownership and Transfer of the Equity Interests and the Acquired Interests.

(a)The holder of record of the Acquired Interests as of the date hereof, and as of following the Reorganization, is as set forth on Schedule 5.02(a) of the Seller Disclosure Schedules. There are no other issued and outstanding Equity Interests of any Acquired Company.  The Acquired Interests have been duly authorized and issued and were not issued in violation of any preemptive, subscription or similar rights, purchase option, call right, right of first refusal under the organizational documents of the Acquired Company with respect to such interests. There are no options, warrants or rights of conversion or rights of first refusal, preemptive right or other rights, agreements, arrangements or commitments obligating any Acquired Company to issue or sell any of its respective limited liability company interests or securities convertible into or exchangeable or exercisable for its voting or equity securities. There are no equity appreciation rights, phantom equity plans, performance units, interests or other rights to the ownership or earnings of the Acquired Companies, securities with profit participation rights or features or similar obligations or commitments of any of the Acquired Companies, respectively. Except for this Agreement, there are no voting trusts, equityholder agreements, proxies or other rights, agreements or understandings in effect with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or Equity Interests of any of the Acquired Companies.

(b)No Acquired Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness having voting rights (or convertible into or exchangeable or exercisable for securities having voting rights).

(c)At Closing, the Acquired Interests are owned free and clear of all Liens (other than those arising under applicable securities Laws and any Buyer Liens) by BSAI or an Acquired Company.

Section 5.03No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 5.04 have been obtained or taken, except as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by the Acquired Companies of, and the consummation by the Acquired Companies of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not (a) violate or conflict with the organizational documents of the Acquired Companies, (b) violate or conflict with any Law or other Governmental Order applicable to any Acquired Company or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default)

under, require a consent under or give to any Person any rights of termination, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on, any of the assets, rights or properties of Seller or BSAI pursuant to any Material Contract or the Seller Debt Facilities, other than, in the case of clauses (b) and (c), any such conflicts, and violations that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business, taken as a whole.

Section 5.04Consents and Approvals. Except as set forth on Schedule 4.03 of the Seller Disclosure Schedules, or as may result from any facts or circumstances solely relating to Buyer or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by any Acquired Company of, and the consummation by any Acquired Company of the transactions contemplated by, the Transaction Agreements to which any of them is or will be a party do not and will not require any Governmental Approval to be obtained or made by any Acquired Company, except for such Governmental Approvals the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of any Acquired Company to effect the Closing.

Section 5.05Financial Statements; Absence of Undisclosed Liabilities.

(a)The Business is not a separately reported unit of Seller. As a result, the financial statements prepared for the Business are not prepared as part of Seller’s normal reporting process. Schedule 5.05(a) of the Seller Disclosure Schedules sets forth true, correct and complete copies of the unaudited, combined pro forma (giving effect to the Reorganization) statement of assets and liabilities of the Business at September 30, 2020 (the “Reference Balance Sheet”) and at September 30, 2019 (including all exhibits, schedules, amendments and supplements thereto) and the related unaudited, combined pro forma (giving effect to the Reorganization) statement of earnings of the Business for the year ended September 30, 2020 (including all exhibits, schedules, amendments and supplements thereto) (collectively, the “Financial Statements”), which in each case, have been compiled by management of Seller from source documentation subject to the controls and procedures of Seller’s accounting systems.  The books, records and other financial reports of Seller relating to the operations of the Business used by Seller as source documentation for the Financial Statements are correct in all material respects and have been maintained in accordance with sound business practices.  The Financial Statements and the Audited Financial Statements when delivered (including, in each case, any notes thereto) are true and correct and fairly present, in all material respects, the consolidated financial position and results of the Business as of the dates thereof and their consolidated results of operations and cash flow for the periods then-ended in accordance with GAAP in effect at the date of determination or the date of the financial statement to which it refers, as the case may be, consistent with historical practices as applied in the preparation of the Financial Statements (subject, in each case, in the case of the unaudited Financial Statements, to the absence of statements of cash flows and footnotes and to normal year-end and periodic reclassifications and adjustments).

(b)Except (i) as set forth on Schedule 5.05(b) of the Seller Disclosure Schedules or the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, (iii) for Excluded Liabilities, (iv) for Liabilities for Taxes and (v) for other Liabilities that are not material and adverse to the Business, taken as a whole, there are no Liabilities of the Business (whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due) required to be recorded or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP.

Section 5.06Absence of Certain Changes. Except as set forth in Schedule 5.06 of the Seller Disclosure Schedules, for COVID-19 Measures or as contemplated by this Agreement, from the date of the Reference Balance Sheet to the date of this Agreement (a) to the date hereof, BSAI and the Acquired Companies have conducted the Business in all material respects in the ordinary course, (b) there has not occurred a Company Material Adverse Effect and (c) none of BSAI or the Acquired Companies has taken any action or failed to take any action that, if taken or failed to be taken after the date hereof without the consent of Buyer, would constitute a breach of Section 7.01(b)(ii), Section 7.01(b)(iii), Section 7.01(b)(vi), Section 7.01(b)(vii), Section 7.01(b)(viii), Section 7.01(b)(ix), Section 7.01(b)(xi) or Section 7.01(b)(xii) had such action been taken after the date of this Agreement and prior to the Closing.

Section 5.07Books and Records.  The books and records of the Acquired Companies and the Business have been maintained in all material respects in accordance with Laws directly applicable to the Acquired Companies or BSAI (solely in respect of the Business).

Section 5.08Absence of Litigation.

(a)Except as set forth on Schedule 5.08(a) of the Seller Disclosure Schedules and for any Asbestos Actions, (i) as of the date hereof, there are no Actions pending with respect to which BSAI (solely with respect to the Business) or any Acquired Company has been served with written notice, or, to the Knowledge of Seller, any other Action or investigation pending or threatened in writing against BSAI (solely with respect to the Business) or any Acquired Company or their respective officers, directors, managers, agents or employees (in each case, in their capacity as such), which would, if adversely determined, result in damages over $1,000,000 or reasonably be expected to be material and adverse to the Business, taken as a whole and (ii) since January 1, 2018, there have been no judgments against any Acquired Company in excess of $1,000,000 or which have imposed material limitations on the ability of any Acquired Company to conduct the Business.

(b)As of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (including any Acquired Company) that question the validity of, seek to prevent, hinder, modify, delay or challenge, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Seller, BSAI or any Acquired Company to enter into any of the Transaction Agreements.

(c)Schedule 5.08(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of all (i) Actions pending or, to the Knowledge of the Seller, threatened against the Acquired Companies related to asbestos-containing products or any repairs or removals required as a result of, in connection with or arising out of such products (the “Asbestos Actions”) and (ii) Actions relating to the Business for which class certification has been granted or is being sought.

Section 5.09Compliance with Laws.  Except as set forth on Schedule 5.09 of the Seller Disclosure Schedules, since January 1, 2018, none of BSAI (solely in respect of the

Business) or the Acquired Companies has (a) violated any Laws or Governmental Orders directly applicable to it that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Business, taken as a whole, or (b) through the date hereof, received any written notice or written communication from any Governmental Authority regarding any such material violation of Law or Governmental Order applicable to the Business and that has not been resolved. The foregoing representations and warranties set forth in this Section 5.09 shall not apply to Environmental Laws, which are exclusively provided for in Section 5.12 hereof.

Section 5.10Governmental Licenses and Permits.

(a)Since January 1, 2018, BSAI and the Acquired Companies have held all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations necessary to operate the Business in the same manner as of the date hereof, except for those the absence of which would not reasonably be expected to be material and adverse to the Business, taken as a whole (collectively, the “Permits”).

(b)Except as set forth on Schedule 5.10(b) of the Seller Disclosure Schedules, (i) all Permits are, and since January 1, 2018 have been, valid and in full force and effect and (ii) since January 1, 2018, none of BSAI or the Acquired Companies is in default or violation, in any material respect, of any of the Permits. Since January 1, 2018, none of BSAI (solely in respect of the Business) or Acquired Companies has received any written notice or written communication from any Governmental Authority regarding or alleging any default or violation in any material respect of any Permit.

The foregoing representations and warranties set forth in this Section 5.10 shall not apply to Environmental Permits, which are exclusively provided for in Section 5.12 hereof.

Section 5.11Intellectual Property & Data Privacy.

(a)Section 5.11(a) of the Seller Disclosure Schedule contains a true and correct list as of the date hereof of all Intellectual Property that has issued or is registered or is subject to an application for issuance or registration that is included in the Transferred Owned Intellectual Property (collectively, the “Owned Registered Intellectual Property”). For each such item of Intellectual Property, Section 5.11(a) of the Seller Disclosure Schedule includes, where applicable, as of the date hereof (i) the current owner (including, with respect to Internet domain names and the current registrant), (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration and issue number and (iv) the application, registration or issue date.

(b)The issued and registered Intellectual Property required to be disclosed in Section 5.11(a) of the Seller Disclosure Schedule is subsisting, and, to the Knowledge of Seller, valid and enforceable. Prior to the Reorganization, (i) Seller, BSAI or an Acquired Company, as applicable, exclusively own all Transferred Owned Intellectual Property, and (ii) all other Intellectual Property primarily used, practiced or held for use or practice in the Business (the “Licensed Business IP”) is validly licensed to Seller, BSAI or an Acquired Company, in each case of (i) and (ii), free and clear of all Liens, except for Permitted Liens.  Immediately following the Closing, an Acquired Company will be the sole and exclusive owner of all Transferred Owned

Intellectual Property, in each case, to the same extent as such rights were held by Seller, BSAI or an Acquired Company immediately prior to the Closing. Each of Seller, BSAI and their respective Affiliates (including each of the Acquired Companies) have taken commercially reasonable actions necessary to maintain the confidentiality of all material Trade Secrets used in the Business. The (x) Transferred Owned Intellectual Property; (y) Licensed Business IP licensed under a Transferred Contract; and (z) Intellectual Property the benefit of which is provided to the Acquired Companies under the Transition Services Agreement constitute all of the Intellectual Property that is necessary and sufficient for the conduct and operation of the Business as currently conducted in all material respects, except for any Intellectual Property, including third-party software and other services, that Seller and Buyer agree in writing is specifically excluded from provision under the Transition Services Agreement and as to which such parties agree Seller is not required to provide any substitute or replacement.

(c)To the Knowledge of Seller, the operation of the Business has not, since January 1, 2018, infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or violate, any Intellectual Property of any Third Party in any manner that would be material and adverse to the Business, taken as a whole. To the Knowledge of Seller, since January 1, 2018, no Person has been or is engaging in any activity that infringes, misappropriates, dilutes or violates any of the Transferred Owned Intellectual Property, except for any such infringements, misappropriations, dilutions or violations that do not materially impair the ability of Seller, BSAI or any Acquired Company to operate the Business as conducted on the date of this Agreement. None of Seller, BSAI or any of their respective Affiliates (including any of the Acquired Companies) has received any written claim or notice from any Person since January 1, 2018 through the date hereof (i) challenging the ownership, use, validity or enforceability of any Transferred Owned Intellectual Property or (ii) alleging that the operation of the Business by any of Seller, BSAI or any of their respective Affiliates (including any of the Acquired Companies) infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Third Party in any manner which, if proven or established, would reasonably be expected to be material and adverse to the Business, taken as a whole.

(d)As of the date of this Agreement, there is no pending Action with respect to which Seller, BSAI or any of their respective Affiliates (including any of the Acquired Companies) has been served with written notice, or, to the Knowledge of Seller, any other Action pending or threatened against Seller, BSAI or any of their respective Affiliates (including any of the Acquired Companies), in any case, alleging that the operation of the Business since January 1, 2018 infringes, misappropriates, dilutes or violates the Intellectual Property of any Third Party.

(e)Each of Seller, BSAI and their respective Subsidiaries (including each of the Acquired Companies), and to the extent related to the Business, takes and has taken commercially reasonable steps to maintain and protect, in all material respects, the performance, integrity and security of the IT Systems (and the performance, integrity, security, and confidentiality of all Software, information and data stored or contained therein or transmitted thereby). The IT Systems included in the Transferred Assets are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business.  To the Knowledge of Seller, there have been no (i) material security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the Business. In each case, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of Seller, BSAI or their respective Subsidiaries (to the extent related to the Business) or any of the Acquired Companies or collected, used or processed by or on behalf of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) or any of the Acquired Companies and none of Seller, BSAI or their respective Subsidiaries (to the extent related to the Business) nor any of the Acquired Companies has provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information.

(f)Since January 1, 2018, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business, taken as a whole, each of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) and the Acquired Companies have at all times complied with (i) all applicable Privacy Laws, (ii) all policies and notices regarding Personal Information of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) and the Acquired Companies, and (iii) all contractual obligations of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) and the Acquired Companies with respect to Personal Information.  Each of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) and the Acquired Companies have (A) implemented and, since January 1, 2018, maintained commercially reasonable technical and organizational safeguards to protect, in all material respects, Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (B) taken commercially reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) or any of the Acquired Companies has implemented and maintained the same.  None of Seller, BSAI or their respective Subsidiaries (to the extent related to the Business) or any of the Acquired Companies has been charged with, or received any written notice of any claims of, or investigations or inquires related to, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information in any material respect.

(g)The transfer of Personal Information in connection with the transactions contemplated by this Agreement complies with all applicable Privacy Laws and applicable privacy policies of Seller, BSAI and their respective Subsidiaries (to the extent related to the Business) and the Acquired Companies, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.

Section 5.12Environmental Matters.

(a)Except as would not reasonably be expected to be material and adverse to the Business, taken as a whole, and except for such matters that have been fully resolved, (i) the Acquired Companies and BSAI (solely in respect of the Business) are, and since January 1, 2018, have been in compliance with all Environmental Laws; (ii) the Acquired Companies and BSAI (solely in respect of the Business) possess, and since January 1, 2018 have possessed, and are and since January 1, 2018, have been in compliance with all Environmental Permits that are required for the operation of the Business and Transferred Assets; (iii) there are no Actions pending or, to the Knowledge of Seller, threatened against the Acquired Companies, BSAI (solely in respect of the Business) or Transferred Assets alleging Liability under or the failure of BSAI or the Acquired Companies to comply with any Environmental Law; (iv) no Acquired Company, BSAI (solely in respect of the Business) nor any Transferred Asset is subject to any Governmental Order addressing a violation of or Liability under any Environmental Law; and (v) there has been no Release of Hazardous Materials by the Acquired Companies or BSAI, or to the Knowledge of Seller, any other Person, at the Real Property or, to the Knowledge of Seller, any real estate formerly owned, leased or operated by the Acquired Companies or BSAI (solely in respect of the Business) in a manner that could be expected to result in the imposition of any material Liability to BSAI (solely in respect of the Business) or the Acquired Companies under Environmental Law.

(b)The consummation of the Reorganization or the other transactions contemplated under this Agreement will not require the Acquired Companies or BSAI (solely in respect of the Business) to obtain any Government Approval under Environmental Laws (including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. or the Connecticut Transfer Act, Gen. Stat. Ann. § 22a-134 et seq.) or with respect to any Environmental Permit, the failure of which to obtain would, individually or in the aggregate, adversely affect the operations of the Business in any material respect.

(c)Seller has made available to Buyer all material environmental assessments, studies, audits or reports relating to Acquired Companies or BSAI (solely in respect of the Business), the Real Property or any real estate formerly owned, leased or operated by the Acquired Companies or BSAI (solely in respect of the Business) and copies of all material, non-privileged documents relating to any material and outstanding liabilities under Environmental Laws of the Acquired Companies, BSAI (solely in respect of the Business) that are within its possession or reasonable control.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties in this Section 5.12 shall be the sole representations and warranties with respect to matters arising under Environmental Laws or Environmental Permits.

Section 5.13Material Contracts.

(a)Schedule 5.13(a) of the Seller Disclosure Schedules contains a true and correct list of each of the following undischarged or unsatisfied Contracts in force as of the date hereof to which BSAI or any Acquired Company is a party that are primarily used in the Business and will be binding on an Acquired Company or the Business following the Closing, excluding any Employee Benefit Plan (each such Contract, a “Material Contract”):

(i)any Contract (but excluding any purchase orders) that involved during the 12-month period ended September 30, 2020, or that would reasonably be expected to involve during the 12-month period ending September 30, 2021, aggregate payments in excess of $3,000,000 by any Acquired Company or BSAI (exclusively with respect to the Business);

(ii)any Contract (but excluding any purchase orders) that involved during the twelve (12)-month period ended September 30, 2020 receipt of payments in excess of $3,000,000 by any Acquired Company or BSAI (exclusively with respect to the Business);

(iii)any material distribution, dealer, representative, agency or similar Contract other than any such Contract that is terminable on less than sixty (60) days’ notice without penalty or payment in connection with termination, other than amounts accrued prior to such termination;

(iv)any Contract (A) that involves a non-affiliated Person license (as licensor or licensee) of or grant of any rights with respect to Intellectual Property to or from the Business that is material to the Business (other than inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an annual fee of no more than $100,000 for the portion of such Contract used in the Business and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract), or (B) pursuant to which any Third Party creates, develops or customizes Intellectual Property material to the operation of the Business as conducted on the date of this Agreement for or on behalf of the Business to the extent created, developed, or customized primarily in connection with the Business;

(v)(A) any material Contract that provides that an Acquired Company is not permitted to compete in a line of business with another Person, (B) any Contract that is material to the Business containing “requirements” provisions or other provisions obligating BSAI (solely with respect to the Business) or any Acquired Company to purchase or obtain a minimum or specified amount of any product or service from any Person or (C) any Contract that is material to the Business that provides for “most favored nations” terms or establish exclusive sale or purchase obligations with respect to any product or service;

(vi)any Contract with a Business Employee who is a Key Employee relating to such Business Employee’s employment with Seller or any of its Subsidiaries;

(vii)any collective bargaining agreements (including any material memorandums of understanding), works council or similar labor Contracts;

(viii)any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the Indebtedness of any Acquired Company, or relating to any Liens on material assets of any Acquired Company;

(ix)any Contract that is a limited liability company, partnership, joint venture, equityholder or other similar Contract in respect of the Business;

(x)any payment or performance bond or surety agreement of the Business;

(xi)any Contract that requires the purchase or sale of any assets for a purchase price which would reasonably be likely to exceed, or the fair market value of the assets of which would be reasonably likely to exceed, $350,000 or more, other than Contracts entered into in the ordinary course of business;

(xii)any Contract for the acquisition or disposition of any business, assets, properties or rights under which the Business has any ongoing or future liability with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligations;

(xiii)any material Contract with a Governmental Authority;

(xiv)any lease of real or personal property providing for annual payments of $250,000;

(xv)any Contract between Seller or any of its Subsidiaries (that are not Acquired Companies) on the one hand and an Acquired Company, on the other hand, that will not be terminated pursuant to Section 7.04;

(xvi)any commitment to enter into any of the foregoing; and

(xvii)any Contract that is not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations) described in the foregoing clauses (i) through (xvi) that has or would reasonably be likely to involve payments or receipts in excess of $7,500,000 in any year or is material to the Business and imposes a material restriction on the ability of the Business to incur indebtedness or grant a Lien on the assets of the Business.

(b)Seller has made available to Buyer a true, correct and complete copy of each Material Contract as of the date of this Agreement (including all modifications, amendments and supplements thereto and waivers thereunder, and written summaries of any oral Contract). Except as set forth on Schedule 5.13(b) of the Seller Disclosure Schedules or except as would not individually or in the aggregate, reasonably be expected to be material and adverse to the Business, taken as a whole, (i), as of the date hereof, each Material Contract is a legal, valid and binding obligation of BSAI or the applicable Acquired Company, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against BSAI or the applicable Acquired Company, as the case may be, and, to the Knowledge of Seller, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) none of BSAI or Acquired Companies nor, to the Knowledge of Seller, as of the date hereof, any other party to a Material Contract is in default or breach of a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a default or material breach by BSAI or Acquired Company (whether by lapse of time or notice or both) under any Material Contract.

Section 5.14Affiliate Transactions.

(a)Schedule 5.14(a) of the Seller Disclosure Schedules sets forth a true and correct list, as of the date hereof, of all Affiliate Contracts that will not be terminated pursuant to Section 7.04.

(b)Schedule 5.14(b) of the Seller Disclosure Schedules sets forth a true and correct list and amount, as of September 30, 2020, of each intercompany loan, note, advance, receivable and payable, in each case, between Acquired Companies, on one hand, and Seller or any of its Affiliates (other than Acquired Companies), on the other hand.

Section 5.15Employee Benefits; Employees.

(a)Schedule 5.15(a) of the Seller Disclosure Schedules lists all Business Employees as of the date hereof, and sets forth, for each Business Employee, such Business Employee’s name, employee identification number, position, status (as to leave of disability status, full-time or part-time, active or inactive), salary or hourly rate of pay, bonus opportunity, date of hire, and principal work location. To the Knowledge of Seller, as of the date hereof, all Business Employees who are based and ordinarily working in the U.S. (the “U.S. Business Employees”) have established valid, current U.S. employment authorization.  No Assumed Benefit Plan is subject to ERISA or intended to be qualified under Section 401(a) of the Code.

(b)Section 5.15(b) of the Seller Disclosure Schedules lists each material Employee Benefit Plan (or form thereof with respect to individual arrangements that do not differ in any material respect from such form). With respect to each material Employee Benefit Plan, Seller has provided a true, correct and complete copy of the following documents, to the extent applicable: (i) the plan document and all amendments thereto (or a written summary of the material terms thereof), and (ii) the most recent IRS determination, opinion or advisory letter. With respect to any Assumed Benefit Plan, Seller has also provided a true, correct and complete copy of the following documents, to the extent applicable: (i) for the most recently completed plan year, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports; and (ii) the most recent summary plan description and other material communications to employees regarding the Assumed Benefit Plans.

(c)Except as could not reasonably be expected to result in material liability to Buyer or any Acquired Company, other than the Covered Multiemployer Plans, neither Seller, its subsidiaries (including the Acquired Companies) nor any ERISA Affiliate of Seller, currently sponsors, is obligated to contribute to or has any liability in respect of a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)No Employee Benefit Plan is (i) a Multiemployer Plan, other than a Covered Multiemployer Plan, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. With respect to any Employee Benefit Plan that is a Multiemployer Plan: (i) all contributions required to be made by Seller or an Acquired Company to any such plan with respect to any Business Employee have been timely made, and Seller has provided to Buyer the multiemployer plan contribution history relating to the Business, (ii) none of Seller, any Acquired Company or their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (iii) no such plan is “insolvent” (as defined in Section 4245 of ERISA) or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, (iv) no event has occurred that has resulted in a complete withdrawal (as defined in Section 4203 of ERISA) or a partial withdrawal (as defined in Section 4205 of ERISA) by Seller. any Acquired Company, or any of their respective ERISA Affiliates, and (v) Seller or the Acquired Companies have provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA for the most recently completed plan year with respect to a Covered Multiemployer Plan.

(e)Except as could not reasonably be expected to result in liability to Buyer or any Acquired Company, each Employee Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Laws. Except as could not reasonably be expected to result in liability to Buyer or any Acquired Company, with respect to each Employee Benefit Plan, (i) no actions, suits, claims (other than routine claims for benefits), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of Seller, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or any fiduciary of any Employee Benefit Plan with respect to the operation thereof, and (ii) to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits.  With respect to any Employee Benefit Plan, no event has occurred, and to the Knowledge of Seller, no condition exists that would, by reason of the Acquired Companies’ affiliation with any of its ERISA Affiliates, subject the Acquired Companies to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

(f)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is the subject of an opinion or advisory letter, from the IRS, and to the Knowledge of Seller, no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualification.

(g)No Employee Benefit Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, alone or together with any other event, could (i) result in severance pay or any increase in severance pay to any Business Employee or Former Business Employee, (ii) accelerate the time of payment or vesting or result in any payment, increase in amount payable, or funding of any compensation or benefits under any of the Employee Benefit Plans or otherwise, in each case in respect of any payments to Business Employees or Former Business Employee, or (iii) limit the right to merge, amend or terminate any Assumed Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), could give rise to any “excess parachute payment”, as defined in Section 280G(b)(1) of the Code. Neither Seller nor any of the Acquired Companies maintain any material obligation to gross-up or reimburse any Business Employee or Former Business Employee for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code, or otherwise.

(h)No Employee Benefit Plans provide for post-retirement health, welfare or life insurance benefits or coverage for any participant or any Business Employee or beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law or in connection with severance benefits or through the end of the month in which a termination of employment occurs.

(i)Seller and each of its Subsidiaries (in respect of the Business) is, and for the three (3) years prior to Closing has been, in compliance, with respect to Business Employees, in all material respects, with all Laws directly applicable to Seller and its Subsidiaries (in respect of the Business) relating to wages, hours, worker classification (including but not limited to exempt/non-exempt and independent contractor/employee), the provision and administration of meal and rest periods/breaks, overtime, minimum wage, wage statements, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, whistleblowing, background checks and screenings, privacy and biometric screening laws, paid sick days/leave entitlements and benefits (including but not limited to the federal Emergency Paid Sick Leave Act and any applicable state or local laws concerning COVID-19-related paid sick leave or other benefits), family and medical leave and other leaves of absence (including but not limited to the federal Emergency Family and Medical Leave Expansion Act), safety and health (including but not limited to the federal Occupational Safety and Health Act and any applicable state or local laws concerning COVID-19-related health and safety issues), WARN Act and workers’ compensation. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Acquired Company within the six (6) months prior to the Closing Date.

(j)With respect to the Business Employees, none of the Acquired Companies have incurred, and no circumstances exist under which any Acquired Company would reasonably be expected to incur, any liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of employees as independent contractors and/or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(k)As of the date hereof, (i) there are no strikes, work stoppages, slowdowns, lockouts or arbitrations pending or, to the Knowledge of Seller, threatened by any Business Employees and (ii) since January 1, 2018, no such strike, work stoppage, slowdowns, lockouts or arbitrations have occurred. Seller and each of its Subsidiaries (in respect of the Business) is in compliance, with respect to Business Employees, in all material respects, with all Laws directly applicable to Seller and its Subsidiaries (in respect of the Business) respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, employment classification, immigration, the WARN Act, plant closings and layoffs, the Fair Labor Standards Act of 1938, withholding of Taxes, employment discrimination, equal opportunity, employee leave issues and unemployment insurance.

(l)Except as set forth on Section 5.15(m) of the Seller Disclosure Schedules, none of the Acquired Companies is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. Section 5.15(m) of the Seller Disclosure Schedules sets forth a true, correct, and complete list of all labor or collective bargaining agreements, together with all amendments, modifications, or supplements thereto, involving the Acquired Company and the Acquired Company’s employees.

(m)(i) Since January 1, 2018, to the extent related to any Business Employee, Seller and its Subsidiaries have not received written notice of any material charge or complaint, of any pending or threatened material complaint, or of the intent to conduct a material investigation (or written notice that such an investigation is in progress) from or pending before any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, immigration, or occupational safety and health Laws; and (ii) as of the date of this Agreement, there is no material complaint, lawsuit, or other material proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller or its Subsidiaries (including any of the Acquired Companies) before any Governmental Authority by or on behalf of any Business Employee, Former Business Employee or any applicant for employment as a Business Employee, in each case alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case that has not been resolved as of the date of this Agreement.

(n)Except as set forth on Section 5.15(n) of the Seller Disclosure Schedules, there are no Actions relating to compliance with any Laws relating to labor and employment pending with respect to which BSAI (solely with respect to the Business) or any Acquired Company has been served with written notice, or, to the Knowledge of Seller, any other Action or investigation pending or threatened in writing against BSAI (solely with respect to the Business) or any Acquired Company.  No Judgment, consent decree, or arbitration award imposes continuing remedial obligations or otherwise limits or affects the Acquired Company’s ability to manage its employees, service providers, or job applicants.

Section 5.16Material Customers.

(a)Schedule 5.16(a) of the Seller Disclosure Schedules sets forth (i) a true and complete list of the top twenty (20) customers of the Business, measured by revenue of the Business for the one-year period ended September 30, 2020 (collectively, the “Material Customers”); and (ii) a true and complete list of the top twenty (20) suppliers for the Business, measured by amounts paid by the Business for purchases from such suppliers during the one-year period ended September 30, 2020 (collectively, the “Material Suppliers”).

(b)Since the date of the Reference Balance Sheet through the date of this Agreement, none of the Material Customers or the Material Suppliers has (i) canceled, terminated or otherwise discontinued or materially altered its business relationship with the Business or materially reduced the business that it conducted, or amended or supplemented the terms on which it conducted business, with the Business or (ii) provided the Business written notice or, to the Knowledge of the Seller, oral notice, that it will or intends to cancel, terminate or otherwise discontinue or materially alter its business relationship with the Business or materially reduce the business that it conducts, or amend or supplement the terms on which it conducts business, with the Business (other than any expiration of the term of such Material Contract). No material indemnity claim or material claim for damages has been made by a Material Customer or Material

Supplier, on the one hand, and the Business, on the other hand, with respect to the business relationship or any Contract between such parties.

Section 5.17Real Property.

(a)BSAI or the Acquired Companies, as applicable, holds good, marketable and valid fee simple title to the Owned Real Property, in each case, free and clear of Liens other than Permitted Liens. Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority and, neither BSAI or the Acquired Companies has received any notice of threatened or contemplated condemnation or taking. All buildings, structures, facilities and improvements located on the Owned Real Property comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Law for the use thereof as currently conducted, and are in in good operating condition and repair (ordinary wear and tear excepted) except where the failure to have such valid and current certificates of occupancy or similar Permits or to be in good operating condition and repair would not reasonably be expected to be material and adverse to the Business, taken as a whole. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)Schedule 2.03(a)(i) of the Seller Disclosure Schedules sets forth as of the date hereof a true, accurate and complete list of the addresses of each parcel of real property that is the subject of the Leases (collectively, the “Leased Real Property”). Each of BSAI and the Acquired Companies has a valid leasehold interest (as lessee or sublessee) in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. Each of the Leases is in full force and effect as to BSAI and the Acquired Companies, as applicable, and, to the Knowledge of Seller, as to the landlord or sublandlord, that is party thereto, in accordance with its terms, in each case, except as would not reasonably be expected to be material and adverse to the Business, taken as a whole.  There exists no default or event of default under any Lease on the part of BSAI or the Acquired Companies, or, to the Knowledge of Seller, any other party under any Lease except, in each case, as would not reasonably be expected to be material and adverse to the Business, taken as a whole. Seller has made available to Buyer complete and correct copies of all Leases, including all amendments thereto. BSAI and the Acquired Companies has not assigned, transferred or pledged any interest in any of the Leases.

(c)Neither BSAI (solely with respect to the Business), any of the Acquired Companies nor the Business owns, leases, subleases or occupies any real property other than the Real Property.  Except as set forth on Schedule 5.17(c) of the Seller Disclosure Schedules and the Leases, there are no leases, subleases, licenses or other occupancy agreements relating to the Real Property with respect to which BSAI or the Acquired Companies is lessor, sublessor or licensor.

Section 5.18Sufficiency of Assets, Services and Personnel; Title to Assets.

(a)On the Closing Date (including after giving effect to the Reorganization and assuming receipt of all consents, approvals and authorizations relating to the matters set forth in Section 4.02 of the Seller Disclosure Schedule or as contemplated by Section 4.03), the Transferred Assets and the assets of the Acquired Companies will, together with the assets used to provide services under the Transaction Agreements and taking into account Third-Party Rights, provide

Buyer with, and Buyer will own and have the right to use, all of the tangible assets, rights, interests and properties (other than Intellectual Property and insurance) reasonably required to conduct the Business, and Buyer will be afforded sufficient personnel (assuming the Business Employees all remain employed and active employees) necessary to conduct the Business, in all cases, immediately following the Closing Date in all material respects in substantially the same manner as the Business is being conducted as of the date hereof and as of the Closing Date; provided, however, that (a) nothing in this Section 5.18 shall be deemed to constitute a representation or warranty regarding (i) the adequacy of the amounts of cash or working capital (or the availability of the same) or (ii) the sufficiency of any assets of the type included in the definition of “Excluded Assets” or (iii) any infringement, misappropriation, dilution or other violation of any Intellectual Property of any Third Party beyond those expressly set forth in Section 5.11; and (b) the representations and warranties set forth in this Section 5.18 shall not be breached or inaccurate or deemed to be breached or inaccurate as a result of any action that Seller is required or permitted to take or cause to be taken pursuant to Section 7.03 or Section 7.06, or for which Buyer has provided its consent (including pursuant to Section 7.01).

(b)A member of the Seller Group (solely with respect to the Business) has good and valid title to, or a valid leasehold interest in, or license for or right to use the material Transferred Assets in all material respects and each Acquired Company has good and valid title to, or a valid leasehold interest in, or license for or right to use its assets, properties and rights, in all material respects except, in each case, for any Permitted Liens thereon.

(c)Except as set forth on Schedule 5.18(c) of the Seller Disclosure Schedules, all of the Transferred Assets and Leased Real Property that are material to the operation of the Business are in a good general state of condition and repair (ordinary wear and tear excepted) and good working order sufficient to carry out the functions for which such Transferred Assets are currently being used, except as would not reasonably be expected to be material and adverse to the Business, taken as a whole.

Section 5.19Taxes.

(a)Solely with respect to matters pertaining to the Business and the Transferred Assets:

(i)Seller and BSAI has, to the extent related solely to matters pertaining to the Business or the Transferred Assets, (A) timely filed all material Tax Returns required to be filed with the appropriate Tax Authorities (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and all such Tax Returns are true, correct and complete in all material respects; and (B) timely paid all material Taxes (whether or not shown to be payable on such Tax Returns) in full.

(ii)No material deficiencies related solely to the Business or the Transferred Assets for any Taxes have been assessed in writing that are still pending. There is no Action pending in respect of any Taxes related solely to the Business or the Transferred Assets, nor has any deficiency for any such Taxes been asserted in writing. There are no outstanding Contracts, consents or waivers, in each case in writing, to extend the statutory period of limitations applicable to the assessment or collection of any income

Taxes or deficiencies against Seller relating solely to the Business or the Transferred Assets.

(iii)All material Taxes required to be withheld, deducted or collected by Seller (including from employees, former employees, independent contractors, creditors, equity holders, or any other Third Party of the Business for all Taxes) solely with respect to the Business or the Transferred Assets have been collected, deducted or withheld, and either paid to the respective Tax Authorities or set aside in accounts for such purpose.

(iv)There are no material Liens for Taxes upon any of the Transferred Assets except Permitted Liens.

(v)All material sales and use Taxes required to be collected and remitted have been or will be, as of the Closing Date, collected and remitted on a timely basis to the appropriate Governmental Authorities.

(b)With respect to the Acquired Companies:

(i)Each of the Acquired Companies has prepared and duly and timely filed with the appropriate Tax Authorities all material Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects.

(ii)No material claim has ever been made by a Taxing Authority, in a jurisdiction where an Acquired Company does not file Tax Returns, that the Acquired Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved, and, to Seller’s knowledge, there is no basis for any such claim to be made.

(iii)None of the Acquired Companies is currently the subject of a material Tax audit, dispute, proceeding, claim or examination by any Tax Authority and no such Tax audit, dispute, proceeding, claim or examination has been threatened in writing against any of the Acquired Companies.

(iv)None of the Acquired Companies has consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Tax Authority (other than any extension which is no longer in effect) and no written request for any such waiver is currently pending.

(v)None of the Acquired Companies has received from any Tax Authority any notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been resolved.

(vi)Each of the Acquired Companies has fully and timely paid (or caused to be fully and timely paid) all material Taxes (whether or not shown as due and payable). All Taxes of the Acquired Companies, if not yet due or owing, have been adequately accrued and reserved in accordance with GAAP.

(vii)Each of the Acquired Companies has withheld, deducted or collected from its employees, former employees, independent contractors, creditors, equity holders and Third Parties all material Taxes required and timely paid to the appropriate Tax Authority amounts required to have been withheld or paid over or set aside in accounts for such purpose.

(viii)There are no Liens for Taxes upon any of the assets of the Acquired Companies except for Permitted Liens.

(ix)PacSource is, and since its inception has been, classified as an entity disregarded as separate from its owner for purposes of U.S. federal income Tax and applicable state income Tax.

(x)No Acquired Company has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than the “affiliated group” as defined in Code section 1504(a) the common parent of which is Seller or the parent of Seller).  No Acquired Company is a party to or has an obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement, other than commercial agreements the primary purpose of which does not relate to Taxes.  No Acquired Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(xi)None of the Acquired Companies has participated in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(xii)No Acquired Company will be required to include amounts in income, or exclude items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of  (A) a change in or incorrect method of accounting occurring prior to the Closing, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received or deferred revenue realized on or prior to the Closing Date, (D) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, or (E) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).

(xiii)During the two-year period ending on the date hereof, no Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A).

(xiv)Each Acquired Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities.

(xv)Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(xvi)Except as set forth on Section 5.19(b)(xvi) of the Seller Disclosure Schedules, no Acquired Company has deferred any payroll Taxes or claimed any other Tax benefit or relief pursuant to the CARES Act.

(xvii)No Acquired Company is required to make any adjustments by reason of Treasury Regulation Section 1.1502-36.

Section 5.20Brokers. Seller or one of its Affiliates other than the Acquired Companies is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 5.21Product Liability. There are no current or alleged warranty obligations with respect to products designed, manufactured, marketed or sold by or on behalf of any Acquired Company that would reasonably be expected to be material and adverse to the Business, taken as a whole.  As of the date hereof, there are no material pending or, to the Knowledge of Seller, material threatened product liability claims against the Business by any Third Party relating to personal injury, including death, property damage or economic loss arising from the manufacture, sale or use of products designed, manufactured, marketed or sold by or on behalf of any Acquired Company.

Section 5.22Branches. The Branches are the only branches of the Business at which anything other than immaterial operations of the Business is conducted.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND
BUYER PARTIES

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

Section 6.01Incorporation and Authority of Buyer.

(a)Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.

(b)Each of Buyer and each Buyer Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which Buyer and each Buyer Party is or will be a party (the “Buyer Transaction Agreements”). The execution and delivery by Buyer and each Buyer Party of the Buyer Transaction Agreements, the consummation by Buyer and each Buyer Party of the transactions contemplated by, and the performance by Buyer and each Buyer Party of its obligations under, the Buyer Transaction Agreements have been (or will be prior to the Closing) duly authorized by all requisite corporate action on the part of Buyer and each Buyer Party. This Agreement has been, and upon execution and delivery, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer and each Buyer Party, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Buyer Transaction Agreements will constitute (assuming due authorization, execution and dealing by each other party to such Buyer Transaction Agreements) the legal, valid and binding obligation of Buyer and each Buyer Party, enforceable against Buyer and each Buyer Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as otherwise provided in this Article VI and except as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of Buyer or any Buyer Party, (b) violate or conflict with any Law or other Governmental Order applicable to Buyer or any Buyer Party or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, rights or properties of Buyer or any Buyer Party pursuant to any material note, bond, mortgage, indenture or contract which Buyer, or any Buyer Party or any of their Subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 6.03Consents and Approvals. Except as set forth on Schedule 6.03 of the Buyer Disclosure Schedules, or as may result from any facts or circumstances solely relating to Seller or its Affiliates (as opposed to any Third Party), the execution, delivery and performance by Buyer and each Buyer Party of, and the consummation by Buyer and each Buyer Party of the transactions contemplated by, the Buyer Transaction Agreements to which Buyer or Buyer Party is or will be a party do not and will not, require any Governmental Approval to be obtained or made by Buyer, any Buyer Party or any of their Affiliates prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made would not, and would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 6.04Absence of Litigation. There are no Actions pending with respect to which Buyer has been served with written notice, or, to the Knowledge of Buyer, any other Action pending or threatened in writing against Buyer that question the validity of, or seek injunctive relief with respect to, any of the Buyer Transaction Agreements or the right of Buyer or any Buyer Party to enter into any of the Buyer Transaction Agreements.

Section 6.05Securities Matters. The Equity Interests are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Equity Interests. Buyer (a) acknowledges that the Equity Interests have not been registered under the Securities Act, or any securities Laws of any state or other jurisdiction and (b) understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Equity Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable securities Laws of any state or other jurisdiction.

Section 6.06Financing; Solvency.

(a)Buyer has delivered to Seller a true and complete copy of the executed equity commitment letter, dated as of the date hereof, between Buyer and certain affiliates of Buyer (the “Sponsor”) (as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof, the “Equity Commitment Letter”), pursuant to which Sponsor has committed, subject to the terms and conditions thereof, to invest in Buyer, directly or indirectly, cash amounts (the “Financing”) to fund all of the amounts required to be provided by Buyer for the consummation of the transactions contemplated hereby, including (i) the Closing Payment pursuant to Section 2.05 of the Purchase Agreement and (ii) to pay the fees and expenses contemplated by the Purchase Agreement, in each case, less any Cash at the Acquired Companies (collectively, the “Required Funds”).

(b)Assuming the Financing is funded in accordance with the Equity Commitment Letter, the Financing is sufficient to pay the Required Funds.

(c)As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect.  The Equity Commitment Letter is a legal, valid and binding obligation of Buyer and the Sponsor, enforceable against such parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).  There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter.

(d)Immediately after giving effect to all of the transactions contemplated by this Agreement, Buyer and each Acquired Company shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts as they come due. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Business, any Acquired Company or any Affiliates thereof.

Section 6.07Investigation.

(a)Buyer (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies, the Business, the Transferred Assets and the Assumed Liabilities and (ii) has been furnished with or given adequate access to such information about the Acquired Companies, their business and the Transferred Assets as it has requested.

(b)BUYER AGREES THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV AND Article V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), EACH OF SELLER AND BSAI MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, BSAI, THE ACQUIRED COMPANIES, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE ACQUIRED INTERESTS, THE BUSINESS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIRED COMPANIES OR THE BUSINESS, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS OR ANY OTHER RIGHTS OR LIABILITIES TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. BUYER AGREES THAT SELLER MAKES NO IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER.  BUYER AGREES THAT EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV AND Article V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE), BUYER EXPRESSLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION, AND ACKNOWLEDGES AND AGREES THAT IT IS NOT ENTITLED TO RELY UPON, AND THAT SELLER AND BSAI HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM, ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION MADE BY ANY PERSON. BUYER FURTHER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS TERMS AND CONDITIONS OF THE TRANSACTION AGREEMENTS.

(c)Buyer acknowledges that none of Seller, BSAI or the Acquired Companies or any of their respective Affiliates or Representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller, BSAI, the Acquired Companies or any of their respective Affiliates or Representatives to Buyer or any other information which is not included in this Agreement, and none of Seller, BSAI, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person will have or be subject to any Liability to Buyer, any Affiliate of Buyer or any other Person resulting from (i) the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their respective Representatives or (ii) any errors in or omissions from any such information.

(d)Buyer acknowledges and agrees that none of Seller, BSAI, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Business or the Acquired Companies made available to Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise, but excluding the express  representations and warranties set forth in Article IV and Article V as to the scope and accuracy of documentation “made available” to Buyer), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Business, in “break-out” discussions, in responses to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller, BSAI or any Acquired Company or in any other form, or (ii) any information delivered or made available pursuant to Section 7.02.

(e)Buyer acknowledges and agrees that none of Seller, BSAI, the Acquired Companies or any of their respective Affiliates or Representatives or any other Person shall have any Liability or responsibility whatsoever to Buyer or its Affiliates or Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Business or the Acquired Companies provided to Buyer, in materials made available in any “data room” (virtual or otherwise, but except for the express representations and warranties set forth in Article IV and Article V as to the scope and accuracy of documentation made available to Buyer), in presentations by management of Seller, BSAI or any Acquired Company or the Business or any other Person), to Buyer or its Affiliates or Representatives (or any omissions therefrom).

(f)In connection with Buyer’s investigation of the Business, the Acquired Companies, the Transferred Assets and the Assumed Liabilities, Buyer has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that, none of Seller, BSAI or the Acquired Companies or any of their respective Affiliates or Representatives or any other Person are making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and Buyer hereby disclaims any reliance on such estimates, projections and other forecasts and plans and agrees that it has not relied thereon.

(g)Notwithstanding the above, nothing in this Section 6.07 shall preclude any claim for Fraud against Seller or relieve Seller from any Liability for Fraud.

Section 6.08Brokers. Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any Affiliate.

Article VII
ACTIONS PRIOR TO THE CLOSING DATE

Section 7.01Conduct of Business Prior to the Closing.

(a)Except as (x) required by applicable Law, (y) expressly contemplated by this Agreement or the Transaction Agreements (including the Reorganization) or (z) as set forth on Schedule 7.01 of the Seller Disclosure Schedules, and except for any COVID-19 Measures, from the date of this Agreement through the Closing, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause BSAI and Acquired Companies to use commercially reasonable efforts to (i) conduct the Business in all material respects in the ordinary course and (ii) solely with respect to matters pertaining to the Business, preserve intact in all material respects the Business and maintain relationships with key employees, Material Customers, lenders, suppliers, vendors, regulators and other material business relationships with respect to the Business (it being understood and agreed that Seller shall not be required to make any concessions that adversely impact the Retained Business in connection therewith).

(b)Except as (x) required by applicable Law, (y) expressly contemplated by this Agreement or the Transaction Agreements (including the Reorganization) or (z) as set forth on Schedule 7.01 of the Seller Disclosure Schedules from the date of this Agreement through the Closing, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement through the Closing, Seller shall cause BSAI and the Acquired Companies to refrain from taking any of the following actions, in each case solely with respect to the Business:

(i)(A) amend the organizational documents of any Acquired Company; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, (C) enter into any agreement with respect to the voting of its capital stock or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ii)enter into any new line of business or make any material change in the Business;

(iii) (A) sell, transfer, assign, encumber, pledge, lease, license, exchange or otherwise dispose of (1) any Equity Interest or voting securities of any Acquired Company or (2) other than the sale of inventory or the sale of any vehicle in the ordinary course of business (provided, that, Seller shall continue in the ordinary course of business to replace sold vehicles as necessary to maintain the fleet of vehicles for the Business consistent with the standard contemplated by Section 7.01(a)), any Transferred Asset or asset of any Acquired Company, that is, in the case of this clause (2), material to the Business (each such Transferred Asset or asset, a “Material Business Asset”) or (B) mortgage, grant, pledge, create or otherwise incur any Lien, other than a Permitted Lien, on any Equity Interest or Material Business Asset (in each case, other than with respect to Intellectual Property);

(iv)(A) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any rights in any Transferred Owned Intellectual Property (other than nonexclusive licenses granted to third Persons in the ordinary course of business or with respect to immaterial or obsolete Intellectual Property) or (B) disclose any material Trade Secret included in the Transferred Owned Intellectual Property to any other Person (other than in the ordinary course of business to a person bound by sufficient written confidentiality obligations);

(v)incur any Indebtedness (excluding, for the avoidance of doubt, accounts payable), or assume, grant, guaranty or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in each case, other than (A) in the ordinary course of business under the Existing Credit Agreements, (B) that will be settled or repaid in full, or canceled, released or terminated, at or prior to Closing or (C) Indebtedness described in any of clauses (e), (f) or (g) of the definition thereof;

(vi)issue or sell any Equity Interests of any of the Acquired Companies (other than to BSAI or another wholly-owned Subsidiary of Seller);

(vii)other than as required by the terms of any Employee Benefit Plan or by applicable Law, including any COVID-19 Measures, (A) establish, adopt or amend any Employee Benefit Plan (other than any adoption or amendment that applies generally to all eligible employees of Seller and its Affiliates and does not result in any increase in cost to the Acquired Companies), (B) accelerate, increase or grant any new compensation or benefits to any Business Employee other than (1) increases in base salary or hourly wages in the ordinary course of business for any Business Employee with a title below Branch Manager and (2) base compensation and benefits to new hires below the level of a Managerial Employee (defined below) in the ordinary course of business that are not otherwise prohibited by this Agreement and that do not include any guaranteed bonuses or severance payments or benefits or (C) take any action to fund or secure the payment of any compensation or benefits under any Assumed Benefit Plan;

(viii) (A) terminate the employment of any Business Employee with a title of Branch Manager and above (a “Managerial Employee”), other than for cause (as determined by Seller) or (B) hire or promote any Managerial Employee (or any employee who would be a Managerial Employee if employed on the date hereof), other than to fill any vacancy;

(ix)change the title, position or duties of any Managerial Employee or transfer or reallocate the employment or services of Business Employees to a business of Seller or any of its Affiliates, or change the title, position or duties or transfer or reallocate the employment or services of any employee of Seller and its Subsidiaries who is not a Business Employee to the Business if such change, transfer or reallocation would result in such employee becoming a Business Employee;

(x)other than as required by Law, grant recognition to any labor union or enter into, modify, amend, or terminate any collective bargaining agreement;

(xi)enter into, amend in any material respect, terminate or waive performance of any material terms under, any Material Contract, Transferred Lease or Acquired Company Lease (or any Contract that would have been required to be listed as a Material Contract had such Contract been entered into prior to the date of this Agreement), other than in the ordinary course of business and, in the case of terminations, other than any termination of any Material Contract, Transferred Lease or Acquired Company Lease occurring pursuant to the terms thereof;

(xii)enter into any settlement or agreement to settle or release with respect to any Action against the Business, other than (A) settlements or agreements to settle or releases in the ordinary course of business that involve only the payment of money damages without ongoing limits on the conduct or operation of the Business and results in a full release of such claim, (B) settlements that result in the payment of liabilities not in excess of $500,000 or (C) settlements that result in payments of liabilities that are specifically identified and reserved against in the Financial Statements;

(xiii)other than (A) capital commitments and expenditures contemplated by the budget of the Business made available to Buyer on or prior to the date hereof or (B) capital expenditures made during the first quarter of Seller’s 2022 fiscal year, provided that such capital expenditures during such quarter do not exceed an amount equal to one hundred ten percent (110%) of the quarterly average amount of capital expenditures made for the four (4) previous fiscal quarters, undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of $1,000,000 or in the aggregate in excess of $2,500,000;

(xiv)declare, issue, make or pay, or set a record date for or set aside payment for any dividend or other distribution of assets (in each case, other than dividends or distributions of Cash prior to the Adjustment Time);

(xv)sell, encumber, mortgage, lease, license or otherwise dispose of the Owned Real Property or sublease or license the Leased Real Property except in the ordinary course of business;

(xvi)other than any trade credit in the ordinary course of business, loan, advance any funds or make any capital contribution to any Person in excess of de minimis amounts;

(xvii)cancel, modify, reduce or terminate any insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;

(xviii)implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xix)(A) make, change or revoke any material Tax election of KKAC or ALKC, (B) change an annual accounting period of KKAC or ALKC or change (or make a request to any Tax authority to change) any aspect of a method of accounting for Tax purposes, (C) prepare or file any Tax Returns of KKAC or ALKC in a manner which is inconsistent with past practices (unless otherwise required by applicable Law), (D) enter into any Tax sharing, closing, or similar agreement in respect of any Taxes that will be binding on KKAC or ALKC after Closing, or (E) obtain or request any Tax ruling that will be binding on KKAC or ALKC after closing;

(xx)cause any inventory of the Business, including finished goods, raw materials and works-in-process, and all service parts, supplies, automobiles, trucks, tractors, trailers and forklifts of the Business, to be located anywhere other than at the Branches with the intent or which has the effect of changing the allocation of Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities; or

(xxi)enter into any legally binding commitment with respect to any of the foregoing.

(c)Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 7.01 shall be deemed to limit (i) the transfer of Excluded Assets or Excluded Liabilities prior to the Closing or (ii) Seller’s ability to cause its Affiliates to make any of the transfers or take such other actions contemplated by Section 7.06.  In furtherance of the foregoing, Buyer acknowledges that prior to Closing, Seller intends to remove from all of the Branches any assets used in connection with the operation of the solar panel business, the water proofing business and the exteriors business and such actions by Seller and its Subsidiaries shall not be considered a breach of this Agreement.

Section 7.02Access to Information.

(a)From the date of this Agreement until the Closing Date, Seller shall, and shall cause BSAI and the Acquired Companies to, give Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to all books and records, assets, data, information, Contracts of the Business and to furnish Buyer and its authorized Representatives with all information concerning the Transferred Assets, the Assumed Liabilities and all other information of the Business as Buyer shall reasonably request in writing, and, with the consent of Seller (not to be unreasonably withheld, conditioned or delayed), the Business Employees and properties of the Business, and shall cooperate with Buyer in good faith to provide Buyer with reasonable access to the Business Employees as soon as reasonably practicable after the date of this Agreement, which access shall include “town hall” or similar group meetings as requested by Buyer and the parties shall cooperate to conduct a week one communications plan to employees substantially consistent with the communications plan agreed to by the parties on or prior to the date of this Agreement; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues) and any COVID-19 Measures, under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type given, furnished or made available to them pursuant to this Section 7.02. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, neither Buyer nor any of its Representatives shall contact any customers or suppliers of the Business, any suppliers to, or customers of BSAI or any Acquired Company.

(b)Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall have no obligation to give or make available or cause to be given or made available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of (i) any Excluded Books and Records, (ii) any personnel file, medical file or related records of any Business Employee or (iii) any other information that would (A) result in a loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, (B) contravene any applicable Law, Governmental Order, or any COVID-19 Measures required by Law or Governmental Order, or fiduciary duty, (C) jeopardize the health and safety of any employee of Seller or any of its Subsidiaries, in light of COVID-19, or (D) result in competitive harm to Seller or any of its Subsidiaries, it being understood that Seller shall (1) cooperate with any requests for, and use its reasonable best efforts to obtain, any waivers and (2) use its reasonable best efforts to make other arrangements or develop an alternative to providing such information (including redacting information, entering into common interest or joint defense agreements or establishing appropriate clean room procedures), in each case, that would enable any otherwise required disclosure to Buyer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order, fiduciary duty or contractual confidentiality obligation.

Section 7.03Regulatory and Other Authorizations; Consents.

(a)General Efforts.  Prior to Closing, each of Buyer and Seller shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to promptly obtain all Governmental Approvals (including with respect to Permits and Environmental Permits) that may be or become necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements.  The parties to this Agreement shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals. Neither Seller nor Buyer shall take, or permit any of their Subsidiaries to take, any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any required Governmental Approval.

(b)Anti-Trust Laws.  In furtherance and not in limitation of the obligations set forth in Section 7.03(a), each of Seller and Buyer shall (and Buyer, to the extent required by Law or any Governmental Authority, shall cause its Affiliates to) (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the date of this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) not extend any waiting period under the HSR Act, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Buyer shall take all actions necessary to avoid any request for additional information (a “Second Request”).  In the event of a Second Request, Buyer shall in good faith make, as soon as reasonably practicable, a response to such Request. The filing fees associated with the HSR Act filing in connection with the transactions contemplated by this Agreement shall constitute Split Fees.

(c)Communications.  Prior to Closing, each of Seller and Buyer shall promptly notify the other party of any communication such first party or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed submission, filing or communication (and documents submitted therewith) intended to be given by such first party to the FTC, the DOJ or any other Governmental Authority and shall provide each other with copies of all submissions, correspondence, filings or communications between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, except for any notification under the HSR Act; provided that such materials may be redacted to remove references concerning the valuation of the Business. Except as otherwise required or requested by the applicable Governmental Authority, prior to Closing, neither Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority (other than a telephone call initiated by such Governmental Authority and not scheduled in advance) in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.03(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel. Subject to the Confidentiality Agreement and Section 7.02, Seller and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, that neither party shall be required to disclose to the other any of its or its respective Affiliates’ confidential competitive information or any personally identifiable information of their or their Affiliates’ respective officers, directors or other applicable individuals. Neither party shall be required to comply with any provision of this Section 7.03(c) to the extent that such compliance would be prohibited by applicable Law.

(d)Additional Buyer Covenants.  In furtherance and not in limitation of the covenants of the parties contained in Sections 7.03(a) and 7.03(b), Buyer shall (and shall cause its Affiliates to) take any and all actions and steps as promptly as practicable to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including defending (with sufficient time for resolution in advance of the Outside Date) through litigation on the merits any claim asserted in any court with respect to transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Authority or any private party; and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible (and in any event, no later than the Outside

Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines, and assets of Buyer or any of its Affiliates, the Business or the Acquired Companies and (B) otherwise taking or committing to take actions that after the Closing would limit Buyer’s, the Acquired Companies’ or the Business’s or their respective Affiliates’ freedom of action with respect to, or their ability to operate and/or retain, one or more of the businesses, products lines or assets of Buyer, the Acquired Companies or the Business or their respective Affiliates; provided, however, that in no event shall Buyer be required to take (and Seller or any member of the Seller Group shall not take without the prior written consent of Buyer) any actions under this paragraph that, individually or in the aggregate, would be expected to result in a material adverse effect on Buyer (including its Affiliates), the Acquired Companies and the Business, taken as a whole.

(e)Notification.  Each of Seller and Buyer shall give prompt written notice to the other party of the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article XI, and such written notice shall specify the condition which has failed or will fail to be satisfied.

(f)Contract Consents; Shared Vendor Contracts.  Prior to the Closing, each of Buyer and Seller shall cooperate with the other party to obtain any other consents and approvals that may be required from Third Parties other than any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements (“Required Third Party Consents”). Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Subsidiaries shall be required to compensate any Third Party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise or to remain secondarily liable or contingently liable for any Assumed Liability) to any Third Party to obtain any such Required Third Party Consents. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any representation or warranty in Article IV or Article V), neither Seller nor any of its Affiliates shall have any Liability to Buyer or any of its Affiliates, and no representation, warranty, covenant or agreement of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (i) the failure to obtain any Required Third Party Consent, (ii) any claim of breach or termination of any Contract to which BSAI, any Acquired Company or any of their respective Affiliates is party arising from or relating to the failure to obtain any Required Third Party Consent, or any resulting termination or inability to perform under any other Contract to which BSAI, any Acquired Company or any of their respective Affiliates is a party for which such terminated or breached Contract is required for performance thereunder, (iii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Required Third Party Consent, any such termination, or any such inability to perform, or (iv) the loss of any revenue, customers, dealers, employees or other business relationships of the Business or the Acquired Companies as a result of or relating to any action by any Person described in clauses (i) or (ii) of this Section 7.03(f). Buyer further acknowledges that, during the negotiation and due diligence phases with respect to the transactions contemplated by this Agreement, Seller, BSAI, the Acquired Companies and their respective Affiliates and Representatives may have disclosed Contracts and confidential information in violation of applicable confidentiality restrictions providing for protection of such disclosed information, and Buyer agrees that none of Seller nor any Acquired Company or any of their respective Affiliates shall have any Liability to Buyer or any of its Affiliates arising out of relating to such disclosure.  With respect to the Contracts set forth on Schedule 7.03(f) of the Seller Disclosure Schedules pursuant to which the Business and the Retained Business both receive services from the counterparty thereto, during the period between the date hereof and Closing, Buyer and Seller shall use commercially reasonable efforts to negotiate with the counterparty a separation of the Contract into two separate Contracts with one Contract providing services to the Business and the other contract providing services to the Retained Business.

(g)No Representations.  The foregoing agreements in this Section 7.03 are made solely to facilitate the Closing and do not constitute a representation or admission that the transactions contemplated hereby, if consummated without any modification, would violate any Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Law would not be harmful to the parties.

(h)No Control Over Other’s Assets.  Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of Seller, BSAI or any Acquired Company, except as permitted by any applicable Laws in the performance of the parties’ respective obligations under this Article VII.

(i)Not Applicable to Financing.  Buyer’s obligations with respect to the Financing shall be governed by Section 8.09 and not this Section 7.03.

Section 7.04Intercompany Obligations. Except for the intercompany obligations set forth on Schedule 7.04, Seller shall, and shall cause BSAI and the Acquired Companies to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, the Acquired Companies, on the one hand, and Seller and its Subsidiaries (other than the Acquired Companies), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances, regardless of their maturity, and all intercompany receivable, payables and other Liabilities for the amount due, including any accrued and unpaid interest to but excluding the date of payment.

Section 7.05Termination of Affiliate Contracts. Except for this Agreement, any Transaction Agreement or as set forth on Schedule 5.14(a) of the Seller Disclosure Schedules, at or prior to the Closing, Seller shall terminate, or cause to be terminated, all Affiliate Contracts and shall cause each Acquired Company to be released from all covenants, agreements, liabilities and obligations under such Affiliate Contracts, whether arising prior to, at or after the Closing, in each case, to be effective at or prior to the Closing. For the avoidance of doubt, except for any services provided pursuant to the Transition Services Agreement and any other applicable Transaction Agreements, as of and following the Closing, Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Acquired Companies or the Business.

Section 7.06Pre-Closing Reorganization.

(a)Notwithstanding anything to the contrary set forth herein, prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries to, take all steps necessary to effect and carry out the plan of reorganization as detailed in Section 2.02 (the “Reorganization”). Seller shall provide Buyer with draft copies of all Reorganization Agreements and the parties shall agree on the form and substance of all Reorganization Agreements.  Any changes to the Reorganization proposed by Seller after the date hereof shall be subject to Buyer’s prior written consent (not to be unreasonably withheld, delayed or conditioned), with such changes that are approved by Buyer to be incorporated in a revised Reorganization Agreement.  As part of the Reorganization, Seller shall be permitted to cause any Acquired Company that owns any assets that would be Excluded Assets if owned by BSAI, to transfer such assets pursuant to the terms of the Reorganization Agreements so that as of the Closing such assets are owned by Seller or one of its Subsidiaries (other than the Acquired Companies).  Buyer will use its reasonable best efforts to provide all reasonable cooperation requested by Seller with respect to effecting the Reorganization.

(b)Prior to the Closing, Seller or BSAI, as applicable, and Buyer or Buyer Party, as applicable, shall use commercially reasonable efforts to enter into the Hawaii Sublease Agreement and the Worcester Sublease Agreement, the terms of which shall be agreed upon in good faith by Seller and Buyer prior to the Closing, in order to separate the use, occupancy and operations of the Business from the Retained Business. To the extent required under the existing lease agreements affecting each of the Hawaii Branch and the Worcester Branch, or by Governmental Authorities, Seller or BSAI, as applicable, shall use commercially reasonable efforts to obtain all required consents from the landlords under the lease agreements and all permits, certificates of occupancy and zoning variances from the Governmental Authorities required to enter into the Sublease Agreements or such other arrangement as agreed to by the parties and as are necessary for the accomplishment of the legal and physical separation of the Business from the Retained Business in the Hawaii Branch and the Worcester Branch.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.01Post-Closing Access to Information.

(a)Subject to the standard document retention policies of each party and its Affiliates, for a period of six (6) years following the Closing, each party shall preserve all pre-Closing Date books and records of the Acquired Companies and the Business possessed or controlled by such Person. During such period, upon any reasonable request from party or its authorized Representatives (the “Requesting Party”), the other party or any of its Affiliates holding such books and records (the “Disclosing Party”) shall (a) provide the Requesting Party reasonable access to such books and records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of the Disclosing Party holding such books and records and (b) permit the Requesting Party to make copies of such books and records, in each case, at no cost to the Disclosing Party (other than for reasonable out-of-pocket expenses). Nothing herein shall require the Disclosing Party to disclose any information to the Requesting Party if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable

Law, Governmental Order or any fiduciary duty (it being understood that the Disclosing Party shall (i) cooperate with any requests for, and use their reasonable best efforts to obtain, any waivers, and (ii) use their reasonable best efforts to make other arrangements (including redacting information or entering into common interest or joint defense agreements or establishing clean team arrangements), in each case, that would enable otherwise required disclosure to Seller or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.02) require Buyer or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Acquired Companies) or any personnel or related records.

(b)Such books and records may be requested under this Section 8.01 for any reasonable business purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of the parties to this Agreement, preparation of the Initial Post-Closing Statement (if applicable), claims relating to Excluded Liabilities or other similar purpose. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such books and records may be destroyed by either party, if such party sends to the other party written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed; such books and records may then be destroyed after the sixtieth (60th) day following such notice unless the other party notifies such party of its desire to obtain possession of such books and records, in which event such party shall transfer the books and records to the other party and the other party shall pay all reasonable out-of-pocket expenses in connection therewith.

Section 8.02Books and Records; Financial Reporting.

(a)At the Closing, (i) Seller shall cause all tangible books and records of the Acquired Companies and the Business to be located on the Real Properties and such tangible books and records shall be transferred to Buyer by possession of such premises and (ii) Seller shall transfer, or cause to be transferred, to Buyer all original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies and all Permits of the Acquired Companies, in each case, that are not located on the Real Property or otherwise possessed or controlled by the Acquired Companies. Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that will result in the delivery or transfer of all other books and records of the Acquired Companies and the Business to Buyer or the Acquired Companies at, or as soon as reasonably practicable following, the Closing. Except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of the Acquired Companies and the Business relating to periods ending on or prior to the Closing Date.

(b)For a period of three (3) years after the Closing, Buyer shall provide reasonable assistance to Seller in connection with any reporting obligations of Seller pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 or any of the rules or regulations promulgated thereunder and any other financial reporting obligations of Seller, in each case, related to the Business or the Acquired Companies.

Section 8.03Confidentiality.

(a)The terms of the Confidentiality Agreement, by and between Seller and Buyer are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, maintain in confidence any confidential information of the Business that is not an Excluded Asset and that was obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 8.01.

(c)From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Acquired Companies) and its and their Representatives to, maintain in confidence any confidential information of Seller or its Affiliates prior to the Closing Date and not use such information in connection with the operation of any Restricted Business during the five years after the Closing Date, other than confidential information of the Business that is not an Excluded Asset.

(d)The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its respective Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Acquired Companies (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party (to the extent such prior notice is permitted to be given under applicable Law); provided, that the disclosing party, to the extent reasonably requested by the other party, shall cooperate with such other party in seeking an appropriate order or other remedy protecting such information from disclosure, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.

Section 8.04Insurance.  Effective at the time of the Closing, the Acquired Companies and the Business shall cease to be insured by any claims-based insurance policies or self-insurance programs of Seller and its Affiliates to the extent that the cessation of such coverage would be consistent with the terms of such policies and programs. In addition, with respect to any claims, acts, omissions, events, circumstances, occurrences or losses that occur prior to the Closing and which Seller becomes aware (excluding constructive knowledge) of prior to Closing for which coverage under such policies would be available, Seller shall use commercially reasonable efforts to file all claims for coverage thereunder in the ordinary course of business in accordance with its standard risk management and claims procedures. For the avoidance of doubt, subject to its obligations pursuant to this Agreement, Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage. For any claim that may be asserted by the Acquired Companies or their Affiliates with respect to the Business after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing (such claims, “Pre-Closing Claims”), the Acquired Companies or their Affiliates may tender such Pre-Closing Claim to Seller for submission by Seller or one of its Affiliates to the applicable Third-Party insurer under any of the occurrence-based Third-Party insurance policies of Seller or its Affiliates issued prior to the Closing Date to the extent such insurance coverage exists at the time the Pre-Closing Claim is tendered to Seller and under which the Acquired Companies or the Business, Transferred Assets or the Assumed Liabilities were insured as of the date of the events, incidents, conduct or circumstances giving rise to such Pre-Closing Claim if permitted by the terms of such policy (such policies, the “Applicable Pre-Closing Policies” and each such claim a “Noticed Pre-Closing Claim”), and Seller shall reasonably promptly thereafter tender, or cause one of its controlled Affiliates to tender, such Pre-Closing Claim to the applicable insurer for coverage; provided, however, that (a) neither Buyer, the Acquired Companies nor their Affiliates shall have any recourse to Seller pursuant to this Section 8.04 for any uninsured or uncovered amounts for such Pre-Closing Claims (including any deductible or other amount for which Seller provides self-insurance); (b) Buyer or the applicable Acquired Company shall be responsible for the satisfaction or payment of any and all associated self-retentions, deductibles, costs and expenses with respect to any Pre-Closing Claims and shall promptly reimburse Seller or its applicable Affiliates for its respective reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims or otherwise under this Section 8.04; (c) Buyer shall reasonably cooperate with Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith; (d) the parties shall work in good faith and use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder; (e) Seller shall not be required to make any concessions to any insurance carrier in connection with any Pre-Closing Claim; and (f) Seller shall not be required to take any action that would violate any Applicable Pre-Closing  Policy (and Seller makes no representation or warranty with respect to the ability to take any of the actions otherwise contemplated by this Section 8.04). Seller shall notify Buyer and the applicable Acquired Company of all material coverage-related correspondence with the insurer(s) in respect of any Pre-Closing Claims and, if any amounts are paid or to be paid by the insurer in respect thereof, shall request that such insurer make payment directly to the applicable Acquired Company, or shall transfer such insurance net proceeds actually received by Seller or its applicable Affiliates to the applicable Acquired Company no later than ten (10) days after receipt of such insurance proceeds. Buyer agrees that neither it nor any of the Acquired Companies shall have the right to request that Seller make any claim under any Applicable Pre-Closing Policy until Buyer has undertaken commercially reasonable efforts to first recover for such claims under all insurance policies of Buyer and its Buyer Affiliates with respect to such claims. Nothing in this Agreement is intended to waive or abrogate in any way Seller’s or its Affiliates’ own rights to insurance coverage for any liability, whether relating to the Acquired Companies or otherwise.

Section 8.05No Rights to Excluded Intellectual Property; Excluded Trademarks.

(a)Other than the Transferred Owned Intellectual Property, and other than as contemplated in the Transaction Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Excluded Intellectual Property, including any Excluded Trademarks. Neither Buyer nor any of its Affiliates shall contest the validity, enforceability, registration or ownership of any rights of Seller or its Affiliates in or to any of the Excluded Intellectual Property or Excluded Trademarks.

(b)For a period of one hundred and twenty (120) days following the Closing, Buyer may continue to use the Excluded Trademarks that are used in the Business as of the Closing in substantially the same manner that such Excluded Trademarks are used in connection with the Business immediately prior to the Closing; provided, that Buyer shall have one hundred and eighty (180) days following the Closing to remove signage which contain Excluded Trademarks from the Branches (such one hundred and twenty (120) day period or one hundred and eighty (180) day period, as applicable, the “Trademark Transition Period”).  Following Trademark Transition Period, as further described in Section 8.05(c) below, Buyer and its Affiliates (including the Acquired Companies) shall not make any use of the Excluded Trademarks, either alone or in combination with other words and all Trademarks or Internet domain names similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. The rights of the Acquired Companies to the Excluded Trademarks pursuant to the terms of any existing trademark agreements (for clarity, other than this Agreement) shall terminate on the Closing Date. Nothing in this Section 8.05(b) shall prohibit Buyer or the Acquired Companies from using the Excluded Trademarks in a text-only form as expressly provided in any Transaction Agreement, or in connection with historical, tax, employment or similar references to the Business, or for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of the Acquired Companies and Seller and its Affiliates or as otherwise required by Law.

(c)Except as expressly provided in the Transaction Agreements, following the Trademark Transition Period, Buyer (including the Acquired Companies) shall cease all of its use of the Excluded Trademarks for internal Business purposes and re-label, destroy, delete or exhaust all materials bearing the Excluded Trademarks, including signage, advertising, promotional materials, Software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, websites and other materials (except to the extent any such materials must be retained to comply with applicable Laws or document retention notices issued by any Governmental Authority), and make all filings with any office, agency or body to effect the elimination of any use of the Excluded Trademarks from the businesses of the Acquired Companies, to the extent required to bring Buyer and its Affiliates into compliance with this Section 8.05. Promptly thereafter, Buyer shall send a written statement to Seller verifying that it has re-labeled, destroyed, deleted or exhausted all materials bearing the Excluded Trademarks. Use of the Excluded Trademarks during any period(s) authorized by the Transaction Agreements shall (i) be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used the Excluded Trademarks prior to Closing and (ii) comply with all graphic and other standards for use of the Excluded Trademarks in effect on the Closing Date or as the same may be amended by Seller following the Closing Date. Buyer shall take all necessary action to ensure that other users of the

Excluded Trademarks, whose rights terminate upon the Closing pursuant to this Section 8.05, shall cease use of the Excluded Trademarks, except as expressly authorized thereafter by Seller. After the Closing Date, Buyer and its Affiliates (including the Acquired Companies) shall not expressly, or by implication, do business as or represent themselves as Seller or any of its Affiliates.

(d)In the event Buyer or any Affiliate of Buyer (including the Acquired Companies after the Closing) violates any of its obligations under this Section 8.05, Seller and its Affiliates may proceed against Buyer or its Affiliates at law or in equity for such damages or other relief as a court may deem appropriate. A violation of this Section 8.05 may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages. In the event of any actual or threatened violation of this Section 8.05, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.05 without the necessity of posting a bond.

Section 8.06Guarantees. Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to cause Seller and its Affiliates (other than the Acquired Companies) (collectively, the “Seller Guarantors”) to be fully and irrevocably released, as of the Closing Date or as promptly as practicable after the Closing Date, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Acquired Companies) in respect of all Liabilities under any guaranties, letters of credit, financial assurances, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by the Seller Guarantors as set forth on Schedule 8.06 of the Seller Disclosure Schedules to the extent the underlying Liabilities are also Assumed Liabilities or any obligations under any Transferred Leases to the extent such obligations constitute Assumed Liabilities (collectively, the “Seller Guaranties”); provided, that such schedule may be supplemented by Seller following the date of this Agreement with written notice to Buyer for any additional guaranties or other instruments inadvertently omitted by Seller that do not expand the scope of Assumed Liabilities or with respect to new similar guaranties entered into in the ordinary course of business after the date hereof to the extent that the primary Liability under such guaranty is an Assumed Liability.  If Buyer and Seller are unable to effect such a substitution and release with respect to any Seller Guaranty prior to the Closing, the parties shall continue to cooperate and use their respective reasonable best efforts to terminate any such Seller Guaranty as provided above, or cause Buyer or one of its Affiliates to be substituted in all respects for the Seller Guarantors in respect of all obligations of the Seller Guarantors under any such Seller Guarantees, and any and all Losses arising from such Seller Guaranty after the Closing shall be Assumed Liabilities. Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates, successors or assigns to, (i) renew, extend, amend or supplement any Contract or otherwise extend the term of or increase any obligation that is covered by or the subject of a Seller Guaranty, (ii) transfer to a Third Party any such Contract or other obligation or (iii) obtain a release from all obligations under such Contract or other obligation contemplated by clause (i) or (ii), without providing Seller with evidence reasonably satisfactory to it that the Seller Guaranty has been irrevocably and fully released.

Section 8.07Transaction Agreements. The parties have agreed to the forms of Transaction Agreements attached as Exhibits A through H and shall, at or prior to the Closing, execute and deliver, or cause to be executed and delivered, each such agreement.

Section 8.08Prohibited Activities.

(a)For a period of two (2) years from the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, hire, contact, induce, solicit the employment of any Business Employee; provided, however, that nothing in this Section 8.08(a) shall prohibit Seller or any of its Subsidiaries from placing public advertisements or engaging in any other form of general solicitations not directed at such Persons (including the use of an independent employment agency or search firm whose efforts are not specifically directed at Business Employees) or from soliciting the services of any such Person whose employment with or engagement by Buyer or any of its Affiliates (including the Acquired Companies) has been terminated by Buyer or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Buyer or any of its Affiliates (including the Acquired Companies) for a period of at least three (3) months prior to the first contact by Seller or any of its Affiliates with such Person.

(b)For a period of one (1) year from the Closing Date, Buyer shall not, and shall cause its Affiliates (including the Acquired Companies) not to, without the prior written consent of Seller, directly or indirectly, hire, contact, induce, solicit the employment of any person identified on Section 8.08(b) of the Seller Disclosure Schedules who is employed by Seller or any of its Affiliates as of the Closing; provided, however, that nothing in this Section 8.08(b) shall prohibit Buyer or any of its Affiliates from placing public advertisements or engaging in any other form of general solicitations not directed at such Persons (including the use of an independent employment agency or search firm whose efforts are not specifically directed at such Persons) or from soliciting the services of any such Person whose employment with or engagement by Seller or any of its Affiliates has been terminated by Seller or its applicable Affiliate or who has otherwise ceased to be employed or engaged by Seller or any of its Affiliates for a period of at least three (3) months prior to the first contact by Buyer or any of its Affiliates.

(c)For a period of five (5) years from the Closing Date, the Seller shall not, and shall cause its Subsidiaries and controlled Affiliates not to, directly or indirectly, within the United States of America, own, manage, operate or control, or participate in the ownership, management, operation, or control of, any Person that is engaged in the business of distributing or selling Drywall, acoustical ceiling tiles or grid, metal or alloy stud, metal or alloy framing, Drywall accessories or Insulation (the “Restricted Business”). Notwithstanding the foregoing, nothing in this Section 8.08(c) shall prohibit or otherwise restrict Seller or its Subsidiaries and controlled Affiliates from:

(i)owning or acquiring, for purposes of passive investment, less than 5% of (A) any class of securities or (B) the value of the Indebtedness of any Person that engages in all or a portion of the Restricted Business; or

(ii)engaging in the distribution or selling of Drywall, acoustical ceiling tiles or grid, metal or alloy stud, metal or alloy framing, Drywall accessories or Insulation in connection with the conduct of the Retained Business, which distribution or sale is consistent with past practices of the Seller or any member of the Seller Group (which, for the avoidance of doubt, shall specifically include future changes in or additions to the locations from which such activities occur within the Retained Business to the extent consistent with past practices of the Seller), provided that the total annual aggregate revenues from the distribution or sale of such products does not exceed one hundred million dollars ($100,000,000) (such amount, the “Restricted Business Cap”).

(d)Notwithstanding anything to the contrary herein, it will not be a violation of Section 8.08(c) hereof for Seller or its Subsidiaries and controlled Affiliates to acquire and operate any previously non-Affiliated business (regardless of the legal form of the acquisition, including the purchase of assets, equity or a merger) that is engaged in part in the Restricted Business in the United States of America (an “Acquired Business”); provided, however, that at the time of the acquisition of such Acquired Business, less than 25% of the aggregate gross revenues of the Acquired Business is from engaging in the Restricted Business in the United States of America and provided further that if at the time of the acquisition, greater than 25% of the aggregate gross revenues of the Acquired Business is from engaging in the Restricted Business in the United States of America, Seller or the applicable Subsidiary (the “Acquiring Party”) shall sell or otherwise transfer all right, title and interests in and to the portions of such Acquired Business that would otherwise violate Section 8.08(c) (such portions, collectively, the “Competing Business”) to a third-party within nine (9) months after the closing of the Acquiring Party’s acquisition of such Competing Business such that, following such sale or transfer of the Competing Business, less than 25% of the aggregate gross revenues of the Acquired Business will be from engaging in the Restricted Business.  For the avoidance of doubt, the aggregate revenues derived from the portion of the Acquired Business that is the Competing Business shall be subject to and count towards the Restricted Business Cap.  In the event that an Acquiring Party acquires a Competing Business, within ten (10) Business Days following the closing of the Acquiring Party’s acquisition of such Competing Business, Seller shall deliver a written notice to Buyer informing Buyer of such acquisition.

Section 8.09Financing(a).

(a)Seller shall use its reasonable best efforts to, and will cause each of the Acquired Companies to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective Representatives to, provide Buyer with all customary cooperation as may be reasonably requested by Buyer to assist Buyer in obtaining the Debt Financing, including using reasonable best efforts to:

(i) (A) as promptly as reasonably practicable, provide the Required Information and (B) cause Ernst & Young LLP or such other accounting firm of international recognition (the “Auditors”) to audit (the “Audit”) the balance sheets as of September 30, 2020 and September 20, 2019 for the Business and a statement of operations for the two years ended September 30, 2020 for the Business, and, upon completion of the Audit, to deliver to Seller as promptly as practicable following the date hereof (and to use commercially reasonable efforts to deliver to Seller not later than 5:00 pm, New York City time, on January 18, 2021 and, as practicable, will endeavor to provide statements in advance of such date): (I) such financial statements (including the notes thereto) with such adjustments as necessary to permit the Auditors to deliver the hereinafter described audit report (the “Audited Financial Statements”); (II) an audit report stating (without qualification) that in its opinion the Audited Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Business on September 30, 2020 and the results of its operations for the respective periods covered thereby (the “Audit Report”); and (III) the unaudited statements of operations of the Business for the nine (9) month periods ended on September 30, 2020 and September 30, 2019;

(ii)as promptly as reasonably practicable, inform Buyer if the Company or its Subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (x) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (y) result in any of the Required Information no longer being Compliant.

(iii)assist Buyer and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda, offering memoranda, confidential information memoranda, private placement memoranda, prospectuses and similar marketing documents and investor and lender presentations (including a customary authorization letter) required in connection with the Debt Financing;

(iv)cause appropriate members of senior management of the Business, upon reasonable advance notice, to participate at reasonable times in a reasonable number of meetings, calls, presentations (including a reasonable number of one-on one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, including a customary high yield roadshow), due diligence sessions (including cooperating with reasonable due diligence requests with respect to the Business), drafting sessions and sessions with Debt Financing Sources and/or rating agencies (including assisting Buyer and the Debt Financing Sources in obtaining ratings in connection with the Debt Financing);

(v)solely with respect to financial data of the Business derived from the historical books and records of Seller, provide reasonable assistance to Buyer for Buyer’s preparation of pro forma financial information and pro forma financial statements to the extent it would be required by the rules and regulations of the United States Securities and Exchange Commission for a registered offering of debt securities on Form S-1 or necessary or reasonably required by Buyer or the Debt Financing Sources, including providing information derived from the historical books and records of Seller reasonably required for Buyer to assess the estimated impact of the application of purchase accounting in accordance with GAAP to the historical financial statements of the Business, it being agreed that Seller will not be required to actually prepare any such pro forma financial information or pro forma financial statements or provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing or (B) any assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Buyer, or any post- Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Buyer or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Acquired Companies by Buyer.

(vi)provide customary assistance to Buyer in connection with Buyer’s preparation of any loan agreement, indenture, guarantees, pledge and security documents and other definitive financing documents as may be reasonably requested by Buyer or the Debt Financing Sources or otherwise reasonably cooperating with Buyer and the Debt Financing Sources in facilitating the pledging of collateral and the granting of security interests relating to the collateral required by the Debt Commitment Letter, it being understood that (i) Seller will not be required to (x) actually prepare any such documents or (y) prior to the Closing, execute any such documents and (ii) such documents will not take effect until the Effective Time;

(vii)facilitate the Lien and Guarantee Release;

(viii)if reasonably requested in writing at least ten Business Days prior to the Closing, provide at least four Business Days prior to Closing, Buyer and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations;

(ix)cause the Auditors to provide, consistent with customary practice (A) consent to the use of their reports in any materials relating to the Debt Financing and to deliver customary comfort letters (including customary “negative assurance”) to the Debt Financing Sources in connection with any offering of high yield debt securities as part of the Debt Financing, and to provide drafts thereof reasonably in advance of “pricing” and “closing” upon reasonable request of Buyer and (B) reasonable assistance to Buyer in connection with Buyer’s preparation of pro forma financial statements and information solely to the extent required pursuant to clause (a)(v) of this Section 8.09 and related to historical information of the Business; and

(x)cooperate with Buyer and the Debt Financing Sources (or Third Party evaluators on their behalf), subject to Section 7.02, in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such information as is reasonably requested to assist Buyer in its preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Acquired Companies’ inventory, current assets and cash management systems for the purpose of establishing collateral arrangements (including sufficient access to allow the Debt Financing Sources to conduct field exams, commercial finance examinations and inventory, equipment and real property appraisals) and other customary collateral-related diligence, in each case, to the extent necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

(b)Nothing in this Section 8.09 will require Seller or any of its Subsidiaries to (i)  pay any fees or reimburse any expenses, or otherwise incur any liability in connection with the

Financing prior to the Effective Time, (ii) take any action that would, or would reasonably be expected to (x) cause any condition set forth in Article XI to not be satisfied, (y) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of Seller or any of its Subsidiaries or any Laws or (z) result in any employee, officer or director of such Person incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (iii) enter into any agreement (other than customary authorization letters) that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time (it being understood that no (A) employee, officer, director, member or manager who shall not be a continuing employee, officer, director, member or manager of the Acquired Companies after the Effective Time and (B) member of the Seller Group shall be required to take any such action), (iv) give any indemnities that are effective prior to the Effective Time, (v) take any action that, in the good faith determination of Seller, would unreasonably interfere with the ordinary conduct of the Business or the ongoing operations of Seller and its Subsidiaries, (vi) provide any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letter, (vii) pass resolutions or consents to approve or adopt any Financing or agreements related thereto (or any alternative financing) that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time (it being understood that no (A) employee, officer, director, member or manager who shall not be a continuing employee, officer, director, member or manager of the Acquired Companies after the Effective Time and (B) member of the Seller Group shall be required to take any such action) or (viii) deliver, or cause to be delivered, any solvency or similar certificate or any legal opinions. Seller hereby consents to the use of the logos of the Business (other than the name “Beacon Roofing Supply” or any derivation thereof) in connection with the initial syndication or marketing of the Debt Financing so long as such logos (A) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries or their marks and (B) are used solely in connection with a description of the Acquired Companies, the Business or the other transactions contemplated hereby. Promptly upon request by Seller, Buyer will reimburse Seller for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller or its Subsidiaries or any of its or their Representatives in connection with the cooperation of the Company and its Representatives contemplated by this Section 8.09. Buyer will indemnify and hold harmless Seller and the Seller Indemnified Parties from and against any and all Losses suffered or incurred by them in connection with their cooperation with the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than historical information provided by Seller, its Subsidiaries and/or their respective Representatives in writing for use in connection with the Debt Financing), except to the extent such Losses arise out of or result from the gross negligence, fraud, willful misconduct or bad faith of Seller or any Seller Indemnified Party.

(c)Buyer acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate transactions contemplated by this Agreement in accordance with the terms of this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 11.02.

Section 8.10D&O Liabilities. From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Acquired Companies to maintain in full the indemnification obligations set forth in the applicable organizational documents of the Acquired Companies, as in effect immediately prior to the Closing with such changes as may be required under applicable Law, with respect to all past directors, officers and managers of the Acquired Companies as well as all directors, officers and managers of the Acquired Companies as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith.  Buyer, Seller and any Person entitled to indemnification under this Section 8.10 shall cooperate in the defense of any litigation under this Section 8.10 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.11Deletion of Software. In the event that after the Closing either party becomes aware of any instance of any Software in its possession that is owned by or licensed to the other party or any of its Affiliates and that is not licensed to such party or its Subsidiaries, such party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to delete such instances of the Software as soon as practicable.

Section 8.12Wrong Pockets.

(a)To the extent that, during the twelve (12) months following the Closing Date, Buyer or Seller discovers that any assets:

(i)not intended to be directly or indirectly transferred to Buyer pursuant to the transactions contemplated by this Agreement were transferred (or held by the Acquired Companies) at Closing (each, a “Held Asset”), Buyer shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller.

(ii)intended to be transferred to Buyer pursuant to the transactions contemplated by this Agreement were not transferred at Closing (each, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Buyer.

(b)In the event that, following the Closing, (i) Buyer or any Affiliate of Buyer (including, for the avoidance of doubt, the Acquired Companies) receives any payment that is for the account of Seller or any of its Affiliates in respect of the Retained Business or otherwise according to the terms of this Agreement, Buyer shall promptly remit (or cause to be promptly remitted) such funds to Seller or an entity designated by Seller, or (ii) Seller or any Affiliate of Seller receives any payment that is for the account of Buyer or any Affiliate of Buyer in respect of the Business or otherwise according to the terms of this Agreement, Seller shall promptly remit (or cause to be promptly remitted) such funds to Buyer or an entity designated by Buyer.

Section 8.13Further Action.

(a)Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, but subject to Section 7.03(b), shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.

(b)Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article XI. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.

Section 8.14Exclusivity. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, Seller shall not, directly or indirectly, through any Affiliate, Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person, with respect to any (a) direct or indirect merger, equity purchase or consolidation of the Business, (b) acquisition or purchase, directly or indirectly, of all or substantially all of the assets of, or a majority of the equity interests in, the Business or (c) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or facilitate any effort or attempt by any person or entity to effect a Competing Transaction.  Seller shall, and shall instruct all Persons acting on behalf of it to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing. Promptly, and in any event no later than two (2) Business Day following the date of this Agreement, Seller shall, and shall cause their respective Affiliates and Representatives to, request the prompt return or destruction of all confidential information previously furnished in connection with a potential Competing Transaction to any Person with whom Seller or any of their respective Affiliates or Representatives has had discussions or negotiations with respect to a Competing Transaction in the last twelve (12) months and shall terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Nothing in this Section 8.14 shall be deemed to limit the ability of or otherwise prohibit Seller or any of its Affiliates from having discussions with respect to, or otherwise taking actions in connection with, any potential sale or disposition of a majority or more of the consolidated assets, revenue or income of the Retained Business.

Section 8.15Bank Accounts. Prior to Closing, Seller shall use reasonable best efforts to separate the bank accounts of the Acquired Companies and those of Seller and its Affiliates (other than the Acquired Companies).

Section 8.16Release Documentation. Seller shall use its reasonable best efforts to provide to Buyer no later than three (3) Business Days prior to the Closing Date (and in any event shall deliver to Buyer no later than the Closing Date) guarantee and/or lien release documentation as may be reasonably necessary to release the Acquired Companies (including the Transferred Assets and the Transferred Interests) as borrowers or guarantors, as applicable, under any existing indebtedness for borrowed money of Seller (including under the Seller Debt Facilities) and to reflect the release and termination of any and all Liens on the assets of the Acquired Companies (including the Transferred Assets and the Transferred Interests) arising under such indebtedness for borrowed money of Seller (collectively, the “Lien and Guarantee Release”). Seller shall apply the proceeds from the sale of the Business in accordance with the terms of the Seller Debt Facilities.

Section 8.17HR Services. Notwithstanding anything in the Transition Services Agreement, Seller shall provide to Buyer prior to Closing the data and information necessary for Buyer to establish all of the human resource services and functions necessary for the Business as of Closing (such services and functions, the “HR Functions”). Buyer shall accept the transfer of such data and establish such HR Functions as of the Closing Date and shall provide all assistance reasonably required by Seller as is necessary for Seller to provide the data and information to permit Buyer to establish the HR Functions on the Closing Date.

Section 8.18VIN Numbers.  Within ten (10) Business Days after the date of this Agreement, Seller shall provide Buyer with the VIN numbers for each of the vehicles set forth on Schedule 2.03(a)(xi).

Article IX
EMPLOYEE MATTERS

Section 9.01Employee Matters.

(a)Effective no later than immediately prior to the Closing, (i) the employment of each Business Employee that is not then already employed by an Acquired Company, shall be transferred to an Acquired Company, and (ii) the employment of each person who is not a Business Employee and who is employed by an Acquired Company shall be transferred from each such Acquired Company to Seller or one of its Affiliates (other than an Acquired Company).

(b)As of the Closing Date, Buyer agrees to, or to cause an Affiliate of Buyer (including an Acquired Company) to, continue to employ as a successor employer all of the current Business Employees (each such employee who continues employment, a “Continuing Employee”).  For the avoidance of doubt, neither Buyer nor any of its Affiliates (including the

Acquired Companies) shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Closing Date, subject to applicable Law.

(c)For a period of at least 12 months following the Closing Date (the “Continuation Period”), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Continuing Employee, while such Continuing Employee is employed by Buyer or any of its Subsidiaries, with (i) a base salary or base wage rate, as applicable, and target cash incentive compensation opportunities as a percentage of base salary, if applicable, that are substantially comparable in the aggregate to the base salary or wage rate and target cash incentive compensation opportunities provided to similarly situated employees of Buyer, and (ii) employee benefits (excluding severance, defined benefit pension plans, nonqualified deferred compensation programs, retiree medical benefits, transaction-based incentives and equity-based compensation) that, in the aggregate, are substantially comparable to the employee benefits (excluding severance, defined benefit pension plans, deferred compensation programs, retiree medical benefits, transaction-based incentives and equity-based compensation) provided to similarly situated employees of Buyer. Notwithstanding the foregoing, with respect to any Continuing Employee whose employment is terminated by Buyer or any of its Affiliates (without cause, as determined in good faith by Buyer) during the Continuation Period, Buyer shall, or shall cause an Affiliate of Buyer to, provide severance benefits consistent with the severance benefits offered by Buyer and its Affiliates to their similarly situated employees.  This section shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(d)Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, the Transition Services Agreement or as required by applicable Law, all Continuing Employees shall cease any participation in, and any benefit accrual under, any Seller Benefit Plan. Seller shall retain all Seller Benefit Plans and all related Liabilities.

(e)For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer or its Affiliates providing for vacation and severance benefits in which Continuing Employees may be eligible to participate after the Closing (the “Buyer Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by Seller and its Affiliates as of the Closing under similar or comparable Employee Benefit Plans, solely for purposes of eligibility to participate, vesting, and level of benefits; provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit.

(f)As of the Closing Date, (i) Buyer shall use commercially reasonable efforts to provide that each Continuing Employee shall immediately be eligible to participate in Buyer Plans, without any waiting time, to the extent coverage under the applicable Buyer Plan replaces coverage under a similar or comparable Employee Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Closing (such Employee Benefit Plans, the “Previous Benefit Plans”), and (ii) for purposes of each Buyer Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, Buyer and its Affiliates shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any analogous Previous Benefit Plan. Buyer and its Affiliates shall use commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Previous Benefit Plan that ends on the date such Continuing Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

(g)For the Continuation Period, Buyer shall, or shall cause its Affiliates to, continue paid-time off programs for the benefit of Continuing Employees that are at least as favorable as the paid-time off programs made available to similarly situated employees of Buyer.  Buyer shall, or shall cause its Affiliates to, recognize and provide all accrued but unused paid-time off of each such Continuing Employee as of the Closing Date.  Neither Seller nor its Affiliates shall have any obligation or Liability to pay or provide any payments in respect of paid-time off for Continuing Employees on or after the Closing Date.

(h)As of the Closing Date, Buyer shall, or shall cause its Affiliate to, maintain or establish a cafeteria plan that includes a healthcare flexible spending account program and a dependent care flexible spending account program (a “Buyer FSA”) for the benefit of each Continuing Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the corresponding Employee Benefit Plan that included a healthcare flexible spending account program and a dependent care flexible spending account program (the “Seller FSA”).  As of the Closing Date, Buyer or its Affiliate shall cause the balance of each Continuing Employee’s accounts under the Buyer FSA to be equal to the Continuing Employee’s balance in the applicable healthcare spending account program and dependent care flexible spending account program under the Seller FSA.  If the aggregate amount withheld from Continuing Employees’ compensation under the Seller FSA for the plan year in which the Closing occurs (the “Closing Year”) exceeds the aggregate amount of reimbursements paid to Continuing Employees prior to the Closing Date under the Seller FSA for the Closing Year, Seller shall transfer (or cause to be transferred) to Buyer, within 30 days after the Closing Date, a cash payment equal to any such excess.  If the aggregate amount of reimbursements paid to Continuing Employees under the Seller FSA prior to the Closing Date for the Closing Year exceeds the aggregate amount withheld prior to the Closing Date from the Continuing Employees’ compensation under the Seller FSA for the Closing Year, Buyer shall transfer to Seller, within 30 days after the Closing Date, a cash payment equal to any such excess.  Buyer agrees to cause the Buyer FSA to honor, and continue through the end of the Closing Year, the elections made by Continuing Employees under the Seller FSA in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date.  Buyer shall assume and be solely responsible for all claims for reimbursement by Continuing  Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Buyer FSA.

(i)Buyer shall, or shall cause its Affiliate to, maintain or establish a defined contribution plan that is tax-qualified under Section 401(a) of the Code (a “Buyer 401(k) Plan”) and in which the Continuing Employees shall be eligible to participate as of the Closing Date. Buyer shall cause the Buyer 401(k) Plan to accept rollovers elected by each Continuing Employee from any tax-qualified plan maintained by Seller or any of its Affiliates in direct rollovers to the Buyer 401(k) Plan (including rollovers of plan participant loans). Seller and Buyer will cooperate to effect the transfer of any account balance and plan participant loans under any defined contribution tax-qualified plan maintained by Seller or any of its Affiliates.

(j)Buyer shall, or shall cause one of its Affiliates to use reasonable best efforts to notify Seller within 30 days after any Continuing Employee listed on Section 9.01(j) of the Seller Disclosure Schedules leaves the employ of Buyer or any of its Affiliates for any reason and Buyer shall respond to any reasonable requests from Seller regarding the employment status of such Continuing Employee listed on Section 9.01(h) of the Seller Disclosure Schedules.

(k)Buyer shall, or shall cause one of its Affiliates to pay to the applicable participants the full amounts of cash incentives with respect to performance periods that have ended prior to the Closing but for which cash incentives have not yet been paid as of the Closing, to the extent such amounts have been accrued as a current liability in Estimated Closing Working Capital.

(l)Seller shall cause any unvested equity awards granted by Seller and held by a Business Employee as of the Closing to vest in full as of the Closing.

(m)Buyer shall be responsible for all Liabilities or obligations under the WARN Act resulting from the Closing or from Buyer’s or its Affiliates’ actions or omissions following the Closing with respect to or involving Continuing Employees. Seller shall be responsible for all Liabilities or obligations under the WARN Act arising out of Seller’s actions or omissions on or before the Closing with respect to or involving the Business Employees.

(n)As of the Closing Date, Buyer will assume, cause its Affiliate to assume, or reimburse Seller for, all Liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar Law payable following the Closing Date to or with respect to any current or former Continuing Employee who was providing services in support of the Business on the date the claim arose or the incident on which the claim is based occurred.  As of the Closing, Buyer will assume all of the Transferred CBAs and all Liabilities relating thereto.  Buyer and Seller agree that for ERISA purposes (including with respect to any Covered Multiemployer Plan) Buyer and Seller shall not, and shall cause their Affiliates not to, take any position contrary to the position that the Transactions shall be treated as a sale of stock and not as an asset purchase or asset transfer. Buyer agrees that it is accepting and shall be responsible for all of the Covered Multiemployer Plan contribution history related to the Business (and not just the Multiemployer Plan contribution history for current Business Employees).

(o)The provisions of this Section 9.01 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of Seller, the Acquired Companies or any of their Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 9.01) under or by reason of any provision of this Agreement.  Nothing in this Section 9.01 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Employee Benefit Plan or any other employee benefit plan, program, agreement or other arrangement or limit the right of Buyer or any of its Affiliates to terminate any employee at any time and for any reason.

Article X
TAX MATTERS

Section 10.01Liability for Taxes.  Notwithstanding anything to contrary in this Agreement, (a) any Tax (including any transfer tax) attributable to the sale or transfer of the Acquired Companies, the Business, the Transferred Assets or the Assumed Liabilities shall constitute Split Fees, and (b) Seller shall be liable for any transfer Tax attributable to the Reorganization solely to the extent such transfer Tax would not have otherwise been suffered or incurred if the transactions contemplated hereunder were effectuated pursuant to a sale of assets rather than the Reorganization and sale of Transferred Interests contemplated hereunder. The parties hereto agree to timely sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, such Taxes. For the avoidance of doubt, if a Tax Authority subsequently rejects any such certificates or forms, Buyer shall be liable for the resulting Tax.

Section 10.02Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall, and shall cause its controlled Affiliates to:

(a)provide the other party any information relating to the Acquired Companies, the Business or the Transferred Assets within its possession that is reasonably necessary for such other party to prepare any Tax Returns relating to the Acquired Companies, the Business or the Transferred Assets which such other party is responsible for preparing and filing;

(b)reasonably cooperate in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns to the extent relating to the Acquired Companies, the Business or the Transferred Assets;

(c)make available to the other and to any Tax Authority as reasonably requested all information, records and documents (other than Excluded Books and Records) relating to Taxes of the Acquired Companies, the Business or the Transferred Assets within its possession;

(d)furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request relating solely to the Acquired Companies, the Business or the Transferred Assets with respect to any taxable period for which the other may have liability under this Agreement;

(e)with respect to Buyer and its Affiliates, reasonably cooperate in the preparation and reporting of financial statements or regulatory filings of Seller and its Representatives, including affording or causing to be afforded to Seller and its Representatives reasonable access, upon reasonable notice during normal business hours, to all the personnel, properties, books, Contracts, commitments, Tax Returns, records and financial, operating and other data of the Acquired Companies or of the Business in furtherance of the foregoing; and

(f)timely provide the other powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Article X.

Section 10.03Contest Provisions. Seller shall represent the Seller Consolidated Group in any federal, state, local or foreign Tax action, suit, investigation, audit, or assessment with respect to Taxes of the Seller Consolidated Group. Upon receipt by Seller or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax action, suit, investigation, audits or assessments related to the Acquired Companies, the Business, or the Transferred Assets (a “Business Taxes Audit”), Seller shall promptly notify Buyer in writing. Seller shall have the right to represent the Seller Consolidated Group’s interests in any Business Taxes Audit, and to employ counsel of Seller’s choice at Seller’s expense; provided, that: (i) Seller shall keep Buyer reasonably informed and consult with Buyer with respect to any issue relating to such Business Taxes Audit, and (ii) Seller shall not settle any such Business Taxes Audit without the consent of Buyer (not to be unreasonably withheld, conditioned, or delayed). Buyer shall control all federal, state, local or foreign Tax action, suit, investigation, audit, or assessment with respect to Taxes of the Buyer or any of its Affiliates (including the Acquired Companies). Upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax action, suit, investigation, audits or assessments related to Taxes for which Seller may be liable pursuant to this Agreement (“Indemnified Taxes Audit”), Buyer shall promptly notify Seller in writing. Buyer shall have the right to represent the Acquired Companies’ interests in any Indemnified Taxes Audit, and to employ counsel of Buyer’s choice at Buyer’s expense; provided, that: (i) Buyer shall keep Seller reasonably informed and consult with Seller with respect to any issue relating to such Indemnified Taxes Audit, and (ii) Buyer shall not settle any such Indemnified Taxes Audit without the consent of Seller (not to be unreasonably withheld, conditioned, or delayed).

Section 10.04Post-Closing Actions.  After the Closing and except as required by applicable Law, Buyer shall not and shall cause or permit the Acquired Companies not to (i) make any amendment of any Tax Returns, (ii) enter into a voluntary disclosure (or similar) agreement, (iii) change any tax election or grant an extension of any statute of limitations, in each case with respect to any Excluded Taxes and without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 10.05Pro Ration.  For purposes of determining the Taxes for any Straddle Period that are attributable to Pre-Closing Tax Periods and Post-Closing Tax Periods, respectively, such Taxes shall be allocated based on a closing of the books at the end of the Closing Date, except that Tax items of a periodic nature, such as real and personal ad valorem property Taxes calculated on an annual or periodic basis, shall be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.  Promptly following the determination of Final Closing Net Working Capital, Buyer shall remit to Seller an amount equal to any such real and personal ad valorem Taxes attributable to the Post-Closing Tax Period that were paid by Seller or any of its Affiliates (including the Acquired Companies) on or prior to the Closing Date, except to the extent any such Taxes were taken into account as an increase in Final Closing Net Working Capital.

Article XI
CONDITIONS TO CLOSING AND RELATED MATTERS

Section 11.01Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties; Covenants. (i) The representations and warranties of Buyer contained in Section 6.01 shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Buyer Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects and (iv) Seller shall have received a certificate of Buyer dated as of the Closing Date to such effect signed by a duly authorized executive officer of Buyer.

(b)Approvals of Governmental Authorities. Any waiting period (and any extension of such period, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)No Legal Restraints. There shall be no order in effect by a court of competent jurisdiction that prevents, makes illegal or prohibits the purchase and sale of the Transferred Interests.

(d)Other Agreements. Buyer shall have executed and delivered, or caused to be executed and delivered, to Seller each of the other Transaction Agreements to which Buyer or any of its applicable Affiliates is a party.

Section 11.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in Section 4.01, Section 4.05, Section 5.01(a) and (b), Section 5.02 and Section 5.20 shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, (ii) the representations and warranties of Seller contained in Section 5.06(b) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, (iii) the representations and warranties of Seller contained in Section 5.18 and Section 5.22 shall be true and correct in all material respects as of the Closing Date as if made on the Closing and (iv) the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Company Material Adverse

Effect qualifications set forth therein, other than any Listing Representation and any use of the defined terms “Material Contract”, “Material Customer”) as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Company Material Adverse Effect, (iv) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and (v) Buyer shall have received a certificate of Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of Seller.

(b)Approvals of Governmental Authorities. Any waiting period (and any extension of such period, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)No Legal Restraints. There shall be no order in effect by a court of competent jurisdiction that prevents, makes illegal or prohibits the purchase and sale of the Transferred Interests.

(d)No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or be continuing.

(e)Other Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer each of the other Transaction Agreements to which Seller or any of its applicable Subsidiaries (including the Acquired Companies) is a party.

(f)Reorganization. The Reorganization shall have been consummated in accordance with the Reorganization Agreements.

Section 11.03Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its obligations to cause the Closing to occur, including as required by the terms of Section 7.03.

Article XII
TERMINATION AND WAIVER

Section 12.01Termination. This Agreement may be terminated prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by either Seller or Buyer if the Closing shall not have occurred prior to April 19, 2021 or May 19, 2021, in the event the Debt Financing is not consummated on or prior to February 11, 2021 (the “Outside Date”), or such later date as the parties may mutually agree in writing; provided, however, that (i) if on such date, all conditions set forth in Article XI have been satisfied or waived (other than (A) the conditions set forth in Sections 11.01(b), 11.01(c), 11.02(b) and 11.02(c), (B) those conditions that by their terms are to be satisfied at the Closing (which conditions are capable of being satisfied) and (C) the conditions in Section 11.01(d), 11.02(e) and 11.02(f), provided they are reasonably capable of being satisfied) then either Seller or Buyer may extend the Outside Date on one occasion for a period of up to 240 days or 210 days, in the event the Debt Financing is not consummated on or prior to February 11, 2021, by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the initial Outside Date, provided, that, for the avoidance of doubt, if a Governmental Order under any Antitrust Law and relating to the transactions contemplated by this Agreement has been issued, the issuance of such Governmental Order in and of itself shall not prohibit Seller from extending the Outside Date; (ii) if on the Outside Date, the Marketing Period has commenced but has not yet been completed, then either Seller or Buyer may extend the Outside Date on one occasion until five (5) Business Days after the final date of the Marketing Period; and (iii) the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c)by either Seller or Buyer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the sale and purchase of the Transferred Interests; provided, that the party seeking to terminate this Agreement pursuant to this Section 12.01(c) shall have acted in good faith and performed in all material respects its obligations under this Agreement;

(d)by Buyer in the event there has occurred any breach by Seller of any of Seller’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Seller shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from Buyer requesting such breach to be cured; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 12.01(d) if Buyer is then in breach of this Agreement in any material respect;

(e)by Seller in the event of a breach by Buyer of any of Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.01(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Buyer shall have failed to cure such breach within thirty (30) days after receipt of written notice thereof from Seller requesting such breach to be cured; provided, however, that Seller may not terminate this Agreement pursuant to this Section 12.01(e) if Seller is then in breach of this Agreement in any material respect; or

(f)by Buyer if Seller shall not have delivered the Audit and the financial information contemplated by Section 8.09(a)(i) on or before March 20, 2021 or April 19, 2021, in the event the Debt Financing is not consummated on or prior to February 11, 2021.

Section 12.02Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other party to this Agreement.

Section 12.03Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become null and void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 8.03, this Article XII and Article XIV; provided, that nothing in this Section 12.03 shall relieve either Seller or Buyer from liability for (i) failure to perform its obligations set forth in Section 7.03 or Section 8.09 or (ii) any Intentional Breach of this Agreement; provided further that the Confidentiality Agreement and Equity Commitment Letter shall survive any such termination in accordance with its terms.  For the avoidance of doubt, the failure by Buyer to consummate the Closing when the conditions set forth in Section 11.02 shall have been satisfied or, to the extent permitted, waived (other than those conditions that by their nature are to be satisfied at the Closing, which shall be reasonably capable of being satisfied, or those conditions that are not satisfied in whole or in part because of actions by Buyer or any of its Affiliates) shall constitute an Intentional Breach of this Agreement.

Section 12.04Extension; Waiver. At any time prior to the Closing, each of Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any certificate, instrument, schedule or other document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by either of the parties to this Agreement of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the parties to this Agreement, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Article XIII
INDEMNIFICATION

Section 13.01Indemnification by Seller.  After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies) (collectively, the “Buyer Indemnified Parties”) against all Losses suffered or incurred by any Buyer Indemnified Party, or to which any Buyer Indemnified Party otherwise becomes subject, as a result of or in connection with:

(a)any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement;

(b)any Business Employee’s participation in any Seller Benefit Plan;

(c)to the extent in excess of $2,564,187, the amounts paid by the Buyer Indemnified Parties in respect of deductibles under Seller’s general, auto and workers compensation insurance policies for pre-Closing claims made by Business Employee pursuant to Section 8.04 after Closing;

(d)any Excluded Liability.

Section 13.02Indemnification by Buyer.  After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Buyer shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against all Losses suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of or in connection with:

(a)any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement;

(b)any Assumed Liabilities; or

(c)Buyer’s, the Acquired Companies’ or any of their respective Affiliates’ operation of the Business following the Closing.

Section 13.03Notification of Claims.

(a)A Person who may be entitled to be indemnified and held harmless under Section 13.01 or Section 13.02 (the “Indemnified Party”) shall promptly notify the party that is potentially liable therefor (the “Indemnifying Party”) in writing of any pending or threatened claim, investigation, proceeding or demand by a Third Party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and the specific provision of this Agreement that the Indemnified Party alleges to be breached (or the category of Assumed Liability or Excluded Liability with respect to such claim) and, if reasonably ascertainable, an estimate of the Indemnified Party’s Losses; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such covenant or agreement. Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within three (3) Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.

(b)Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 13.03(a), the Indemnifying Party may assume the defense and control of such Third-Party Claim by delivery of written notice to the Indemnified Party by the earlier of (i) twenty (20) Business Days of the receipt of the notice of a Third-Party Claim and (ii) the fifth (5th) day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed; provided, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party to the extent the Third-Party Claim (i) is a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party (any such fees and expenses paid by the Indemnifying Party shall be considered Losses to which the limitations in this Article XIII apply) and (ii) seeks an injunction or other equitable or non-monetary relief against the Indemnified Party (other than injunctive, equitable or non-monetary relief that is incidental to monetary damages as the primary relief sought). The assumption of the defense by the Indemnifying Party of any Third-Party Claim shall not require the Indemnifying Party to agree to be liable for any Losses in respect of such Third-Party Claim and shall be without prejudice to any rights or defenses of the Indemnifying Party in respect of whether the Indemnified Party is entitled to indemnification under this Article XIII for any particular Loss or Losses.  Any costs incurred by the Indemnifying Party in defending against any claim shall be considered Losses to which the limitations in this Article XIII apply.

(c)The Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by Section 13.03(b). If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, and the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (it being understood and agreed that even if the Indemnified Party participates in the defense of such a Third-Party Claim, the Indemnifying Party shall control the defense and all decisions with respect thereto). Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third-Party Claim. Without limiting the generality of the foregoing, from and after the delivery of a notice of a claim for indemnification, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable  access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such claim, at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).  The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, without the consent of any Indemnified Party; provided that (i) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the applicable Indemnified Party), (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (subject to the limitations in this Agreement), (iii) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third-Party Claim and (iv) such settlement or judgment would not have an adverse effect in any material respect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d)No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)If an Indemnified Party wishes to make a claim under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party setting forth (i) a reasonably detailed description of the claim, (ii) a good faith estimate of the amount of the claim (to the extent ascertainable) and (iii) the specific provision of this Agreement that the Indemnified Party alleges to be breached (or the category of Assumed Liability or Excluded Liability into which the Loss fits), and such notice shall be accompanied by copies of all available documentation that may be necessary or appropriate for the purposes of enabling the Indemnifying Party to be informed and to take any and all appropriate decisions and actions in respect of the matter and Loss that is the subject of the claim; provided, that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement.

(f)Buyer acknowledges that the Actions set forth on Schedule 13.03(f) of the Seller Disclosure Schedules include both Assumed Liabilities and Excluded Liabilities.  It is agreed that (i) Seller shall control the defense of such Actions and (ii) Buyer shall indemnify Seller for any Losses relating thereto that are Assumed Liabilities.

Section 13.04Payment.  In the event an Action under this Article XIII shall have been finally determined, the amount of such final determination shall be paid to the Indemnified Party on demand in immediately available funds.  An Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article XIII when the parties to such Action have so determined by mutual agreement or, if disputed, when a final nonappealable Governmental Order shall have been entered.

Section 13.05No Duplication; Exclusive Remedies.

(a)Any liability for indemnification hereunder and under any other Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses reflected in the Closing Adjustment or the Post-Closing Adjustment.

(b)Prior to the Closing, and except with respect to Fraud or Intentional Breach, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to consummate the transactions contemplated by the Transaction Agreements and termination of this Agreement in accordance with Section 12.01.

(c)Following the Closing, and except with respect to Fraud or Intentional Breach, breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.14, the indemnification provisions of

Article XIII and, with respect to Taxes, Article X, shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement. In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Party, and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith (whether under this Agreement or arising under common Law or any other applicable Law), except pursuant to: (i) the indemnification provisions set forth in this Article XIII or (ii) as provided under (A) the provisions of Section 2.06, (B) the provisions of Article X, (C) the provisions hereof providing for equitable remedies or (D) the provisions of any other Transaction Agreement.  For the avoidance of doubt, neither party shall not be entitled to receive any indemnification from the other party (or to make any claim against any party for indemnification) relating to, arising out of or in connection with any breach by a party of any representation or warranty in this Agreement or any other Transaction Agreement.

Section 13.06Additional Indemnification Provisions.

(a)With respect to each indemnification obligation in this Agreement (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds and (iii) Losses shall not be calculated by using multiples or any valuation methodologies or similar measures used in arriving at, or that may be reflective of, the Base Purchase Price.

(b)In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss paid by the Indemnifying Party pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of reasonable costs incurred by it in procuring such recovery, which costs shall not exceed the amount so recovered), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such Loss.

(c)If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII could be recovered from a Third Party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use reasonable best efforts to collect the maximum amount recoverable from such Third Party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses incurred in connection with such collection (which costs and expenses of collection shall not exceed the amount recoverable from such Third Party). If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XIII could have been recovered from a Third Party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from such Third Party any amount actually paid by the Indemnifying Party pursuant to this Article XIII.

(d)The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Base Purchase Price for federal, state, local and foreign income Tax purposes, to the extent permitted by applicable Law, and the Parties agree to file their Tax Returns accordingly.

(e)If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnified Party shall use reasonable best efforts to collect the maximum amount of insurance proceeds thereunder, and all such proceeds actually collected in respect of any Loss (net of (i) the amount of reasonable costs incurred by the Indemnified Party or its Affiliates in collecting such proceeds and (ii) the present value of any increased costs incurred by such Indemnified Party or its Affiliates as a result of such Loss, including any retroactive or prospective premium adjustments resulting from such Loss) shall be considered “Eligible Insurance Proceeds.”

Section 13.07Mitigation. Each of the parties to this Agreement shall, and shall cause its applicable Affiliates and Representatives to, use commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses that are indemnifiable hereunder. In the event any Indemnified Party shall fail to so take such commercially reasonable efforts, then, notwithstanding anything to the contrary contained in this Agreement, the applicable Indemnifying Party shall not be required to indemnify such Indemnified Party for any Loss to the extent that such Loss would reasonably be expected to have been avoided if such Indemnified Party had used such efforts.

Article XIV
GENERAL PROVISIONS

Section 14.01Survival. Except in the event of Fraud, the representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement shall terminate at the Closing and no claims shall be made against either party for any breach thereof at or after the Closing.  The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed.  Notwithstanding anything to the contrary in this Agreement, each party hereto shall retain all rights and remedies in respect of Fraud, and nothing herein shall preclude any party hereto from commencing an Action or asserting claims related to Fraud.

Section 14.02Expenses.  Except for Split Fees or as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred or this Agreement is terminated.

Section 14.03Notices.  All notices, requests, consents, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.03):

(a)if to Seller:

Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
Attention: Frank A. Lonegro, Executive Vice President and Chief Financial Officer
Email: frank.lonegro@becn.com

And to:

Beacon Roofing Supply, Inc.
6701 Democracy Blvd., Suite 200
Bethesda, Maryland 20817
Attention: Ross D. Cooper, Executive Vice President, General Counsel & Secretary
Email: ross.cooper@becn.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Jeffrey Smith and Scott Williams

Email:  jnsmith@sidley.com
swilliams@sidley.com

(b)if to Buyer:

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, NY 10171
Attention: Kevin Penn and Eric L. Schondorf
Email:kpenn@american-securities.com

eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153
Attention: Michael Lubowitz
Email: michael.lubowitz@weil.com

Section 14.04Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, the Business or the Acquired Companies without first obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 14.05Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 14.06Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements, the Confidentiality Agreement and the Equity Commitment Letter and supersede all prior agreements and undertakings, both written and oral (other than the Confidentiality Agreement to the extent not in conflict with this Agreement), between or on behalf of Seller and/or its Affiliates, on the one hand, and Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements, the Confidentiality Agreement and the Equity Commitment Letter.

Section 14.07Assignment.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 14.07 shall be void.  Notwithstanding the foregoing, (i) Seller may assign this Agreement in connection with any sale of all or substantially all of the assets of Seller and its Subsidiaries, taken as a whole, or in connection with any merger or consolidation involving Seller and (ii) Buyer may assign this Agreement to any Affiliate of Buyer or Sponsor, provided that no such assignment by Buyer (A) shall relieve Buyer of any of its obligations under this Agreement and (B) shall be made if doing so would delay, prevent or otherwise impair the Closing.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 14.08No Third-Party Beneficiaries.  Except as provided in Section 8.10 with respect to the directors, officers and managers of the Acquired Companies and Article XIII with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limiting the generality of the foregoing, the representations and warranties in this Agreement are the product of negotiations between the parties to this Agreement and are for the sole benefit of the parties to this Agreement. Any inaccuracies in or breaches of such representations or warranties are subject to waiver by the parties to this Agreement in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 14.09Amendment.  No provision of this Agreement or any other Transaction Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties to such agreement. No consent from any Indemnified Party under Article X (other than the parties to this Agreement) shall be required in order to amend this Agreement.

Section 14.10Schedules.  Any disclosure set forth or deemed to be set forth in the Seller Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent on its face to a reader of such disclosure that such information applies to such other section.  Matters reflected in any Section of the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 14.11Submission to Jurisdiction.

(a)Each of the parties hereto irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreement, to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such Action, any Delaware State court sitting in New Castle County, and appellate courts having jurisdiction of appeals from any of the foregoing.

(b)Any such Action may and shall be brought in such courts and each of the parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.03.

(d)Nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 14.12Governing Law.  This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.13Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 14.13.  EACH PARTY HERETO AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS

PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 14.14Specific Performance. The parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 14.11(a) having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. The parties acknowledge and agree that, in the event that the other party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, the party seeking an injunction will not be required to provide any bond or other security in connection with any such order or injunction.  Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 14.15Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 14.16Rules of Construction.  Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import and variants (such as “include”) when used in the Transaction Agreements shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (g) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) “the transactions contemplated hereby”, “the transactions contemplated by this Agreement” and similar usages in this Agreement shall include the transactions contemplated by the plan of reorganization as set forth in Section 2.02, in the case of the representations and warranties in Articles IV and V and Section 7.03, exclude the Financing; (k) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (l) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (m) any statement that a document has been “delivered,” “provided” or “made available” to Buyer means that such document has been uploaded to the electronic data site titled “Project Sailor” established by Seller and maintained by Intralinks Holdings, Inc. not later than two (2) Business Days prior to the date of this Agreement; (n) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (o) all time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (p) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (q) references to “assets” do not pertain to individuals; (r) references to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time, unless otherwise stated; and (s) the use of “ordinary course of business” shall be deemed to mean “ordinary course of business and consistent with past practice” subject to complying with any applicable COVID-19 Measures. Seller is not, and Buyer acknowledges and agrees that Seller is not (i) making any representations, warranties or covenants with respect to any Excluded Assets, Excluded Liabilities or Retained Business, (ii) making any representations or warranties with respect to any accounts receivable (including the collectability thereof or the sufficiency of the reserves with respect thereto) or (iii) required to take any actions under Article VII or Article VIII that individually or in the aggregate would, or would reasonably be expected to, adversely affect any members of the Seller Group or the Retained Business.

Section 14.17Counterparts.  This Agreement and each of the other Transaction Agreements may be executed in two (2) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Agreement by email or other electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 14.18Disclaimer of Representations and Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, Article V AND ARTICLE VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO PARTY HERETO MAKES ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, BSAI, THE ACQUIRED COMPANIES, BUYER, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE ACQUIRED INTERESTS, THE BUSINESS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE BUSINESS, THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS OR ANY OTHER RIGHTS OR LIABILITIES TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, Article V AND ARTICLE VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NO PARTY HERETO MAKES ANY REPRESENTATION OR WARRANTY AS TO NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, Article V AND ARTICLE VI (AS MODIFIED BY THE DISCLOSURE SCHEDULES), EACH PARTY HERETO EXPRESSLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION, AND ACKNOWLEDGES AND AGREES THAT IT IS NOT ENTITLED TO RELY UPON, AND THAT THE OTHER PARTY SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM, ANY OTHER REPRESENTATION, WARRANTY OR OTHER STATEMENT OF FACT OR OPINION MADE BY ANY PERSON. EACH PARTY FURTHER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY ANY PERSON TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS TERMS AND CONDITIONS OF THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE FOREGOING PROVISIONS OF THIS SECTION 14.18, NOTHING IN THIS AGREEMENT SHALL LIMIT BUYER’S REMEDIES WITH RESPECT TO CLAIMS OF FRAUD.

Section 14.19Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto. Other than in accordance with the Equity Commitment Letter, no past, present or future director, officer, employee, incorporator, member, equityholder, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, or any financial advisor or lender to, either party or any of its respective Affiliates shall have any liability for any Liabilities of Buyer under this Agreement or any other Transaction Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, except with respect to Fraud.

Section 14.20Concerning Counsel.

(a)Recognizing that Sidley Austin LLP and Potter Anderson & Corroon LLP (collectively, “Counsel”) have acted as legal counsel to Seller and the Acquired Companies (collectively, the “Clients”) for various matters prior to Closing, including in connection with this Agreement and the transactions contemplated hereby (collectively, the “Pre-Closing Engagements”), and in that connection not as counsel for any other Person, including Buyer or its Affiliates, only the Clients shall be considered clients of Counsel for purposes of the Pre-Closing Engagements. If Seller or its applicable Affiliate so desires, and without the need for any consent or waiver by Buyer or the Acquired Companies, Counsel shall be permitted to represent Seller after the Closing in connection with any matter, including anything related to the transactions contemplated hereby or any disagreement or dispute in connection therewith or any other matter relating to a Pre-Closing Engagement. Without limiting the generality of the foregoing, after the Closing, Counsel shall be permitted to represent Seller and any of its Affiliates or Representatives, in connection with any negotiation, transaction or dispute (where “dispute” includes litigation, arbitration or other adversarial proceedings) with Buyer, the Acquired Companies or any of their respective Affiliates or Representatives relating to any Pre-Closing Engagements, including indemnification claims or any other matter related to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby. Buyer, on behalf of itself and its Affiliates, including the Acquired Companies after the Closing, hereby consents to the disclosure to Seller and its Affiliates and Representatives by Counsel of any information learned by Counsel in the course of its representation of the Clients, whether or not such information is subject to the attorney-client privilege or Counsel’s duty of confidentiality and whether such disclosure is made before or after the Closing.

(b)Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing), further agrees that all communications in any form or format whatsoever between or among Counsel, Seller or the Acquired Companies, or any of their respective Affiliates or Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by Seller, shall be controlled by Seller and shall not pass to or be claimed by the Acquired Companies, Buyer or any of their respective Affiliates, and none of the Acquired Companies, Buyer or any of its respective Affiliates shall have access to any such Deal Communications, or to the files of Counsel relating thereto. For the avoidance of doubt, Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing), further agrees that (i) none of Buyer, the Acquired Companies, or any of their respective Affiliates shall use or rely on any of the Deal Communications in connection with any Action against or involving any of the parties hereto after the Closing and (ii) Seller and any of its Affiliates (excluding the Acquired Companies after the Closing) may use and rely on any of the Deal Communications in connection with any Action against or involving any of the parties hereto after the Closing. Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing), irrevocably waives and agrees not to assert any right it may have to discover or obtain information or documentation relating to the representation of the Clients by Counsel relating to any Deal Communications or any other matter related to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, notwithstanding that the Acquired Companies may be a client in the Pre-Closing

Engagements, from and after the Closing, (i) Seller shall be the sole holder of the attorney-client privilege with respect to Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) and the expectation of client confidence relating to any Deal Communications, and none of Buyer, the Acquired Companies or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Counsel in respect of the transactions contemplated by this Agreement would constitute property of the Clients, only Seller shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any Deal Communications or such files to Buyer, the Acquired Companies or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the Acquired Companies or otherwise. Notwithstanding the foregoing, if the Acquired Companies, Buyer or any of their respective Affiliates intentionally or inadvertently come into possession of Privileged Deal Communications and in the event that a dispute arises between the Acquired Companies, Buyer or any of their respective Affiliates, on the one hand, and a Third Party other than Seller or any of its Affiliates, on the other hand, the Acquired Companies, Buyer or any of their respective Affiliates may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such Third Party; provided, however, none of Buyer, the Acquired Companies or any of their respective Affiliates may waive such privilege without the prior written consent of Seller. In the event that Buyer, the Acquired Companies or any of their respective Affiliates are legally required by a Governmental Authority or applicable Law or otherwise to access, obtain or disclose a copy of all or a portion of the Deal Communications, Buyer shall cause the Acquired Companies to immediately (and, in any event, within two (2) Business Days of becoming aware of such legal requirement) notify Seller in writing (including by making specific reference to this Section 14.20) so that Seller can seek a protective order and Buyer shall, and shall cause the Acquired Companies and its and their respective Affiliates to, use all commercially reasonable efforts to assist therewith.

(c)Seller on behalf of itself and its Affiliates (including the Acquired Companies prior to the Closing) and Buyer on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (i) hereby consent to the foregoing arrangements and waive (and agree to cause their respective Affiliates to consent to the foregoing arrangements and to waive) any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder. Buyer shall not seek or having, and shall cause its Affiliates (including the Acquired Companies after the Closing) to refrain from seeking or having, Counsel disqualified from any such representation based on the prior representation of the Acquired Companies by Counsel.

Section 14.21Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller or any of its Affiliates with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets.  For the avoidance of doubt, this Section 14.21 shall not alter or relieve Seller of any of its obligations pursuant to Section 13.01.

Section 14.22Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on the date first written above by its duly authorized officer.

BEACON ROOFING SUPPLY, INC.

By	/s/ Ross D. Cooper
Name:	Ross D. Cooper
Title:	Executive Vice President & General Counsel

Equity Purchase Agreement

ASP SAILOR ACQUISITION CORP.

By	/s/ Eric L. Schondorf
Name:	Eric L. Schondorf
Title:	Vice President and Secretary

Equity Purchase Agreement

EXHIBIT A

Form of Asset and Interest Transfer Agreement

EXHIBIT B

Form of Bill of Sale

EXHIBIT C

Form of Intercompany Account Termination Agreement

EXHIBIT D

Form of Interest Assignment Agreement

EXHIBIT E

Form of IP Internal Assignment Agreement

EXHIBIT F

Form of Liability Assumption Agreement

EXHIBIT G

Form of Transition Services Agreement

EXHIBIT H

Form of Deed